As filed with the Securities and Exchange Commission on August 9, 2022.

Registration No. 333-266265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	25-1255406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

Chairman, President and Chief Executive Officer

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary R. Walker Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222 (412) 288-3131	V. Robert Jones President and Chief Executive Officer UB Bancorp 1011 Red Banks Road Greenville, NC 27858 (866) 638-0552	Jonathan Hightower Fenimore Kay Harrison LLP 191 Peachtree Street NE, Suite 849 Atlanta, GA 30303 (770) 282-5111

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective date of the merger of UB Bancorp with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. F.N.B. Corporation may not sell the shares of its common stock to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement it filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 9, 2022

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear UB Bancorp Shareholders:

On May 31, 2022, F.N.B. Corporation, or F.N.B., and UB Bancorp, entered into an Agreement and Plan of Merger that provides for the combination of the two companies. This combination will take place by merging UB Bancorp with and into F.N.B., with F.N.B. being the surviving corporation. We refer to this combination as the “merger,” and the Agreement and Plan of Merger as the “merger agreement.”

If the merger is completed, UB Bancorp will cease to exist as a separate corporation and UB Bancorp shareholders will no longer own shares of common stock of UB Bancorp. Pursuant to the terms and subject to the conditions set forth in the merger agreement, the merger will cause each outstanding share of UB Bancorp common stock to automatically convert into the right to receive merger consideration from F.N.B. consisting of 1.61 shares of F.N.B. common stock and cash in lieu of any fractional shares of F.N.B. common stock. Based on the number of shares of UB Bancorp common stock that were outstanding or reserved for issuance under its equity incentive plans as of August 5, 2022, F.N.B. estimates that it will need to issue, or reserve for issuance, 9,800,000 shares of its common stock in the aggregate to pay the merger consideration under the merger agreement. After completion of the merger, it is expected that F.N.B. shareholders will, as a group, own approximately 97% of the surviving corporation and UB Bancorp shareholders will, as a group, own approximately 3% of the surviving corporation.

The proxy statement/prospectus which accompanies this letter contains important information about the special meeting of UB Bancorp shareholders, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 18, for a discussion of risks you should consider in evaluating the proposed merger and how it will affect you. You also can obtain information about F.N.B. from the documents that it has filed with the Securities and Exchange Commission.

F.N.B. and UB Bancorp cannot complete the merger unless UB Bancorp shareholders approve the merger agreement and the merger.

You are cordially invited to attend a special meeting of the shareholders of UB Bancorp to be held at the Hilton Hotel Events Center, located at 207 SW Greenville Boulevard, Greenville, North Carolina 27834, on September 21, 2022 at 11:00 a.m. Eastern Time.

Please take the time to cast your vote in advance of or at the special meeting, whether by proxy or via the Internet at the special meeting. Every shareholder’s vote is important, regardless of the number of shares you own.

At the special meeting, you will be asked to vote on (1) a proposal to approve the merger agreement and the merger, and (2) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement and the merger. UB Bancorp’s entire board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of UB Bancorp and its shareholders, and unanimously recommends that you vote “FOR” approval of the merger agreement and the merger, and “FOR” approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement and the merger.

Please be aware that, although the number of shares of F.N.B. common stock that UB Bancorp shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of F.N.B. common stock and will not be known at the time of the special meeting. Based on the closing price of F.N.B. common stock on the New York Stock Exchange, or NYSE, on May 31, 2022, the last trading day before public announcement of the merger, the 1.61 exchange ratio represented approximately $19.56 in value for each share of UB Bancorp common stock. Based on F.N.B.’s closing price on August 5, 2022 of $12.05, the 1.61 exchange ratio represented approximately $19.40 in value for each share of UB Bancorp common stock. We urge you to obtain current market quotations for F.N.B. common stock (trading symbol “FNB”) and UB Bancorp common stock, which is traded on the OTCQX Best Market (trading symbol “UBNC”). The 1.61 exchange ratio is fixed and is not subject to adjustment based on changes in the market prices of F.N.B. or UB Bancorp common stock; provided that UB Bancorp may terminate the merger agreement if the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds, unless F.N.B. elects to increase the exchange ratio as determined by a formula outlined in the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 87 of the accompanying proxy statement/prospectus.

Again, we encourage every shareholder to vote. Whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

I look forward to seeing you at the special meeting and I appreciate your continued support.

Sincerely,

/s/ V. Robert Jones

V. Robert Jones
President and Chief Executive Officer
UB Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the F.N.B. common stock to be issued pursuant to this proxy statement/prospectus, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Shares of F.N.B. common stock are not savings or deposit accounts or other obligations of any bank or savings association, and the shares of F.N.B. common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is August 10, 2022, and it is first being mailed or otherwise delivered to the shareholders of UB Bancorp on or about August 11, 2022.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by F.N.B., constitutes a prospectus of F.N.B. under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of F.N.B. common stock to be issued to shareholders of UB Bancorp pursuant to the merger agreement between F.N.B. and UB Bancorp. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of shareholders of UB Bancorp.

No person has been authorized to give any information or make any representation about the merger or F.N.B. or UB Bancorp that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to the shareholders of UB Bancorp nor the issuance of F.N.B. common stock in the merger shall create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding F.N.B. has been provided by F.N.B. and information contained in this document regarding UB Bancorp has been provided by UB Bancorp.

All references in this proxy statement/prospectus to “F.N.B.” refer to F.N.B. Corporation, a Pennsylvania corporation and all references to “First National Bank of Pennsylvania” refer to First National Bank of Pennsylvania, a national banking association and wholly owned subsidiary of F.N.B. All references in this proxy statement/prospectus to “UB Bancorp” refer to UB Bancorp, a North Carolina corporation, and all references to “Union Bank” refer to Union Bank, a North Carolina state-chartered bank. All references in this proxy statement/prospectus to the “combined company” refer to F.N.B. immediately following completion of the merger. All references in this proxy statement/prospectus to “F.N.B. common stock” refer to the common stock of F.N.B., par value $0.01 per share, and all references in this proxy statement/prospectus to “UB Bancorp common stock” refer to the common stock of UB Bancorp, no par value. All references in this proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated May 31, 2022, by and between F.N.B. and UB Bancorp. All references in this proxy statement/prospectus to “we,” “our” and “us” refer to F.N.B. and UB Bancorp collectively, unless otherwise indicated or as the context requires.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about F.N.B. Corporation from documents filed with or furnished to the U.S. Securities and Exchange Commission, or the “SEC,” which are not included in or delivered with this document. We have listed the documents containing this information on page 110 of this proxy statement/prospectus.

You can obtain any of the documents that F.N.B. has filed with or furnished to the SEC from the SEC’s website at http://www.sec.gov. You can obtain any of the documents that UB Bancorp has disclosed via the OTC Markets website at https://www.otcmarkets.com/stock/UBNC/disclosure. This information is also available to you without charge upon your written or oral request. To request copies of any of such documents, shareholders may contact F.N.B. or UB Bancorp, as applicable, at the address or telephone number given for the company below.

F.N.B. CORPORATION	UB BANCORP

One North Shore Center 12 Federal Street Pittsburgh, Pennsylvania 15212 Attention: James G. Orie, Chief Legal Officer Telephone: (724) 983-3435	1011 Red Banks Road Greenville, NC 27858 Attention: Scott C. McLean, Secretary Telephone: (866) 638-0552

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the UB Bancorp special meeting, you should make your request to F.N.B. or UB Bancorp, as the case may be, no later than September 14, 2022.

If you have questions about the merger or the UB Bancorp special meeting, would like additional copies of this document or proxy cards, or need any other information related to the proxy solicitation, you may also contact D.F. King & Co., Inc., the proxy solicitor retained by UB Bancorp, at (800) 735-3591 or (212) 269-5550 for banks and brokers or at UBNC@dfking.com.

See “Where You Can Find More Information” on page 110 of this proxy statement/prospectus for more details.

1011 Red Banks Road

Greenville, NC 27858

Telephone: (866) 638-0552

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, SEPTEMBER 21, 2022

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of UB Bancorp (the “special meeting”) will be held at 11:00 a.m., Eastern Time, on Wednesday, September 21, 2022, at the Hilton Hotel Events Center located at 207 SW Greenville Boulevard, Greenville, North Carolina 27834.

The special meeting will be held for the purposes of allowing UB Bancorp shareholders to consider and vote upon the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated May 31, 2022, by and between UB Bancorp and F.N.B. Corporation (“F.N.B.”), as it may be amended from time to time (the “merger agreement”), and the merger of UB Bancorp with and into F.N.B. (the “merger”) on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

2.

A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

UB Bancorp has fixed the close of business on August 5, 2022 as the record date for the special meeting. Only UB Bancorp shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof.

The UB Bancorp board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and are fair to and in the best interests of UB Bancorp and its shareholders. The UB Bancorp board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that UB Bancorp shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Holders of UB Bancorp common stock have the right to dissent from the merger and demand appraisal rights, provided the requirements of North Carolina law governing appraisal rights are followed. A copy of Article 13 of the North Carolina Business Corporation Act, which we also refer to as the NCBCA, which governs appraisal rights, is attached as Appendix D to the accompanying proxy statement/prospectus. Holders of UB Bancorp common stock who do not vote in favor of approval of the merger proposal may demand, in accordance with Article 13 of the NCBCA, that F.N.B. purchase their shares for cash at their fair market value as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. The specific details of the steps a shareholder must follow to perfect appraisal rights are detailed in Article 13 of the NCBCA, attached hereto as Appendix D which should be read carefully and followed precisely. The failure to follow the steps prescribed in these sections may result in the loss of the rights of dissenting shareholders to receive the appraised value of their shares.

FAILURE TO STRICTLY FOLLOW THE STEPS REQUIRED BY ARTICLE 13 OF THE NCBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. In view of the complexity of the provisions of Article 13 of the NCBCA, shareholders who are considering exercising appraisal rights are urged to consult their own legal advisors.

Your vote at the special meeting is very important to us. We cannot complete the merger unless UB Bancorp shareholders approve the merger proposal. Assuming a quorum is present, the affirmative vote of a majority of the outstanding shares of UB Bancorp common stock entitled to vote on the merger proposal is required to approve the merger proposal. Assuming a quorum is present, if more shares vote for the adjournment proposal than vote against it, the adjournment proposal will be approved. Pursuant to the NCBCA and UB Bancorp’s bylaws, only the matters set forth in this Notice of Special Meeting of Shareholders may be brought before the UB Bancorp special meeting.

The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the UB Bancorp special meeting. Please carefully review the proxy statement/prospectus, including the appendices thereto and the documents incorporated by reference therein.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF UB BANCORP COMMON STOCK YOU OWN. Whether or not you plan to attend the UB Bancorp special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a bank, broker, trustee, or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your bank, broker, trustee, or other nominee.

If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 735-3591 or (212) 269-5550 for banks and brokers or at UBNC@dfking.com.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ V. Robert Jones

V. Robert Jones
President and Chief Executive Officer

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the UB Bancorp special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you. Additional important information about F.N.B., UB Bancorp, and the proposed merger is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Where You Can Find More Information.”

Q.	What is the merger?

A.

F.N.B. and UB Bancorp have entered into an Agreement and Plan of Merger, or the merger agreement, which provides for the merger of UB Bancorp and F.N.B. The purpose of the merger is to combine the businesses and operations of UB Bancorp with those of F.N.B. In the merger, UB Bancorp will be merged with and into F.N.B., the separate corporate existence of UB Bancorp will cease, and F.N.B. will be the surviving corporation. If the merger is completed, all shares of UB Bancorp common stock will be cancelled. In exchange for cancellation of all shares of UB Bancorp common stock, F.N.B. is offering to pay UB Bancorp shareholders merger consideration consisting of 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock, and cash in lieu of any fractional shares of F.N.B. common stock. The merger agreement also contains the other terms of the merger and the conditions which must be satisfied to complete the merger. See “The Merger Agreement” for a summary of the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

In addition, in order to complete the combination of their businesses, F.N.B. and UB Bancorp agreed that their principal operating subsidiaries should merge with each other. After the merger between F.N.B. and UB Bancorp is completed, Union Bank, the wholly-owned bank subsidiary of UB Bancorp, will merge with and into First National Bank of Pennsylvania, the wholly-owned bank subsidiary of F.N.B., which we refer to as the bank merger. As a result of this bank merger, the separate corporate existence of Union Bank will cease, and First National Bank of Pennsylvania will continue as the surviving bank.

The merger between F.N.B. and UB Bancorp cannot be completed unless, among other things, UB Bancorp shareholders approve the merger proposal.

Q.	Why am I receiving this document?

A.

This document is being delivered to UB Bancorp shareholders to provide notice of the UB Bancorp special meeting of shareholders and because the UB Bancorp board of directors is using this document as a proxy statement to solicit the proxies of the shareholders of UB Bancorp, for use at the special meeting to be held by UB Bancorp. The UB Bancorp board of directors has called a special meeting of UB Bancorp shareholders in order to obtain their approval of the merger agreement and the merger and related matters.

This document also is a prospectus of F.N.B. pursuant to which F.N.B. is offering shares of its common stock to UB Bancorp shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting and other related matters. You should read this proxy statement/prospectus carefully. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q.	What will holders of UB Bancorp common stock receive in the merger?

A.

Holders of UB Bancorp common stock will be entitled to receive merger consideration consisting of shares of F.N.B. common stock. Upon completion of the merger of UB Bancorp with and into F.N.B., each share of UB Bancorp common stock issued and outstanding immediately prior to that time (except for shares held in treasury by UB Bancorp and shares held by F.N.B. or subsidiaries of UB Bancorp or F.N.B. other than in a fiduciary capacity or as a result of debts previously contracted), will be converted into the right to receive 1.61 shares of F.N.B. common stock. F.N.B. will pay cash in lieu of issuing fractional shares of F.N.B. common stock.

Q.	What will F.N.B. shareholders receive in the merger?

A.

Upon completion of the merger of UB Bancorp with and into F.N.B., F.N.B. shareholders will not receive any merger consideration and will continue to hold the shares of F.N.B. common stock that they currently hold.

Q.	What is the value of the merger consideration that UB Bancorp shareholders will receive?

A.

Although the number of shares of F.N.B. common stock being offered to UB Bancorp shareholders as merger consideration is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed, based upon the market value of a share of F.N.B. common stock. The market price of F.N.B. common stock may change at any time. Consequently, the total dollar value of the F.N.B. common stock that UB Bancorp shareholders receive upon completion of the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus.

Based on the closing stock price of F.N.B. common stock on the NYSE on May 31, 2022, the last trading day before public announcement of the merger, of $12.15, and the exchange ratio of 1.61, the value of the per share merger consideration would be $19.56 for each share of UB Bancorp common stock. Based on F.N.B.’s estimate that the maximum number of shares of F.N.B. common stock issuable in the merger is 9,800,000 shares, the aggregate value of the merger consideration payable to UB Bancorp shareholders would be approximately $119,070,000 based on the closing stock price of F.N.B. common stock on the NYSE on May 31, 2022. The maximum number of shares of F.N.B. common stock issuable in the merger was determined by including the number of shares of UB Bancorp common stock outstanding and reserved for issuance under UB Bancorp’s its equity incentive plans.

Using the closing stock price of F.N.B. common stock on the NYSE on August 5, 2022, the latest practicable date before the date of this proxy statement/prospectus, of $12.05, and the exchange ratio of 1.61, the value of the per share merger consideration would be $19.40 for each share of UB Bancorp common stock. Based on F.N.B.’s estimate that the maximum number of shares of F.N.B. common stock issuable in the merger is 9,800,000 shares, the aggregate value of the merger consideration payable to UB Bancorp shareholders would be approximately $118,090,000 based on the closing stock price of F.N.B. common stock on the NYSE on August 5, 2022.

We urge you to obtain current market quotations for F.N.B. common stock and UB Bancorp common stock. We can provide no assurance as to future prices of F.N.B. common stock or UB Bancorp common stock. Any fluctuation in the market price of F.N.B. common stock after the date of this proxy statement/prospectus will change the value of the shares of F.N.B. common stock that UB Bancorp shareholders will receive.

Q:	What will happen if the trading price of F.N.B. common stock decreases significantly prior to completion of the merger?

A:

Because the merger consideration is fixed, F.N.B. and UB Bancorp agreed to include provisions in the merger agreement by which UB Bancorp would have an opportunity to terminate the merger agreement if the F.N.B. average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds, unless F.N.B. elects to increase the exchange ratio as determined by a formula outlined in the merger agreement, as discussed in further detail in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 87.

Q.	What happens if a UB Bancorp shareholder is eligible to receive a fraction of a share of F.N.B. common stock as part of the per share merger consideration?

A.

If the aggregate number of shares of F.N.B. common stock that a UB Bancorp shareholder is entitled to receive as part of the per share merger consideration includes a fraction of a share of F.N.B. common stock, the shareholder will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Treatment of UB Bancorp Common Stock” beginning on page 73.

Q.	What will holders of UB Bancorp stock options or restricted stock awards receive in the merger?

A.

Stock Option Awards. Upon completion of the merger, each outstanding UB Bancorp stock option will be converted automatically into an option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of UB Bancorp common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio of 1.61. The per share exercise price (rounded up to the nearest whole cent) of the converted option will be equal to the per share exercise price under the UB Bancorp stock option divided by the exchange ratio of 1.61. The converted stock options otherwise will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger other than accelerated vesting and, in some cases, extensions of the duration of the timeframe during which the options can be exercised.

Restricted Stock Awards. Under the merger agreement, at the effective time of the merger, each restricted stock award with respect to shares of UB Bancorp common stock that is outstanding immediately prior to the effective time of the merger will, if and to the extent provided pursuant to the terms of the applicable award agreement and equity plan, become fully vested immediately prior to the effective time of the merger. Shares of UB Bancorp common stock issued or due as a result of such vesting will be treated as issued to the holder of the applicable restricted stock award and converted automatically into the right to receive (i) 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of UB Bancorp common stock subject to such stock award will be treated in the same manner as all other shares of UB Bancorp common stock for such purposes. Any unvested restricted stock awards that do not vest in accordance with the applicable award agreement and equity plan will be converted into restricted stock of F.N.B., as adjusted to take into account the exchange ratio, and will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Q.	What will happen to UB Bancorp as a result of the merger?

A.

If the merger is completed, UB Bancorp will be merged with and into F.N.B., with F.N.B. surviving the merger as the surviving corporation. Following the merger, UB Bancorp will cease to exist by operation of law and will no longer be a publicly held company. UB Bancorp shareholders will no longer own an interest in UB Bancorp. Following the merger, trading for UB Bancorp common stock will be terminated on the OTCQX market (the “OTCQX”)

Q.	What equity stake will UB Bancorp shareholders hold in F.N.B. immediately following the merger?

A.

Based on the number of issued and outstanding shares of F.N.B. common stock and UB Bancorp common stock as of August 5, 2022, and based on the exchange ratio of 1.61, without giving effect to any shares of F.N.B. common stock held by UB Bancorp shareholders prior to the merger, holders of shares of UB Bancorp common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 3% of the shares of F.N.B. common stock that are issued and outstanding immediately following the completion of the merger.

Q.	When will the merger be completed?

A.

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory conditions, tax opinions, and approval of the merger proposal by the holders of UB Bancorp common stock. F.N.B. and UB Bancorp currently expect the merger will be completed in late 2022, but not before September 30, 2022. Neither UB Bancorp nor F.N.B. can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. See “The Merger—Regulatory Approvals Required for the Merger and the Bank Merger” beginning on page 65.

Q.	What am I being asked to vote on?

A.	UB Bancorp shareholders are being asked to consider and vote on the following proposals:

1.

To approve the merger agreement and the merger of UB Bancorp with and into F.N.B. on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A.

2.	To approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

UB Bancorp will transact no other business at the UB Bancorp special meeting, except for business properly brought before the UB Bancorp special meeting or any adjournment or postponement thereof.

The merger cannot be completed unless the merger proposal is approved by the UB Bancorp shareholders.

Q.	How does the UB Bancorp board of directors recommend that UB Bancorp shareholders vote at the UB Bancorp special meeting?

A.	The UB Bancorp board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q.	When and where will the UB Bancorp special meeting be held?

A.

The special meeting of shareholders of UB Bancorp will be held at 11:00 a.m., Eastern Time, on Wednesday, September 21, 2022, at the Hilton Hotel Events Center, located at 207 SW Greenville Boulevard, Greenville, North Carolina 27834.

Q.	What is the record date for the UB Bancorp special meeting?

A.

Only holders of UB Bancorp common stock who held shares at the close of business on August 5, 2022, which we refer to as the record date, are entitled to receive notice of and to vote at the UB Bancorp special meeting.

Q:	What happens if I sell my shares after the record date but before the UB Bancorp special meeting?

A:

The record date is earlier than the date of the UB Bancorp special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of UB Bancorp common stock after the record date but before the date of the UB Bancorp special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but, with respect to UB Bancorp common stock, you will not have the right to receive the merger consideration in connection with the merger. In order to receive the merger consideration, you must hold your shares of UB Bancorp common stock through completion of the merger.

Q.	What do I need to do now?

A.

You should first carefully read this proxy statement/prospectus, including the appendices and the documents that F.N.B. incorporates by reference in this proxy statement/prospectus. See “Where You Can Find More

Information” on page 110 for information about documents incorporated by reference. After you have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the UB Bancorp special meeting. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your bank, broker, trustee, or other nominee if your shares are held in the name of your bank, broker, trustee or other nominee.

Q.	How do I vote and what is the deadline?

A.

If you are a shareholder of record of UB Bancorp as of the record date you may vote your shares of common stock of UB Bancorp on the matters presented at the special meeting by any of the following methods:

•	Vote by Internet: You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxyvote.com and following the instructions on your proxy card.

•	Vote by Telephone: You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your proxy card and listening for further directions.

•	Vote By Mail: If you received a printed copy of this proxy statement/prospectus, you may complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the UB Bancorp special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the UB Bancorp special meeting.

If you hold your shares in “street name” through a bank, broker, trustee, or other nominee, your bank, broker, trustee, or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, trustee, or other nominee, to vote your shares in person at the special meeting. If a beneficial shareholder would like to attend the special meeting and cast a vote in person, they may do so by requesting a legal proxy from their bank or broker. Instructions for obtaining a legal proxy are also available at www.proxyvote.com.

Q.	If my shares of UB Bancorp common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares of common stock for me?

A.

No. Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion only on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. Under the NYSE rules, all of the proposals to be voted on at the UB Bancorp special meeting are considered “non-routine” matters. Because none of the proposals to be voted on at the UB Bancorp special meeting are “routine,” UB Bancorp does not expect brokers to have discretionary authority to vote. As a result, if you hold your shares of UB Bancorp common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker, trustee or other nominee how to vote your shares in one of the ways indicated by your bank, broker, trustee or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker, trustee or other nominee on how to vote.

Please follow the voting instructions provided by your bank, broker, trustee, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to UB Bancorp, or in person at the UB Bancorp special meeting, unless you provide a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, trustee, or other nominee.

Q.	What constitutes a quorum at the UB Bancorp special meeting?

A.

To conduct business at the special meeting, a quorum of shareholders must be present. The presence at the UB Bancorp special meeting or by proxy of the holders of record of a majority of UB Bancorp common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum to transact business at the special meeting. Abstentions are counted as shares present at the meeting for purposes of determining a quorum. Broker-non votes (if any) will not be counted toward a quorum because none of the proposals to be voted on at the UB Bancorp special meeting are “routine” matters for which brokers may have discretionary authority to vote.

Q.	What vote is required to approve each proposal at the UB Bancorp special meeting?

A.

The merger proposal requires the affirmative vote of at least a majority of the outstanding shares of UB Bancorp common stock entitled to vote on the matter in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet, by telephone, or in person at the UB Bancorp special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to one of these proposals, it will have the same effect as a vote “AGAINST” the proposal.

The adjournment proposal requires more shares of UB Bancorp common stock be voted in favor of the proposal than against it in order for the adjournment proposal to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet, by telephone, or in person at the UB Bancorp special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to one of these proposals, it will no effect on the approval of the adjournment proposal, assuming a quorum is present.

Q.	Are there any voting agreements in place with existing shareholders of UB Bancorp?

A.

Yes. In connection with the merger agreement, each director and executive officer of UB Bancorp, and Franklin Street Trust Company, each solely in its capacity as a UB Bancorp shareholder, entered into voting agreements with F.N.B. In the voting agreements, each of these shareholders agreed to vote all shares of UB Bancorp common stock that they own of record or beneficially, and that they subsequently acquire, and are entitled to vote, in favor of approval of the merger agreement and the merger. As of August 5, 2022, there were 1,016,228 shares of UB Bancorp common stock subject to the voting agreements (excluding stock options) and entitled to vote, which represented approximately 17.0% of the outstanding shares of UB Bancorp common stock entitled to vote as of that date.

Q.	What does it mean if I get more than one set of voting materials?

A.

UB Bancorp shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of UB Bancorp common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one proxy statement/prospectus and/or set of voting instructions relating to the applicable shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q.	What if I do not specify how I want to vote my shares on my proxy card?

A.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the UB Bancorp common stock represented by your proxy will be voted as recommended by the UB Bancorp board of directors with respect to that proposal, including “FOR” the merger proposal, in which case you will be prohibited from asserting statutory appraisal rights.

Q.	May I change my vote after I have returned my proxy card?

A.	Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is voted by:

•	giving written notice to UB Bancorp’s Corporate Secretary, Scott C. McLean, at UB Bancorp, 1011 Red Banks Road, Greenville, North Carolina 27858, either prior to or at the special meeting;

•	by timely delivering a new valid proxy bearing a later date either by mail, electronic vote over the Internet or by telephone; or

•	attending the special meeting and voting at the special meeting.

If you hold your shares in street name through a bank, broker, trustee, or other nominee, you must contact your bank, broker, trustee or other nominee to revoke your proxy or change your vote.

Q.	If I am a UB Bancorp shareholder, should I send in my UB Bancorp stock certificates now?

A.

No. Please do not send in your UB Bancorp stock certificates with your proxy. After the merger is completed, F.N.B.’s exchange agent will send you instructions for exchanging your UB Bancorp stock certificates for the merger consideration. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page 74.

Q.	What should UB Bancorp shareholders do if they hold their shares of UB Bancorp common stock in book-entry form?

A.

You are not required to take any special additional actions if your shares of UB Bancorp common stock are held in book-entry form. After the completion of the merger, shares of UB Bancorp common stock held in book-entry form will be automatically exchanged for the merger consideration, including shares of F.N.B. common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q.	Whom should I contact if I cannot locate my UB Bancorp stock certificates?

A.

If you are unable to locate your original UB Bancorp stock certificate(s) prior to the effective date of the merger, you should contact Broadridge Corporate Issuer Solutions, Inc., UB Bancorp’s transfer agent, at Broadridge Corporate Issuer Solutions, Inc., Shareholder Services Department at (855) 449-0975.

After the effective date of the merger, if a UB Bancorp stock certificate has been lost, stolen or destroyed, the exchange agent for the merger will issue the F.N.B. common stock payable under the merger agreement to the shareholder upon receipt of an affidavit by the shareholder regarding the loss of his or her stock certificate. F.N.B. or the exchange agent may require the shareholder to post a bond in a reasonable amount as indemnity against any claim that may be made against F.N.B. or the exchange agent with respect to the shareholder’s lost, stolen or destroyed UB Bancorp stock certificate.

Q.	What are the U.S. federal income tax consequences of the merger to UB Bancorp shareholders?

A.

Holders of UB Bancorp common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of UB Bancorp common stock for shares of F.N.B. common stock in the merger, except with respect to any cash received instead of fractional shares of F.N.B. common stock and for UB Bancorp shareholders who exercise their appraisal rights with respect to the merger. The obligations of F.N.B. and UB Bancorp to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of F.N.B. and UB Bancorp of the opinion of its counsel to the effect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 92 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q.	What are the conditions to complete the merger?

A.

The obligations of F.N.B. and UB Bancorp to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, and approval by the holders of UB Bancorp common stock of the merger proposal. For more information, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 86.

Q.	What happens if the merger is not completed?

A.

If the merger is not completed, UB Bancorp shareholders will not receive any shares of F.N.B. common stock, cash or any other consideration in exchange for their shares. UB Bancorp will remain an independent company and its common stock will continue to be traded on the OTCQX.

Q.	Are UB Bancorp shareholders entitled to appraisal rights in connection with the merger?

A.	Yes. UB Bancorp shareholders are entitled to appraisal rights under North Carolina law. For further information, see “The Merger—Appraisal Rights.”

Q.	In which state is F.N.B. incorporated?

A.

F.N.B. is a corporation incorporated under the laws of Pennsylvania. See “Comparison of Shareholders’ Rights” in this proxy statement/prospectus for a summary of the rights of F.N.B. shareholders under Pennsylvania law and the F.N.B. articles of incorporation and bylaws.

Q:	Will a proxy solicitor be used?

A:

Yes. UB Bancorp has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the UB Bancorp special meeting, and estimates it will pay D.F. King $15,000 plus related fees for any additional services and reasonable out-of-pocket expenses. UB Bancorp has also agreed to indemnify D.F. King against certain losses. In addition, UB Bancorp officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q.	Who can answer my questions about the merger and the special meeting?

A.

If you have additional questions about the merger or the special meeting, need assistance with submitting your proxy or would like to request additional copies of this document or the enclosed proxy card, you should contact D.F. King at (800) 735-3591 or (212) 269-5550 for banks and brokers or at UBNC@dfking.com.

SUMMARY

This summary provides a brief overview of key aspects of the merger and the merger agreement; the UB Bancorp special meeting; and the proposed common stock issuance by F.N.B. in the merger. This summary contains the information that UB Bancorp and F.N.B. considered to be most significant. We encourage you to read carefully this entire proxy statement/prospectus and its appendices, as well as information incorporated into this proxy statement/prospectus, in order to understand the merger and the proposed common stock issuance by F.N.B. more fully. For information on how to obtain, free of charge, copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 110. Each item in this summary refers to the page of this proxy statement/prospectus on which the subject is discussed in more detail.

The Parties to the Merger

F.N.B.	Corporation (Page 34)

F.N.B. is registered as a financial holding company and bank holding company with the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), under the Bank Holding Company Act of 1956 (which we refer to as the “BHC Act”), and operates as a diversified financial services company in seven states and the District of Columbia. F.N.B.’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C. and Northern Virginia; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. As of June 30, 2022, F.N.B. had 338 branches throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington D.C. and Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. Consumer banking provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Wealth management services include asset management, private banking and insurance.

The principal trading market for F.N.B. common stock (NYSE: FNB) is the NYSE. The principal executive offices of F.N.B. are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212, telephone number (800) 555-5455. Its Internet website is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about F.N.B. from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 110.

UB Bancorp (Page 34)

UB Bancorp is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Union Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the North Carolina Office of the Commissioner of Banks. UB Bancorp is a corporation organized under the laws of the State of North Carolina. UB Bancorp’s common stock is traded on the OTCQX Best Market under the symbol “UBNC.” UB Bancorp’s principal executive offices are located at 1011 Red Banks Road, Greenville, North Carolina 27858, and its telephone number is (866) 638-0552.

More information about UB Bancorp is available by visiting unionbanknc.com and then clicking the link to “Investor Relations.” Information contained on UB Bancorp’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. For additional information regarding UB Bancorp’s business, financial condition, results of operations and other important information, please refer to UB Bancorp’s filings with the OTCQX, including its Annual Report for the year ended December 31, 2021. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page 110.

The Merger

The	Merger and the Merger Agreement (Pages 39 and 72 and Appendix A)

The merger agreement, which provides the terms and conditions on which UB Bancorp will merge with and into F.N.B., is attached to this document as Appendix A. We encourage you to read the merger agreement carefully and in its entirety. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, UB Bancorp will merge with and into F.N.B., and F.N.B. will be the surviving entity. As a result of the merger,

•	UB Bancorp’s businesses will be combined with F.N.B.’s businesses, and UB Bancorp will cease to exist as a separate legal entity.

•	The articles of incorporation and bylaws of F.N.B. will be the articles of incorporation and bylaws of the surviving entity.

•	The board of directors of F.N.B. will be the board of directors of the surviving entity.

•	The executive officers of F.N.B. will be the executive officers of the surviving entity.

After the merger between F.N.B. and UB Bancorp is completed, Union Bank will merge with and into First National Bank of Pennsylvania, and First National Bank of Pennsylvania will continue as the surviving bank. Union Bank and First National Bank of Pennsylvania have entered into a separate agreement of merger setting forth their agreement to merge and the terms and conditions of their merger. The form of the agreement of merger between the banks is attached as Exhibit B to the merger agreement between F.N.B. and UB Bancorp.

Merger Consideration (Page 73)

The merger consideration to UB Bancorp shareholders will be shares of F.N.B. common stock, which will be paid at a fixed exchange ratio of 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock that is outstanding immediately before the merger occurs. Cash will be paid in lieu of any fractional shares of F.N.B. common stock which a UB Bancorp shareholder would otherwise be entitled to receive.

Based on the exchange ratio and the number of shares of UB Bancorp common stock outstanding and reserved for issuance under its equity incentive plans as of August 5, 2022, the maximum number of shares of F.N.B. common stock estimated to be issuable in the merger is 9,800,000, which represents total aggregate merger consideration of approximately 118,090,000 in value, based on the closing price of F.N.B.’s common stock on August 5, 2022 of $12.05. After completion of the merger, without giving effect to any shares of F.N.B. common stock held by UB Bancorp shareholders prior to the merger, we expect that F.N.B. shareholders will, as a group, own approximately 97% of the surviving corporation and UB Bancorp shareholders will, as a group, own approximately 3% of the surviving corporation.

Treatment of UB Bancorp Equity Awards (Page 73)

Stock Option Awards. Upon completion of the merger, each outstanding UB Bancorp stock option will be converted automatically into an option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of UB Bancorp common stock subject to the option and the exchange ratio of 1.61. The per share exercise price (rounded up to the nearest whole cent) of the converted option will be equal to the per share exercise price under the UB Bancorp stock option divided by the exchange ratio of 1.61. The converted stock options otherwise will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger other than accelerated vesting and, in some cases, extensions of the duration of the timeframe during which the options can be exercised.

Restricted Stock Awards. Under the merger agreement, at the effective time of the merger, each restricted stock award with respect to shares of UB Bancorp common stock that is outstanding immediately prior to the effective time of the merger will, if and to the extent provided pursuant to the terms of the applicable award agreement and equity plan, become fully vested immediately prior to the effective time of the merger. Shares of UB Bancorp common stock issued or due as a result of such vesting will be treated as issued to the holder of the applicable restricted stock award and converted automatically into the right to receive (i) 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of UB Bancorp common stock subject to such stock award will be treated in the same manner as all other shares of UB Bancorp common stock for such purposes. Any unvested restricted stock that does not vest in accordance with the applicable award agreement and equity plan will be converted into restricted stock of F.N.B., as adjusted to take into account the exchange ratio, and will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Comparative Market Prices and Dividends (Page 28)

F.N.B. common stock is listed on the NYSE under the symbol “FNB”; and UB Bancorp common stock is traded on the OTCQX under the symbol “UBNC.” The table on page 28 of this proxy statement/prospectus lists the quarterly price range of F.N.B. common stock and UB Bancorp common stock from the quarter ended March 31, 2020 through August 5, 2022, as well as any quarterly cash dividends F.N.B. or UB Bancorp have paid during the same time period on its respective common stock.

The following table shows the closing prices of F.N.B. common stock and UB Bancorp common stock as reported on May 31, 2022, the last trading day before F.N.B. and UB Bancorp announced they had entered into the merger agreement, and on August 5, 2022, the last practicable trading day before the date we printed and mailed this proxy statement/prospectus. This table also presents the pro forma equivalent per share value of a share of UB Bancorp common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 1.61, the exchange ratio in the merger.

	F.N.B. Common Stock	UB Bancorp Common Stock	Pro Forma Equivalent Value of One Share of UB Bancorp Common Stock
May 31, 2022	$12.15	$17.75	$19.56
August 5, 2022	12.05	18.06	19.40

The market price of F.N.B. common stock may change at any time. Consequently, the total dollar value of the F.N.B. common stock that you will receive upon completion of the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus. We urge you to obtain current market quotations for F.N.B. common stock and UB Bancorp common stock. We can provide no assurance as to future prices of F.N.B. common stock or UB Bancorp common stock.

Recommendation of the UB Bancorp Board of Directors (Page 44)

The UB Bancorp board of directors determined that the merger agreement and the transactions described in the merger agreement, including the merger, are advisable and in the best interests of UB Bancorp and its shareholders and recommends that UB Bancorp shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.

Each of the directors and executive officers of UB Bancorp and Franklin Street Trust Company have entered into voting agreements with F.N.B., solely in their capacity as a shareholder of UB Bancorp, in which they have agreed to vote in favor of the merger proposal and the adjournment proposal. The form of the voting agreement they executed is included as Appendix B to this proxy statement/prospectus. F.N.B. did not request voting agreements from any other shareholders of UB Bancorp. As of August 5, 2022, there were 1,016,228 shares of UB Bancorp common stock subject to the voting agreements (excluding options) and entitled to vote at the special meeting, which represented approximately 17.0% of the outstanding shares of UB Bancorp common stock entitled to vote at the special meeting as of that date.

Opinion of UB Bancorp’s Financial Advisor in Connection with the Merger (Page 46 and Appendix C)

In connection with the merger, UB Bancorp’s financial advisor, Piper Sandler & Co. (“Piper Sandler”), delivered a written opinion, dated May 31, 2022, to the UB Bancorp board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of UB Bancorp common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Appendix C to this document. The opinion was for the information of, and was directed to, the UB Bancorp board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of UB Bancorp to engage in the merger or enter into the merger agreement or constitute a recommendation to the UB Bancorp board of directors in connection with the merger, and it does not constitute a recommendation to any holder of UB Bancorp common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.

Exchange and Payment Procedures (Page 74)

Upon, or as soon as practicable after, completing the merger, F.N.B. will deposit with the exchange agent, Broadridge Corporate Issuer Solutions, Inc., book entry shares representing the aggregate number of shares of F.N.B. common stock issuable under the merger agreement in exchange for the outstanding shares of UB Bancorp common stock. F.N.B. will also deposit a cash amount sufficient to cover any dividends or distributions that may be payable to UB Bancorp shareholders under the merger agreement, and any cash that may be payable in lieu of the fractional shares of F.N.B. common stock which the UB Bancorp shareholders otherwise would be entitled to receive in the merger.

As soon as practicable after completing the merger, but in any event, no later than seven business days after the merger is completed, F.N.B.’s exchange agent will mail each holder of record of UB Bancorp common stock a letter of transmittal with instructions for surrendering their shares of UB Bancorp common stock in exchange for the merger consideration. Holders of UB Bancorp common stock will be entitled to receive merger consideration consisting of 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock owned by the holder and cash in lieu of any fractional shares of F.N.B. common stock that otherwise would be issuable to the holder. To receive the merger consideration, a shareholder must surrender his or her UB Bancorp stock certificates to the exchange agent, together with properly completed and signed transmittal materials. F.N.B. has no obligation to pay the merger consideration to any UB Bancorp shareholder until the shareholder has properly surrendered the stock certificates representing his or her shares of UB Bancorp common stock.

Conditions to Completion of the Merger (Page 86)

Currently, we expect to complete the merger between F.N.B. and UB Bancorp in late 2022, but not prior to September 30, 2022. However, we cannot assure you that the merger will be completed in that timeframe, or at all. As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. The principal conditions that must be satisfied are listed below.

•	UB Bancorp shareholders have approved the merger agreement and the merger;

•	The number of shares of UB Bancorp common stock for which appraisal rights are properly exercised does not exceed 5% of the number of outstanding shares of UB Bancorp common stock;

•

F.N.B. and UB Bancorp have received all regulatory approvals or non-objections that are needed to complete the merger, including (1) approval of the merger between F.N.B. and UB Bancorp by the Federal Reserve Board and the North Carolina Commissioner of Banks, and (2) approval of the merger between First National Bank of Pennsylvania and Union Bank by the Office of the Comptroller of the Currency;

•	F.N.B. has received NYSE authorization of the listing on the NYSE of the shares of F.N.B. common stock to be issued in the merger to UB Bancorp shareholders as merger consideration;

•	At the time of the closing of the merger, the registration statement of which this proxy statement/prospectus forms a part continues to be effective under the Securities Act;

•

No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no law shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger;

•	Each party has received a legal opinion from its respective tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•

Each party’s representations and warranties in the merger agreement are true and correct statements as of the date of the merger agreement and as of the closing date, subject to applicable materiality qualifiers; and

•	Each party has performed, in all material respects, its obligations under the merger agreement.

On July 6, 2022, F.N.B. filed an application with the Federal Reserve Board for approval of the merger between F.N.B. and UB Bancorp. On July 5, 2022 F.N.B filed an application with the Office of the Comptroller of the Currency for approval of the bank merger. On July 6, 2022, F.N.B. filed an application with the North Carolina Commissioner of Banks for approval of the merger and the bank merger. However, neither UB Bancorp nor F.N.B. can be certain when, or if, UB Bancorp and F.N.B. and their subsidiary banks will receive the required regulatory approvals or satisfy or waive the conditions to the merger, or that UB Bancorp and F.N.B. will complete the merger.

Termination of the Merger Agreement (Page 87)

The parties can mutually agree to terminate the merger agreement at any time prior to completion of the merger. Additionally, the merger agreement allows either party to unilaterally terminate the merger agreement if any of the following occurs:

•	an approval of a governmental entity, which is required for completion of the merger, is denied by final and non-appealable action;

•	the merger is not completed by 5:00 p.m. Eastern Time on March 31, 2023, unless the failure of the merger to be consummated by such date is due to the failure of the party seeking to terminate;

•

the other party has breached the merger agreement in a manner such that the closing conditions which require its representations and warranties to be true and correct, or which require its obligations to have been performed, cannot be satisfied, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement; or

•

the vote by UB Bancorp shareholders that is needed to approve the merger proposal is not obtained at the UB Bancorp special meeting or any adjournment or postponement of the UB Bancorp special meeting.

UB Bancorp has a separate right to terminate the merger agreement, without payment of any termination fee, if either of the following occurs:

•

the UB Bancorp board of directors has determined that an unsolicited, alternative acquisition proposal from a third party is a “superior proposal,” as defined in the merger agreement, and has authorized UB Bancorp to pursue the superior proposal; or

•

during a specified period prior to the closing of the merger, the average closing price of F.N.B. common stock is less than $9.34, which is 80% of its average closing price over the 10 trading days immediately prior to the execution of the merger agreement, and F.N.B. common stock underperforms the KBW Nasdaq Regional Banking Index by more than 20%; provided, that, if UB Bancorp elects to terminate the merger agreement as a result of such F.N.B. common stock price decline, then F.N.B. will have a right to increase the exchange ratio as determined by a formula outlined in the merger agreement in order to prevent such UB Bancorp termination election from becoming effective.

F.N.B. has a separate right to terminate the merger agreement if (i) UB Bancorp has breached the provisions in the merger agreement that require UB Bancorp to refrain from soliciting alternative acquisition proposals from third parties, (ii) the UB Bancorp board of directors approves, recommends or endorses or proposes or resolves to recommend or endorse an alternative acquisition proposal, or (iii) if UB Bancorp fails to call, give notice of, convene and hold the meeting of UB Bancorp shareholders to vote on the merger proposal.

Termination Fee (Page 90)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the UB Bancorp board of directors, UB Bancorp may be required to pay F.N.B. a termination fee of $4 million.

Expenses (Page 91)

F.N.B. and UB Bancorp will each bear their own costs and expenses with respect to the merger, except that (i) the costs and expenses associated with filing, printing and mailing of this proxy statement/prospectus to the UB Bancorp shareholders will be shared equally between them and (ii) F.N.B. also agreed to reimburse UB Bancorp for all documented out-of-pocket costs and expenses incurred by UB Bancorp as a result of actions taken at the direction of F.N.B. in order to support the conversion of the data processing and related electronic informational systems of Union Bank. However, if the merger agreement is terminated by one of them due to a breach by the other party of its representations and warranties or performance obligations under the merger agreement, the breaching party must reimburse the other party up to $600,000 of its out-of-pocket expenses actually incurred in connection with the merger.

Interests of UB Bancorp’s Directors and Executive Officers in the Merger (Page 61)

UB Bancorp’s shareholders should be aware that some of UB Bancorp’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of UB Bancorp’s shareholders generally. UB Bancorp’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and the merger agreement, and in recommending that UB Bancorp shareholders vote in favor of approval of the merger agreement and the merger. The material interests considered by UB Bancorp’s board of directors include the following:

•

Change in Control Payments. UB Bancorp executive officers will receive payments and other benefits in connection with the merger, some of which are triggered upon a qualifying termination of employment by UB Bancorp without “cause” or by the executive officer voluntarily for “good reason” under the executives’ employment agreements.

•

Indemnification and Insurance. The merger agreement also provides for continuing indemnification for directors and executive officers of UB Bancorp following the merger and the continuation of directors’ and officers’ insurance for these individuals for six years after the merger.

Regulatory Approvals Required for the Merger and the Bank Merger (Page 65)

Completion of the merger between F.N.B. and UB Bancorp and the merger between First National Bank of Pennsylvania and Union Bank are subject to various regulatory approvals. The merger of UB Bancorp with and into F.N.B. is subject to the prior approval of the Federal Reserve Board (or through delegated authority to the Federal Reserve Bank of Cleveland), and prior approval by the North Carolina Commissioner of Banks. On July 6, 2022, F.N.B. submitted an application pursuant to the BHC Act seeking prior approval of the Federal Reserve Board for F.N.B. to acquire UB Bancorp and thereby indirectly acquire Union Bank. On July 6, 2022, F.N.B. submitted an application to the North Carolina Commissioner of Banks pursuant to Section 53C-10-202 of the North Carolina Regulation of Banks and Other Financial Services to acquire UB Bancorp and thereby indirectly acquire Union Bank. The merger between UB Bancorp’s and F.N.B.’s respective bank subsidiaries, Union Bank and First National Bank of Pennsylvania, is subject to the prior approval of the Office of the Comptroller of the Currency. On July 5, 2022, First National Bank of Pennsylvania submitted a Bank Merger Act application to the Office of the Comptroller of the Currency for prior approval for Union Bank to merge with and into First National Bank of Pennsylvania. Also, the United States Department of Justice has authority to comment on the mergers during the regulatory approval process of federal banking agencies and will have at least 30 days, which may be reduced to 15 days following the approvals by the Federal Reserve Board and the Office of the Comptroller of the Currency to challenge such approvals on antitrust grounds. There can be no assurance that the Federal Reserve Board or the North Carolina Commissioner of Banks will approve the merger between UB Bancorp and F.N.B., or that the Office of the Comptroller of the Currency will approve the merger between the bank subsidiaries.

UB Bancorp Shareholders Appraisal Rights (Page 68)

Under North Carolina law, record holders of shares of UB Bancorp common stock are entitled to exercise statutory rights of dissent and appraisal to receive payment of the fair value of their shares in cash as determined by an appraisal process. To exercise those statutory appraisal rights, a UB Bancorp shareholder must not vote in favor of the merger proposal and comply with the statutory requirements.

To be eligible to demand payment for their shares, UB Bancorp shareholders must file with UB Bancorp, prior to the vote on the merger proposal, a written notice of such shareholders’ intent to demand payment for the fair value of their shares if the merger is completed. Voting against the merger proposal alone will not entitle a UB Bancorp shareholder to cash payment for their shares. Please see “The Merger—Appraisal Rights” beginning on page 68 for a discussion of the statutory requirements UB Bancorp shareholders are required to follow to perfect their rights of appraisal.

A copy of Article 13 of the NCBCA is included with this proxy statement/prospectus as Appendix D. Failure to strictly comply with these provisions may result in the loss of appraisal rights. The value determined in the appraisal process may be more or less than the value a UB Bancorp shareholder would receive in the merger under the terms of the merger agreement.

Pursuant to the merger agreement, F.N.B. will not be obligated to consummate the merger if appraisal rights are properly asserted with respect to more than 5% of the outstanding shares of UB Bancorp common stock.

U.S. Federal Income Tax Consequences of the Merger (Page 92)

Holders of UB Bancorp common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of UB Bancorp common stock for shares of F.N.B. common stock in the merger, except with respect to any cash received instead of fractional shares of F.N.B. common stock and for UB Bancorp shareholders who exercise their appraisal rights with respect to the merger. The obligations of F.N.B. and UB Bancorp to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of F.N.B. and UB Bancorp of the opinion of its counsel to the effect that the merger will be treated as an transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 92 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Risk Factors (Page 18)

You should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus, including information under the caption, “Risk Factors” in deciding how to vote for the proposals presented in this proxy statement/prospectus. In this section, we describe a number of risks associated with the merger and the issuance of F.N.B. common stock in the merger which could affect F.N.B. or UB Bancorp or the F.N.B. common stock that is being offered to UB Bancorp shareholders by F.N.B. through this proxy statement/prospectus. The risks described in such section are the risks that F.N.B. and UB Bancorp considered to be most significant, but F.N.B. and UB Bancorp also encourage you to read and consider the risks that F.N.B. has described in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Forms 10-Q for the quarterly period ended June 30, 2022, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” on page 110. The risk factors in those reports were identified by F.N.B. as being significant to its business and also could affect the operations and financial results of the combined company.

The Special Meeting

UB Bancorp Special Meeting of Shareholders (Page 29)

The special meeting of shareholders of UB Bancorp will be held at 11:00 a.m., Eastern Time, on Wednesday, September 21, 2022, at the Hilton Hotel Events Center, located at 207 SW Greenville Boulevard, Greenville, North Carolina 27834. At the UB Bancorp special meeting, UB Bancorp shareholders will be asked to consider and vote on the following matters:

1.

To consider and vote upon a proposal to approve the merger agreement and the merger of UB Bancorp with and into F.N.B. on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A.

2.

To consider and vote on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Assuming a quorum is present, approval of the merger proposal and adjournment proposal requires the affirmative vote of a majority of the outstanding shares of UB Bancorp Common Stock entitled to vote on the merger proposal. Approval of the adjournment proposal will require more votes in favor of the proposal than against it, assuming a quorum is present.

Only holders of record of UB Bancorp common stock at the close of business on August 5, 2022 will be entitled to vote at the special meeting. As of the record date, there were 5,980,177 shares of UB Bancorp common stock entitled to vote at the special meeting, and each such share is entitled to one vote on each proposal to be considered at the UB Bancorp special meeting. As of the record date, the directors and executive officers of UB Bancorp beneficially owned and were entitled to vote approximately 677,323 shares of UB Bancorp common stock, allowing them to exercise approximately 11.26% of the voting power of UB Bancorp common stock outstanding as of the record date. On May 31, 2022, certain shareholders of UB Bancorp, including each director and executive officer of UB Bancorp, entered into voting agreements with F.N.B., solely in his, her or its capacity as a shareholder of UB Bancorp, in which each such shareholder agreed to vote in favor of the merger proposal and the adjournment proposal. As of August 5, 2022, there were 1,016,228 shares of UB Bancorp common stock entitled to vote subject to the voting agreements (excluding options), which represented approximately 17.0% of the outstanding shares of UB Bancorp common stock entitled to vote as of that date.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 26, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors associated with the business of F.N.B. because those risk factors may affect the operations and financial results of the combined company. Those risk factors may be found under Part I, Item 1A, “Risk Factors,” in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2021, and F.N.B.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus.

Risk	Factors Relating to the Merger

Because the market price of F.N.B. common stock will fluctuate, UB Bancorp shareholders cannot be certain of the market value of the F.N.B. common stock that they will receive upon completion of the merger.

Upon completion of the merger, each outstanding share of UB Bancorp common stock (other than certain shares held by F.N.B., its subsidiaries or UB Bancorp’s subsidiaries, or any shares held by UB Bancorp as treasury shares) will be converted into the right to receive 1.61 shares of F.N.B. common stock. This exchange ratio is fixed in the merger agreement, and there will be no adjustment to the exchange ratio for changes in the market price of either shares of F.N.B. common stock or shares of UB Bancorp common stock; provided, however, that if (i) the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds and (ii) UB Bancorp elects to terminate the merger agreement due to such decrease, then F.N.B. may elect to increase the exchange ratio based on a formula outlined in the merger agreement in order to prevent such UB Bancorp termination election from becoming effective. Any change in the price of F.N.B. common stock prior to the merger will affect the market value of the F.N.B. common stock that UB Bancorp shareholders will receive upon completion of the merger.

The prices of F.N.B. common stock and UB Bancorp common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the UB Bancorp special meeting. Changes in the market price of F.N.B. common stock and UB Bancorp common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding F.N.B.’s and UB Bancorp’s operations or business prospects, which may include market consideration of F.N.B.’s and/or UB Bancorp’s entry into the merger agreement. These risks may also be affected by:

•	operating results that vary from the expectations of F.N.B.’s and/or UB Bancorp’s management or of securities analysts and investors;

•	developments in F.N.B.’s and/or UB Bancorp’s business or in the financial services sector generally;

•	regulatory or legislative changes or governmental examinations or investigations affecting the banking industry generally or F.N.B.’s and/or UB Bancorp’s business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to F.N.B. and/or UB Bancorp;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by F.N.B., UB Bancorp or their competitors;

•

changes in the U.S. and global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility, inflation and supply chain disruptions; and

•	impacts and disruptions resulting from the COVID-19 pandemic.

Many of these factors are outside the control of F.N.B. and UB Bancorp. Accordingly, at the time of the UB Bancorp special meeting, UB Bancorp shareholders will not know the market value of the merger consideration that UB Bancorp shareholders will receive upon completion of the merger. You should obtain current market quotations for both F.N.B. common stock and UB Bancorp common stock.

F.N.B. and UB Bancorp will incur transaction and integration costs in connection with the merger, and if the merger is not completed, F.N.B. and UB Bancorp will have incurred substantial expenses without realizing the expected benefits of the merger.

F.N.B. and UB Bancorp have incurred and expect to continue to incur substantial, non-recurring costs in connection with the negotiation of the merger agreement and completion of the merger. In addition, the combined company will incur integration costs following the completion of the merger as F.N.B. integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. F.N.B. and UB Bancorp may also incur additional costs to maintain employee morale and to retain key employees. F.N.B. and UB Bancorp will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed.

The ability of F.N.B. and UB Bancorp to complete the merger is subject to the satisfaction (or waiver by the parties) of the closing conditions set forth in the merger agreement, some of which are outside of the parties’ control.

The merger agreement contains a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement and the merger by UB Bancorp’s shareholders, receipt of all required regulatory approvals, absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, at the discretion of F.N.B., the number of shares of UB Bancorp common stock for which appraisal rights are exercised represent less than 5% of the number of outstanding shares of UB Bancorp common stock, the accuracy of the representations and warranties of both parties (subject to applicable materiality qualifiers), and the performance, in all material respects, by both parties of their respective covenants and agreements. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 86 for a more complete discussion of the conditions to the completion of the merger. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or F.N.B. or UB Bancorp may elect to terminate the merger agreement in certain other circumstances.

Termination of the merger agreement could have a negative impact on the prospects and stock price of UB Bancorp common stock and/or F.N.B. common stock.

The merger agreement contains a number of provisions that could permit either or both parties to abandon the merger and terminate the merger agreement. If the merger agreement is terminated, there may be various adverse consequences to UB Bancorp and F.N.B. For example, since certain matters relating to the merger (including business integration and data system conversion planning) will require substantial commitments of time and resources by the respective management teams of UB Bancorp and F.N.B., UB Bancorp’s or F.N.B.’s businesses may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, the merger agreement imposes certain restrictions on the conduct of UB Bancorp’s businesses prior to the completion of the merger. See “The Merger Agreement—Conduct of Business While the Merger is Pending” beginning on page 78 for a summary of the restrictions applicable to UB Bancorp. Additionally, if the merger agreement is terminated, the market price of UB Bancorp’s or F.N.B.’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated and UB Bancorp seeks another merger or business combination, it is not certain that UB Bancorp would be able to find a party willing to offer equivalent or more attractive consideration than the consideration F.N.B. has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, UB Bancorp may be required to pay F.N.B. a termination fee of $4 million.

If the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds, then UB Bancorp may have the right to terminate the merger agreement and, accordingly, the merger may not occur.

If for a specified period prior to completion of the merger (a) the F.N.B. average stock price divided by $11.67 (which was the average closing value of a share of F.N.B. common stock during the ten trading day period that ended on May 27, 2022) (the “F.N.B. Ratio”) is less than 80%, and (b) the F.N.B. Ratio is less than 80% of the number obtained by dividing the average closing prices for the KBW Nasdaq Regional Banking Index during a specified time prior to completion of the merger by $112.31 (which was the average of the closing prices for the KBW Nasdaq Regional Banking Index during the ten trading day period that ended on May 27, 2022), then UB Bancorp has the right (but not obligation) to terminate the merger agreement, subject to F.N.B.’s discretion (but not obligation) to increase the merger consideration by increasing the exchange ratio based on a formula outlined in the merger agreement, and thereby eliminate the right of UB Bancorp to terminate the merger agreement in the event that UB Bancorp seeks to exercise this termination right.

As a result, even if UB Bancorp shareholders approve the merger proposal, the merger may ultimately not be completed. Although the F.N.B. board of directors has the ability to increase the merger consideration and UB Bancorp’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if F.N.B. does not increase the merger consideration, there is no obligation of either board to exercise such power.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger between F.N.B. and UB Bancorp and the merger between their bank subsidiaries may be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. These governmental entities may not grant approval of either the merger or the bank merger, may engage in an extended regulatory review process, or may impose conditions on the granting of their approvals. The regulatory delays, conditions or changes they impose, as well as the process of obtaining regulatory approvals, could have the effect of delaying completion of the merger or of imposing additional costs or limitations on F.N.B. following the merger. F.N.B. may elect not to consummate the merger if, in connection with any regulatory approval required to consummate the merger, any governmental or regulatory entity imposes a restriction, requirement or condition on F.N.B. that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on F.N.B. and its subsidiaries, taken as a whole, after giving effect to the merger. As a result, there can be no assurance that the desired regulatory approvals for the merger will be obtained or that the merger will be completed even if such approvals are obtained. See “The Merger—Regulatory Approvals Required for the Merger and Bank Merger” beginning on page 65.

The merger agreement limits UB Bancorp’s ability to pursue alternatives to the merger with F.N.B.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to UB Bancorp that might result in greater value to UB Bancorp’s shareholders than the merger with F.N.B., or may result in a potential acquirer proposing to pay a lower per share price to acquire UB Bancorp than it might otherwise have proposed to pay. These provisions include a general prohibition on UB Bancorp from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by UB Bancorp’s board of directors, entering into discussions or agreements with third parties regarding transactions to acquire UB Bancorp. UB Bancorp also has an unqualified obligation to submit the merger proposal to its shareholders, even if UB Bancorp receives an alternative acquisition proposal that the UB Bancorp board of directors believes is superior to the merger. In addition, UB Bancorp could be obligated to pay F.N.B. a termination fee of $4 million if either F.N.B. or UB Bancorp terminates the merger agreement under specified circumstances, including those relating to acquisition proposals for competing transactions. See “The Merger Agreement—Termination Fee” beginning on page 87.

UB Bancorp and F.N.B. will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on UB Bancorp and/or F.N.B. These uncertainties may impair F.N.B.’s or UB Bancorp’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with F.N.B. and/or UB Bancorp to seek to change their existing business relationships with F.N.B. and/or UB Bancorp. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, UB Bancorp’s business or F.N.B.’s business could be negatively impacted. In addition, the merger agreement restricts UB Bancorp from taking specified actions relative to its business without the prior consent of F.N.B. These restrictions may prevent UB Bancorp from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business While the Merger is Pending” beginning on page 78 for a summary of the restrictions applicable to UB Bancorp.

Some of UB Bancorp’s directors and executive officers have interests in the merger that may differ from the interests of UB Bancorp shareholders including, if the merger is completed, the receipt of financial and other benefits.

When considering the recommendations of the UB Bancorp board of directors with respect to the proposals described in this proxy statement/prospectus, you should be aware that the directors and executive officers of UB Bancorp may have interests in the merger that are different from, or in addition to those of UB Bancorp shareholders generally.

The UB Bancorp board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the merger and in recommending that UB Bancorp shareholders vote in favor of approval of the merger agreement and merger. For example:

•

Change in Control Payments. UB Bancorp executive officers will receive payments and other benefits in connection with the merger, some of which are triggered upon a qualifying termination of employment by UB Bancorp without “cause” or by the executive officer voluntarily for “good reason” under the executives’ employment agreements.

•

Indemnification and Insurance. The merger agreement also provides for continuing indemnification for directors and executive officers of UB Bancorp following the merger and the continuation of directors’ and officers’ insurance for these individuals for six years after the merger.

See “The Merger—Interests of UB Bancorp’s Directors and Executive Officers in the Merger” on page 61 for more information on the interests of certain directors and executive officers of UB Bancorp in connection with the merger.

Holders of F.N.B. common stock and UB Bancorp common stock will each have a reduced ownership and voting interest in the combined company after the merger and may exercise less influence over the combined company’s management.

F.N.B. shareholders currently have the right to vote in the election of the F.N.B. board of directors and on other matters affecting F.N.B., and UB Bancorp shareholders currently have the right to vote in the election of the UB Bancorp board of directors and on other matters affecting UB Bancorp. Upon the completion of the merger, each UB Bancorp shareholder will become a shareholder of F.N.B. with a percentage ownership of F.N.B. that is significantly smaller than the shareholder’s current percentage ownership of UB Bancorp. Immediately after completion of the merger, without giving effect to any shares of F.N.B. common stock held by UB Bancorp shareholders prior to the merger, we expect that F.N.B. shareholders will, as a group, own approximately 97% of F.N.B. and UB Bancorp shareholders will, as a group, own approximately 3% of F.N.B. As a result, UB Bancorp shareholders may have less influence on the management and policies of F.N.B. than they now have on the management and policies of UB Bancorp. Similarly, current F.N.B. shareholders will own a smaller percentage of F.N.B. than prior to the merger, and may have less influence than they now have on the management and policies of F.N.B.

The shares of F.N.B. common stock to be received by UB Bancorp shareholders as a result of the merger will have different rights from the shares of UB Bancorp common stock they currently hold.

Upon completion of the merger, UB Bancorp shareholders will become F.N.B. shareholders and their rights as shareholders will be governed by the Pennsylvania Business Corporation Law and the Pennsylvania Entity Transactions Law and F.N.B.’s articles of incorporation and bylaws. The rights associated with UB Bancorp common stock are different from the rights associated with F.N.B. common stock. See “Comparison of Shareholders’ Rights” beginning on page 98 for a discussion of the different rights associated with F.N.B. common stock.

The fairness opinion received by the board of directors of UB Bancorp prior to the signing of the merger agreement will not reflect any changes in circumstances between the date of the opinion and the date of completing the merger.

Piper Sandler, UB Bancorp’s financial advisor in connection with the proposed merger, delivered to the UB Bancorp board of directors its opinion, dated May 31, 2022, regarding the fairness, from a financial point of view and as of the date of such opinion, to the holders of UB Bancorp common stock of the exchange ratio provided for in the merger. The opinion speaks only as of the date of the opinion and not as of the date of this proxy statement/prospectus or the time the merger is completed. Any changes in the operations and prospects of UB Bancorp or F.N.B., general market and economic conditions or other factors outside of the control of UB Bancorp and F.N.B. could significantly alter the value of UB Bancorp or the prices of the shares of F.N.B. common stock or UB Bancorp common stock by the time the merger is completed.

Risk	Factors Relating to the Combined Company’s Business Following the Merger

The market price of F.N.B. common stock after the merger may be affected by factors different from those currently affecting the prices of F.N.B. common stock and UB Bancorp common stock.

Upon completion of the merger, holders of UB Bancorp common stock will become holders of F.N.B. common stock. F.N.B.’s businesses differ from those of UB Bancorp, and accordingly the results of operations of F.N.B. will be affected by some factors that are different from those currently affecting the results of operations of UB Bancorp. For example, F.N.B.’s bank subsidiary operates in certain states of the United States, including Pennsylvania, Ohio, Maryland, West Virginia, Virginia and South Carolina, as well as Washington DC, where UB Bancorp does not. Accordingly, the results of operations of F.N.B. will be affected by business and other developments in those other areas of the United States to a larger extent than those of UB Bancorp. Moreover, F.N.B. operates in certain market segment areas in which UB Bancorp does not. F.N.B. is a full-service corporate and community bank focused principally on serving the needs of middle market clients by delivering a broad array of banking and capital markets products and services, including syndicated finance, commercial and Small Business Administration (SBA) loans, debt and equity capital markets, insurance and securities brokerage, trust, investment advisory and wealth management services, commercial payments, equipment finance, derivatives, and foreign exchange. Consumer banking products and services include depository products, mortgage and consumer lending and access to its commercial and consumer products and services through a suite of mobile and online banking services. Accordingly, the results of operations of F.N.B. will be affected by the performance of these business segments, unlike the results of operations of UB Bancorp. For a discussion of the businesses of F.N.B. and UB Bancorp and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 110.

Integrating the businesses of F.N.B. and UB Bancorp and converting the two banks’ core technology systems may be more difficult, costly or time-consuming than expected, and the combined company may fail to realize the anticipated benefits and cost savings of the merger with UB Bancorp may not be realized, which may adversely affect the combined company’s business results and negatively affect the value of the common stock of the combined company following the merger.

F.N.B. and UB Bancorp have operated and, until the completion of the merger, will continue to operate, independently from each other. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on F.N.B.’s ability to successfully combine and integrate the businesses and convert the core technology systems of First National Bank of Pennsylvania and Union Bank (the banks use different core technology system vendors) within F.N.B.’s projected timeframe in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers.

A number of factors could affect F.N.B.’s ability to successfully integrate its businesses with the business of UB Bancorp. Significant delay in obtaining the necessary shareholder or bank regulatory approvals, the coordination of the scheduling of the two core technology system vendors, and/or the retention and cultural integration of employees of UB Bancorp, whose services will be needed to complete the integration and core technology system conversion processes and to operate the businesses, and who may elect to terminate their employment as a result of or in anticipation of the merger or for other reasons. The business integration and core technology system processes themselves could be disruptive to F.N.B.’s or UB Bancorp’s ongoing businesses, causing loss of momentum in one or more of such businesses or inconsistencies or changes in standards, practices, business models, controls, procedures and policies that could adversely affect the ability of F.N.B. to maintain relationships with customers and employees.

If F.N.B. encounters significant difficulties or delays in the integration process and/or core technology system conversion processes, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve the anticipated benefits of the merger in the timeframes projected by F.N.B. could result in significantly increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

F.N.B. may not be able to generate incremental business, including expanded products and services offerings, to support the additional investment in UB Bancorp’s market area or in specialty lending areas that are part of UB Bancorp’s business.

F.N.B.’s success in UB Bancorp’s markets will depend, in part, on its ability to successfully offer products and services to consumers that UB Bancorp does not currently offer, such as larger and more complex commercial loan financing transactions and syndications, asset-based lending, equipment lease financing, wealth management, trust services, SBA loans, investment advisory, insurance and securities brokerage services, private banking, foreign exchange services, debt and equity capital markets and derivatives. This business strategy will require F.N.B. to attract and retain qualified and experienced personnel in UB Bancorp’s markets to execute its strategies and support those new products and services. Competition for qualified personnel may be intense, and F.N.B. may be unable to retain key employees or recruit individuals away from other banks and financial institutions, or may be unable to do so at a reasonable cost. F.N.B. could lose existing customers or fail to acquire new customers in this new market, may not adequately address its new market in terms of the products and services it offers, and may fail to compete successfully with financial institutions that are already established within this market area.

The merger may not be accretive, and may be dilutive, to F.N.B.’s earnings per share, which may negatively affect the market price of F.N.B. common stock.

F.N.B. currently expects the merger to be accretive to earnings per share in the first calendar full year after closing (excluding one-time charges). This expectation, however, is based on preliminary estimates which may materially change, including the currently expected timing of the merger. F.N.B. may encounter additional transaction- and integration-related costs or other factors such as a delay in the closing of the merger, may fail to realize all of the benefits anticipated in the merger or may be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in F.N.B.’s earnings per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of F.N.B.’s common stock.

F.N.B.’s decisions regarding the credit risk associated with Union Bank’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the closing of the merger.

Before signing the merger agreement, F.N.B. conducted extensive due diligence on a significant portion of the Union Bank loan portfolio. However, F.N.B.’s review did not encompass each and every loan in the Union Bank loan portfolio. In accordance with customary industry practices, F.N.B. evaluated the Union Bank loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, F.N.B.’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, which is obtained from independent appraisers, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on the Union Bank loans were considered as part of F.N.B.’s evaluation. If F.N.B.’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, F.N.B.’s estimated credit mark against the Union Bank loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in the Union Bank loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside F.N.B.’s or UB Bancorp’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease F.N.B.’s net income and would result in extra regulatory scrutiny and possibly supervisory action.

The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.

The extent to which the COVID-19 pandemic may negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic and continuing variant mutations. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity, supply chain interruptions and the negative financial effects from inflation and/or any recession or depression that may occur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

F.N.B. and UB Bancorp have included in this proxy statement/prospectus and documents incorporated by reference certain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of F.N.B. and UB Bancorp with respect to their planned merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the strategic benefits and financial benefits of the merger (including anticipated accretion to earnings per share and other metrics), the assumed acquisition accounting adjustments, the timing of the closing of the merger, and consequences of the integration of the businesses and operations of F.N.B. and UB Bancorp.

Forward-looking statements are typically identified by words such as “believe”, “plan”, “expect”, “anticipate”, “intend”, “outlook”, “estimate”, “forecast”, “target”, “continue”, “predict”, “objective”, “project”, “possible”, “potential”, “goal”, by future conditional versus such as “will”, “should”, “could”, “would”, “assume”, or “may”, and other similar words and expressions. Forward-looking statements are subject to risks, uncertainties and assumptions which may change over time or as a result of unforeseen circumstances, are difficult to predict and are generally beyond the control of either company. Future events or circumstances may change expectations or outlook and may affect the nature of the assumptions, risks and uncertainties to which forward-looking statements are subject. The forward-looking statements in this proxy statement/prospectus and documents incorporated by reference pertain only to the date they are made, and F.N.B. and UB Bancorp disclaim any obligation to update or revise any forward-looking statements, except as required by law. Actual results or future events may differ, possibly materially, from those anticipated in these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Accordingly, we caution against placing undue reliance on any forward-looking statements.

In addition to factors previously disclosed in F.N.B.’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus (including the “Risk Factors” beginning on page 18), the following factors, among others, could cause actual results to differ materially from those anticipated forward-looking statements or from historical performance:

•

The possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where F.N.B. and UB Bancorp do business, or as a result of other unexpected factors or events;

•

Completion of the transaction is dependent on the satisfaction of customary closing conditions, including approval by UB Bancorp shareholders, which cannot be assured, and the timing and completion of the transaction is dependent on various factors that cannot be predicted with precision at this point;

•	The occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•

Completion of the transaction is subject to bank regulatory approvals and such approvals may not be obtained in a timely manner or at all or may be subject to conditions which may cause additional significant expense or delay the consummation of the merger transaction;

•	Potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;

•	The outcome of any legal proceedings or governmental examinations, investigations or actions that may be instituted against F.N.B. or UB Bancorp;

•	Subsequent federal legislative and regulatory actions and reforms affecting the financial institutions’ industry may substantially impact the economic benefits of the proposed merger;

•

Unanticipated challenges or delays in the integration of UB Bancorp’s business into F.N.B.’s and or the conversion of UB Bancorp’s core technology systems and customer data may significantly increase the expense associated with the transaction;

•	The impact of acquisition accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

•	Diversion of management’s attention from ongoing business operations and opportunities;

•	Business disruptions resulting from or following the merger;

•	Changes in F.N.B.’s stock price before closing, including as a result of the financial performance of F.N.B. or UB Bancorp prior to closing;

•	Customer acceptance of F.N.B.’s and UB Bancorp’s products and services; and

•

Other factors that may affect future results of F.N.B. and UB Bancorp including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Consequently, all forward-looking statements made by F.N.B. or UB Bancorp contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the caption titled “Risk Factors” beginning on page 18 and those applicable to F.N.B.’s business and activities generally that are disclosed in F.N.B.’s 2021 Annual Report on Form 10-K and in other documents F.N.B. files with the SEC, and in UB Bancorp’s 2021 Annual Report and in other documents UB Bancorp files with the OTCQX. F.N.B.’s SEC filings are accessible on the SEC website at www.sec.gov. UB Bancorp’s public disclosures are accessible on the OTCQX website located at https://www.otcmarkets.com/stock/UBNC/disclosure. See the section titled “Where You Can Find More Information” beginning on page 110.

COMPARATIVE MARKET PRICES AND DIVIDENDS

The following table sets forth for the periods indicated:

•	the high and low closing sales prices of shares of F.N.B. common stock as reported on the NYSE;

•	the high and low closing sales prices of UB Bancorp common stock as reported on the OTCQX;

•	quarterly and special cash dividends paid per share by F.N.B.; and

•	semi-annual and special cash dividends paid per share by UB Bancorp.

	F.N.B. Common Stock			UB Bancorp Common Stock
Quarter Ended	High	Low	Dividend	High	Low	Dividend
2020:
March 31	$12.76	$5.60	$0.12	$15.00	$9.40	$—
June 30	9.51	6.26	0.12	11.25	8.85	0.10
September 30	8.19	6.45	0.12	11.00	9.30	—
December 31	9.63	6.71	0.12	11.74	9.83	0.10
2021:
March 31	$13.43	$9.45	$0.12	$14.00	$11.36	$—
June 30	13.65	11.84	0.12	17.51	13.65	0.105
September 30	12.43	10.68	0.12	18.00	16.25	—
December 31	12.76	11.45	0.12	17.90	16.25	0.105
2022:
March 31	$13.99	$12.13	$0.12	$18.05	$17.26	$—
June 30	12.55	10.58	0.12	19.10	16.91	0.11
September 30 (July 1 through August 5)	12.05	10.72	$—	18.88	17.15	—

UB Bancorp became the bank holding company for Union Bank on May 1, 2020. Prices above for periods prior to such date reflect prices for Union Bank common stock.

The table below presents:

•	the last reported sale price of a share of F.N.B. common stock, as reported on the NYSE; and

•	the last reported sale price of a share of UB Bancorp common stock, as reported on the OTCQX,

in each case, on May 31, 2022, the last full trading day prior to the public announcement of the proposed merger, and on August 5, 2022, the last practicable trading day before the date we printed and mailed this proxy statement/ prospectus. The following table also presents the pro forma equivalent per share value of a share of UB Bancorp common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of F.N.B. common stock on those dates by 1.61, the exchange ratio in the merger.

	F.N.B. Common Stock	UB Bancorp Common stock	Pro Forma Equivalent Value of One Share of UB Bancorp Voting Common Stock
May 31, 2022	$12.15	$17.75	$19.56
August 5, 2022	12.05	18.06	19.40

We advise you to obtain current market quotations for F.N.B. common stock. The market price of F.N.B. common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. We can provide no assurance concerning the future market price of F.N.B. common stock.

UB BANCORP SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of UB Bancorp will be held at 11:00 a.m., Eastern Time, on Wednesday, September 21, 2022, at the Hilton Hotel Events Center located at 207 SW Greenville Boulevard, Greenville, North Carolina 27834. We intend to hold the special meeting in person. UB Bancorp is mailing this document and accompanying form of proxy to its shareholders on or about August 11, 2022.

Purpose of the Special Meeting

At the special meeting, shareholders of UB Bancorp will be asked to consider and vote upon:

1.

A proposal to approve the merger agreement and the merger of UB Bancorp with and into F.N.B. on the terms and subject to the conditions set forth in the merger agreement (the “merger proposal”). A copy of the merger agreement is attached as Appendix A.

2.

A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Completion of the merger is conditioned on approval of the merger proposal, among other conditions. Completion of the merger is not conditioned on the approval of the adjournment proposal.

Recommendation	of the UB Bancorp Board of Directors

The UB Bancorp board of directors has approved the merger agreement and merger and unanimously recommends that shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger—Recommendation of the UB Bancorp Board of Directors and Reasons for the Merger” beginning on page 44.

Record	Date and Quorum

All holders of UB Bancorp common stock at the close of business on the record date, August 5, 2022, including registered shareholders and shareholders who hold their shares through banks, brokers, or other nominees, have a right and are invited to attend the UB Bancorp special meeting. On the record date, there were 5,980,177 shares of UB Bancorp common stock outstanding and entitled to vote held by approximately 678 holders of record.

To conduct business at the special meeting, a quorum of shareholders must be present. The presence at the special meeting or by proxy of the holders of record of a majority of UB Bancorp common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum to transact business at the special meeting. Abstentions are counted as shares present at the meeting for purposes of determining a quorum. Broker-non votes will not be counted toward a quorum.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the UB Bancorp special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the UB Bancorp special meeting. If your bank, broker, trustee or other nominee holds your shares of UB Bancorp common stock in “street name,” such entity will vote your shares of UB Bancorp common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Each share of UB Bancorp common stock outstanding on the record date for the special meeting entitles the holder to cast one vote upon each matter properly submitted at the UB Bancorp special meeting.

As of the record date, the directors and executive officers of UB Bancorp beneficially owned and were entitled to vote approximately 677,323 shares of UB Bancorp common stock, allowing them to exercise approximately 11.26% of the voting power of UB Bancorp common stock outstanding as of the record date. See “Information about UB Bancorp—Security Ownership of Certain Beneficial Owners of UB Bancorp” included elsewhere in this proxy statement/prospectus for information regarding the beneficial ownership of UB Bancorp common stock as of the record date by: (1) each person or entity known to UB Bancorp to be the beneficial owners of more than five percent of the outstanding common stock of UB Bancorp, (2) each director and executive officer of UB Bancorp, and (3) all officers and directors of UB Bancorp as a group.

On May 31, 2022, each of the persons then serving as a director and executive officer of UB Bancorp, and Franklin Street Trust Company, entered into a voting agreement with F.N.B., solely in his, her or its capacity as a shareholder of UB Bancorp, in which each such person or entity agreed to vote in favor of the merger proposal and the adjournment proposal. As of the record date, there were 1,016,228 shares of UB Bancorp common stock entitled to vote subject to the voting agreements (excluding options), which represented approximately 17.0% of the outstanding shares of UB Bancorp common stock entitled to vote as of that date. The form of voting agreement signed by those shareholders is included as Appendix B to this proxy statement/prospectus.

Vote Required to Approve Each Matter; Treatment of Abstentions; Failure to Vote

The merger proposal requires the affirmative vote of at least a majority of the outstanding shares of UB Bancorp common stock entitled to vote on the matter in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet, by telephone, or in person at the UB Bancorp special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to one of these proposals, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the adjournment proposal requires more votes to be cast in favor of the proposal than against it. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote via the Internet, by telephone, or in person at the UB Bancorp special meeting or fail to instruct your bank, broker, trustee or other nominee on how to vote with respect to one of these proposals, it will have no effect on the proposal, assuming a quorum is present.

Voting	on Proxies; Incomplete Proxies

Giving a proxy means that a UB Bancorp shareholder authorizes the persons named in the enclosed proxy card to vote its shares of UB Bancorp common stock at the UB Bancorp special meeting in the manner such shareholder directs. A UB Bancorp shareholder may vote by proxy or via the Internet, by telephone, or in person at the UB Bancorp special meeting. If you hold your shares of UB Bancorp common stock in your name as a shareholder of record, to submit a proxy, you, as a UB Bancorp shareholder, may use one of the following methods:

•	Vote by Internet: You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxyvote.com and following the instructions on your proxy card.

•	Vote by Telephone: You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your proxy card and listening for further directions.

•	Vote By Mail: If you received a printed copy of this proxy statement/prospectus, you may complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the UB Bancorp special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the UB Bancorp special meeting.

When the accompanying proxy is returned properly executed prior to the UB Bancorp special meeting, the shares of UB Bancorp common stock represented by it will be voted at the UB Bancorp special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of UB Bancorp common stock represented by the proxy will be voted as recommended by the UB Bancorp board of directors, including “FOR” the merger proposal, in which case you will be prohibited from asserting appraisal rights.

If a UB Bancorp shareholder’s shares of UB Bancorp common stock are held in “street name” by a bank, broker, trustee, or other nominee, the UB Bancorp shareholder should check the voting form used by that firm to determine whether it may vote by telephone or via the Internet.

Your vote is very important, regardless of the number of shares of UB Bancorp common stock you own. Accordingly, each UB Bancorp shareholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not you plan to attend the UB Bancorp special meeting.

Shares	Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee, or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to UB Bancorp or by voting in person at the UB Bancorp special meeting unless you obtain a legal proxy from your bank, broker, trustee or other nominee. If a beneficial shareholder would like to attend the special meeting and cast a vote in person, they may do so by requesting a legal proxy from their bank or broker. Instructions for obtaining a legal proxy are also available on www.proxyvote.com.

Further, banks, brokers, trustees or other nominees who hold shares of UB Bancorp common stock on behalf of their customers may not give a proxy to UB Bancorp to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the UB Bancorp special meeting, including the merger proposal, the compensation proposal and the adjournment proposal.

Revoking	Proxy or Changing Vote after Returning Proxy Card or Voting by Telephone or Internet

If you are a shareholder of record, you may revoke your proxy at any time before it is voted by:

•	giving written notice to UB Bancorp’s Corporate Secretary, Scott C. McLean, at UB Bancorp, 1011 Red Banks Road, Greenville, North Carolina 27858, either prior to or at the special meeting;

•	by timely delivering a new valid proxy bearing a later date either by mail, electronic vote over the Internet or by telephone; or

•	attending the special meeting and voting at the special meeting.

If you hold your shares in street name through a broker, you must contact your broker to revoke your proxy or change your vote. If you have instructed a bank, broker, trustee, or other nominee to vote your shares of UB Bancorp common stock, you must follow the directions you receive from your bank, broker, trustee, or other nominee in order to change or revoke your vote.

UB Bancorp shareholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of UB Bancorp common stock represented by such proxies will be voted at the UB Bancorp special meeting and all adjournments or postponements thereof.

Other	Matters to Come Before the UB Bancorp Special Meeting

Pursuant to NCBCA and UB Bancorp’s bylaws, only the matters set forth in this Notice of Special Meeting of Shareholders may be brought before the UB Bancorp special meeting. The UB Bancorp board of directors is not aware of any additional matters to be brought before the special meeting.

Delivery	of Proxy Statement/Prospectus to Shareholders Sharing the Same Address

Only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If you are a UB Bancorp shareholder, UB Bancorp will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to UB Bancorp’s Investor Relations at Investor Relations, UB Bancorp, 1011 Red Banks Road, Greenville, North Carolina 27858 or by calling (866) 638-0552.

Solicitation	of Proxies

The board of directors of UB Bancorp is soliciting proxies of shareholders for use at the special meeting of shareholders. The cost of solicitation of proxies for the UB Bancorp special meeting will be borne by UB Bancorp. UB Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. UB Bancorp has retained D.F. King to assist in the solicitation of proxies for a fee of $15,000 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition, UB Bancorp’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Questions	and Additional Information

If you have any questions or need assistance with voting, please contact UB Bancorp’s proxy solicitor, D.F. King at (800) 735-3591 or (212) 269-5550 for banks and brokers or at UBNC@dfking.com.

UB BANCORP PROPOSALS

Proposal No. 1—UB Bancorp Merger Proposal

At the UB Bancorp special meeting, the UB Bancorp shareholders will be asked to approve the merger agreement and the merger. Holders of UB Bancorp common stock should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

The UB Bancorp board of directors adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the merger to be advisable and fair to and in the best interests of UB Bancorp and its shareholders. See “The Merger—Recommendation of the UB Bancorp Board of Directors and Reasons for the Merger” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the UB Bancorp board of directors’ recommendation.

The UB Bancorp board of directors unanimously recommends that UB Bancorp shareholders vote “FOR” the UB Bancorp merger proposal

Proposal No. 2—UB Bancorp Adjournment Proposal

The UB Bancorp special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies in favor of the merger proposal.

If, at the UB Bancorp special meeting, the number of shares of UB Bancorp common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the UB Bancorp merger proposal, UB Bancorp may move to adjourn the UB Bancorp special meeting in order to enable the UB Bancorp board of directors to solicit additional proxies in favor of the merger proposal.

In the adjournment proposal, UB Bancorp is asking its shareholders to authorize the holder of any proxy solicited by the UB Bancorp board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the UB Bancorp special meeting to another time and/or place for the purpose of soliciting additional proxies. If the UB Bancorp shareholders approve the adjournment proposal, UB Bancorp could adjourn the UB Bancorp special meeting and any adjourned session of the UB Bancorp special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from UB Bancorp shareholders who have previously voted. UB Bancorp does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the UB Bancorp merger proposal is adopted at the UB Bancorp special meeting.

The UB Bancorp board of directors unanimously recommends that you vote “FOR” the adjournment proposal.

INFORMATION ABOUT F.N.B. CORPORATION

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. F.N.B.’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C. and Northern Virginia; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. At June 30, 2022, F.N.B. had total assets of more than $42 billion and 338 branches throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C., and Virginia.

F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance.

The principal executive offices of F.N.B. are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212, telephone number (800) 555-5455. Additional information about F.N.B. and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 110.

INFORMATION ABOUT UB BANCORP

General

UB Bancorp is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Union Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the North Carolina Office of the Commissioner of Banks. UB Bancorp is a corporation organized under the laws of the State of North Carolina. UB Bancorp’s common stock is traded on the OTCQX Best Market under the symbol “UBNC.” UB Bancorp’s principal executive offices are located at 1011 Red Banks Road, Greenville, North Carolina 27858, and its telephone number is (866) 638-0552.

Union Bank is a North Carolina-chartered state bank, which commenced operations in 1998 under the name the little bank, Inc. In 2017, the little bank, Inc. merged with Union Bank & Trust Company and its parent company, Union Banc Corp., and the little bank, Inc. changed its name to Union Bank. Union Bank and is subject to the supervision and regulation of the North Carolina Office of the Commissioner of Banks and Federal Deposit Insurance Corporation. Union Bank is a full service commercial bank, providing financial services to customers primarily located in Eastern and Central North Carolina. As of June 30, 2022, Union Bank had total assets of approximately $1.14 billion, total loans of approximately $684.1 million, total deposits of approximately $1.03 billion, and total shareholders’ equity of approximately $95.7 million.

Union Bank’s website is www.unionbanknc.com. The information on Union Bank’s website is not part of this proxy statement/prospectus, and the reference to the Union Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Business

UB Bancorp and Union Bank share a main office located at 1011A Red Banks Road, Greenville, North Carolina 27858. Union Bank operates an aggregate of 15 banking offices located in the following counties in

North Carolina: Alamance, Craven, Franklin, Granville, Lenoir, New Hanover, Onslow, Person, Pitt, Vance, Wake, and Wayne, though Union Bank has given notice of its intent to close its branch in Alamance County. Union Bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, and various types of certificates of deposit. Union Bank also offers installment loans, working capital loans, real estate loans, construction loans, residential loans, jumbo loans, commercial and home equity lines of credit, boat and auto loans, and credit cards. In addition, Union Bank provides services online and through a mobile platform such as mobile deposit, person-to-person payments, credit and debit cards as well as a host of other traditional banking services. Union Bank offers banking services through a variety of channels to meet the needs of its customers including in-person through our branches, automated teller machines, via telephone, online and mobile platforms.

Banking Services

As of June 30, 2022, Union Bank had approximately $684.1 million in total loans and leases. Approximately 92.7% of Union Bank’s total loans were real estate loans and approximately 5.4% of Union Bank’s loans were classified as commercial and industrial loans, followed by 2.0% in other loans (which includes individuals and obligations of states and political subdivisions in the U.S. and loans to nondepository financial institutions). Union Bank’s yield on loans was 4.41% for the six month period ending June 30, 2022.

As of June 30, 2022, Union Bank had a deposit balance of approximately $1.03 billion. Approximately 54.6% of Union Bank’s total deposits were transaction deposits, approximately 27.1% were comprised of money market and savings accounts, and approximately 18.3% consisted of time deposits. Union Bank’s cost of interest bearing deposits was 0.28% for the six month period ending June 30, 2022.

Employees

As of June 30, 2022, Union Bank had 154 full-time employees, none of whom is covered by a collective bargaining agreement.

Properties

The main office of UB Bancorp and Union Bank is located at 1011A Red Banks Road, Greenville, North Carolina 27858. Union Bank also operates an additional banking office in each of the following cities in North Carolina: Burlington, Creedmoor, Goldsboro, Henderson, Jacksonville, Kinston, La Grange, Louisburg, New Bern, Oxford, Raleigh, Roxboro, Wilmington, and Youngsville.

Legal Proceedings

There are no threatened or pending legal proceedings against UB Bancorp or Union Bank which, if determined adversely, would, in the opinion of management, have a material adverse effect on UB Bancorp’s business, financial condition, results of operations or cash flows.

Seasonality

UB Bancorp does not believe its business to be seasonal in nature.

Competition

Union Bank operates an aggregate of 15 banking offices within the following banking markets: (1) Burlington, NC, (2) Durham- Chapel Hill, NC, (3) Goldsboro, NC, (4) Greenville, NC, (5) Henderson, NC, (6) Jacksonville, NC, (7) Kinston, NC, (8) New Bern, NC, (9) Raleigh, NC, and (10) Wilmington, NC. Each of these banking markets is a highly competitive environment for commercial banking. The following table lists

Union Bank’s deposit market share, as reported by the Federal Reserve Bank of St. Louis for each banking market in which Union Bank has a branch, as of June 30, 2021, the most recent date for which such data is available. Union Bank has given notice of its intent to close its branch in Burlington, North Carolina on or about September 30, 2022.

Market Area	Market Rank	No. of Institutions in Market	Total Deposits In Market (in 000’s)	Union Bank Market Share
Burlington, NC	14	14	$2,798,624	0%
Durham-Chapel Hill, NC	18	21	$29,858,519	0.11%
Goldsboro, NC	5	10	$2,209,495	4.60%
Greenville, NC	9	14	$4,216,109	4.45%
Henderson, NC	4	7	$585,949	10.14%
Jacksonville, NC	8	11	$2,126,810	3.40%
Kinston, NC	4	7	$767,646	11.80%
New Bern, NC	5	8	$1,957,630	3.20%
Raleigh, NC	18	40	$40,902,800	0.72%
Wilmington, NC	18	22	$16,652,622	0.11%

More information about UB Bancorp is available by visiting unionbanknc.com and then clicking the link to “Investor Relations.” Information contained on UB Bancorp’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. For additional information regarding UB Bancorp’s business, financial condition, results of operations and other important information, please refer to UB Bancorp’s disclosures available on its website, including its Annual Report for the year ended December 31, 2021. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page 110.

Security Ownership of Certain Beneficial Owners of UB Bancorp

The following table sets forth certain information regarding the beneficial ownership of UB Bancorp common stock by (i) the directors and officers of UB Bancorp and (ii) all directors and officers as a group. Except for directors and officers disclosed below, the following shareholder beneficially owns 5% or more of the UB Bancorp common stock as fiduciary over certain accounts. The percentage of beneficial ownership is calculated based on 5,980,177 outstanding shares of UB Bancorp common stock as of the record date.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Class
Franklin Street Trust Company 1450 Raleigh Road, Suite 300 Chapel Hill, NC 27517	332,858	5.57%

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares issuable pursuant to the exercise of stock options. Unless otherwise indicated, based on information furnished by such shareholders, management of UB Bancorp believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of UB Bancorp.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Dr. Raymond C. Ball, Jr.	41,443	[1]	*
Susan W. Barrett	15,630		*
Robert Lee Burrows, Jr.	93,587	[2]	1.56%
Anne Corey	8,152		*
Chandler T. Currin, Jr.	28,284	[3]	*
S. Lawrence Davenport	17,956	[4]	*
F. Wills Hancock, IV	90,355	[5]	1.51%
James T. Hill, Jr.	68,743	[6]	1.15%
C. Dwight Howard	69,972	[7]	1.17%
V. Robert Jones	49,511	[8]	*
Dr. William A. Keyes, IV	4,024	[9]	*
Crawford A. Knott	30,600	[10]	*
Donna C. McClatchey	3,300		*
Scott C. McLean	3,160		*
Cameron McRae	114,073	[11]	1.90%
Conrad B. Sturges, III	13,890	[12]	*
T. Gray Yancey	18,579	[13]	*
Stephen K. Zaytoun	6,064	[14]	*
All directors, nominees, and officers as a group (18 persons)	677,323	[15]	11.26%

*	Indicates less than 1.0% ownership.
[1]	Includes 4,581 shares acquirable within 60 days of the record date under options held by Mr. Ball.
[2]

Includes 9,239 shares held in an individual retirement account for the benefit of Mr. Burrows, 309 shares held in an individual retirement account for the benefit of Mr. Burrows’ spouse, 73,013 shares held by entities over which Mr. Burrows and his spouse having voting control, and 9,739 shares acquirable within 60 days of the record date under options held by Mr. Burrows. Does not include an aggregate of 569,922 shares held in irrevocable trusts established by Mr. Burrows and his spouse over which neither Mr. Burrows nor his spouse have voting or dispositive power.

[3]

Includes 1,638 shares owned individually by Mr. Currin’s spouse, 819 shares held by Mr. Currin’s spouse as custodian for a family member, 2,457 shares owned jointly with other family members, and 1,012 shares acquirable within 60 days of the record date under options held by Mr. Currin.

[4]	Includes 3.294 shares acquirable within 60 days of the record date under options held by Mr. Davenport.
[5]

Includes 16,358 shares owned individually by Mr. Hancock’s spouse, 15,602 shares held in children’s custodial accounts, and 1,012 shares acquirable within 60 days of the record date under options held by Mr. Hancock.

[6]	Includes 509 shares acquirable within 60 days of the record date under options held by Mr. Hill.
[7]	Includes 509 shares acquirable within 60 days of the record date under options held by Mr. Howard.
[8]	Includes 2,098 shares acquirable within 60 days of the record date under options held by Mr. Jones.
[9]	Includes 100 shares acquirable within 60 days of the record date under options held by Mr. Keyes.
[10]	Includes 1,012 shares acquirable within 60 days of the record date under options held by Mr. Knott.

[11]	Includes 12,319 shares acquirable within 60 days of the record date under options held by Mr. McRae.
[12]	Includes 3,000 shares owned individually by Mr. Sturges’ spouse and 1,012 shares acquirable within 60 days of the record date under options held by Mr. Sturges.
[13]	Includes 567 shares owned individually by Mr. Yancey’s spouse and 1,012 shares acquirable within 60 days of the record date under options held by Mr. Yancey.
[14]	Includes 1,012 shares acquirable within 60 days of the record date under options held by Mr. Zaytoun.
[15]	Includes an aggregate of 39,221 shares acquirable within 60 days of the record date under options held by directors.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between F.N.B. and UB Bancorp. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about F.N.B. or UB Bancorp. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings F.N.B. makes with the SEC and UB Bancorp makes with the OTCQX. See “Where You Can Find More Information” on page 110.

Overview of the Merger

F.N.B.’s and UB Bancorp’s boards of directors have each approved the merger and the merger agreement. The merger agreement provides for UB Bancorp to merge with and into F.N.B. after the closing conditions specified in the merger agreement have been satisfied. When the merger is completed, UB Bancorp’s separate corporate existence will cease and F.N.B. will be the surviving corporation. F.N.B.’s articles of incorporation and bylaws and the provisions of the Pennsylvania Business Corporation Law and the Pennsylvania Entity Transactions Law (which are the statutory corporation laws under which F.N.B. is incorporated) will govern the surviving corporation. The persons serving as the directors and officers of F.N.B. immediately before the merger also will be the directors and officers of the surviving corporation. For information about the identities, backgrounds, compensation and certain other matters relating to F.N.B.’s directors and executive officers, please refer to F.N.B.’s proxy statement for its 2022 annual meeting of shareholders, which is incorporated by reference herein. For information about UB Bancorp’s directors, please refer to UB Bancorp’s proxy statement for its 2022 annual meeting of shareholders. See “Where You Can Find More Information” on page 110. The parties intend for the merger to be treated as a “reorganization” under Section 368(a) of the Code. See “U.S. Federal Income Tax Consequences of the Merger” on page 92 for additional information.

As a result of the merger of UB Bancorp into F.N.B., all outstanding shares of UB Bancorp common stock (other than shares for which the holder of such shares has elected to exercise appraisal rights) will be automatically converted into the right to receive merger consideration from F.N.B., except that shares of UB Bancorp common stock held by UB Bancorp, F.N.B. or their respective subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) will be canceled without consideration. The number of shares of F.N.B. common stock each UB Bancorp shareholder is entitled to receive will be determined based on a fixed exchange ratio of 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock owned. No fractional shares of F.N.B. common stock will be issued in the merger. Instead, UB Bancorp shareholders will be entitled to receive cash in lieu of any fractional shares of F.N.B. common stock they would otherwise be entitled to receive. UB Bancorp may terminate the merger agreement if the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless F.N.B. elects to increase the exchange ratio as determined by a formula in the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 87 for additional information.

F.N.B. and UB Bancorp can provide no assurance that the value of F.N.B. common stock at the time the merger is completed will be substantially equivalent to the value of F.N.B. common stock at the time the UB Bancorp shareholders vote to approve the merger proposal. Because the market value of F.N.B. common stock fluctuates, the value of the shares of F.N.B. common stock that UB Bancorp shareholders will receive as merger consideration will fluctuate.

Upon completion of the merger, all shares of F.N.B. capital stock issued and outstanding as of the completion of the merger will remain outstanding and will be unaffected by the merger. F.N.B. common stock will continue to trade on the NYSE under the symbol “FNB” following the merger. Based on information as of the UB Bancorp special meeting record date, immediately after the merger is completed, without giving effect to any shares of F.N.B. common stock held by UB Bancorp shareholders prior to the merger, holders of F.N.B. common stock will own approximately 97% of all outstanding shares of F.N.B. common stock, and holders of UB Bancorp common stock will own approximately 3% of all outstanding shares of F.N.B. common stock.

After the merger of UB Bancorp into F.N.B. is completed, F.N.B.’s and UB Bancorp’s main operating subsidiaries, First National Bank of Pennsylvania, a national banking association, and Union Bank, a North Carolina state-chartered bank, will merge, with First National Bank of Pennsylvania being the surviving entity. Union Bank and First National Bank of Pennsylvania have entered into a separate merger agreement setting forth their agreement to merge and the terms and conditions of the merger. The form of the bank merger agreement is attached as Exhibit B to the merger agreement between F.N.B. and UB Bancorp.

Background of the Merger

As a part of its ongoing consideration and evaluation of long-term prospects and strategies, the UB Bancorp board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, periodically with input from investment banking and other outside advisory firms, including reviewing strategic alternatives for enhancing shareholder value, including as to growth opportunities and operational efficiencies with the objective to enhance profitability, prospects, and long-term value for UB Bancorp’s shareholders. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and UB Bancorp, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating its strategic objectives, the board of directors of UB Bancorp found it important to consider potential merger opportunities to enhance shareholder value while at the same time continuing to provide quality products and services to its local communities and customers.

In November 2021, the board of directors of UB Bancorp met to consider the long-term strategic plan of UB Bancorp, including consideration of the growth prospects for UB Bancorp, the overall operating environment, and internal constraints on achieving its long-term goals. As a part of that meeting, UB Bancorp’s Chairman of the Board of Directors, Lee Burrows, who serves as Vice Chairman of Investment Banking of Performance Trust Capital Partners, LLC, an experienced community bank-oriented investment banking firm, provided the board of directors of UB Bancorp information regarding the strategic landscape for community banks and various alternatives that UB Bancorp could pursue.

At its next regular meeting in December 2021, the board of directors of UB Bancorp determined that a partnership with a larger institution may result in the best outcome for shareholders. The board of directors also determined that advisor independence would be key to the process and therefore, at the recommendation of Mr. Burrows, the board of directors of UB Bancorp directed Mr. Burrows to contact Piper Sandler to discuss its engagement as financial advisor to UB Bancorp. Mr. Burrows and UB Bancorp’s President and Chief Executive Officer, Rob Jones, contacted Piper Sandler following the December 2021 meeting.

On January 3, 2022 and January 5, 2022, representatives of Piper Sandler met with Mr. Burrows and Mr. Jones to discuss the merger and acquisition market for financial institutions and to provide an overview of potential transactions and potential partners. Mr. Burrows and Mr. Jones asked questions of Piper Sandler regarding the characteristics of various potential buyers and provided feedback regarding UB Bancorp’s preferred partners and various considerations in selecting potential bidders. Following the conclusion of the meeting on January 5, 2022, Piper Sandler provided an engagement letter to UB Bancorp’s representatives for their review. The engagement letter stated the terms of Piper Sandler’s engagement. UB Bancorp executed Piper Sandler’s engagement letter on January 10, 2022. Piper Sandler also began work on a Confidential Information Memorandum (“CIM”), in consultation with UB Bancorp senior management, that would present the opportunity to merge with UB Bancorp to potential partners.

On January 19, 2022, representatives of Piper Sandler met with representatives of UB Bancorp in Winterville, North Carolina to review and discuss the identified potential merger partners and the draft of the CIM. On January 20, 2022, the board of directors of UB Bancorp approved the formation of an ad hoc committee to manage the merger and acquisition process, which we refer to herein as the merger and acquisition committee. Following input from UB Bancorp, Piper Sandler finalized the CIM and began outreach to the twelve potential merger partners authorized by UB Bancorp in the engagement letter on January 24, 2022.

Of the twelve parties contacted, nine expressed interest and requested to review the non-disclosure agreement. Seven parties executed the non-disclosure agreement and were invited to learn more about UB Bancorp and conduct necessary due diligence. The non-disclosure agreements contained certain non-solicitation provisions in favor of UB Bancorp as well as standstill provisions that require inquiries and efforts to acquire control of UB Bancorp be made exclusively to UB Bancorp’s board of directors through Piper Sandler and prohibit the counterparty from requesting a waiver of those standstill provisions. Each party who executed a non-disclosure agreement was provided with access to a data room, created with the assistance of Piper Sandler, with additional information regarding UB Bancorp. As part of the due diligence process, representatives of Piper Sandler, on behalf of UB Bancorp, requested that each party interested in pursuing a potential combination with UB Bancorp submit an indication of interest describing their proposed financial and legal terms of a combination with UB Bancorp no later than February 16, 2022.

On February 16, 2022, one potential merger partner, Party A, provided an indication of interest. Party A’s indication of interest described a merger with UB Bancorp for an exchange of an amount of Party A’s stock valued at $22.00 per share of UB Bancorp common stock as of the date of the offer. Piper Sandler discussed the results of its process and the offer from Party A with the merger and acquisition committee of UB Bancorp’s board of directors on February 17, 2022. Following that discussion, Piper Sandler, at the direction of the merger and acquisition committee, requested that Party A increase the exchange ratio in its offer.

On February 22, 2022, Party A increased its exchange ratio to an amount that reflected an implied value for UB Bancorp’s common stock of $22.12 per share based on Party A’s closing price as of the prior trading day. Also, on February 25, 2022, an additional potential merger partner, Party B, provided an indication of interest, despite prior indications that Party B had decided not to pursue a business combination with UB Bancorp. Party B’s indication of interest described merger with UB Bancorp for an exchange of an amount of Party B’s common stock valued at $23.50 per share of UB Bancorp common stock as of the date of the indication of interest.

Representatives of Piper Sandler communicated these offers to the merger and acquisition committee of UB Bancorp and discussed potential next steps. Based on the feedback of the committee, on March 1, 2022, representatives of Piper Sandler reached out to Party A and Party B individually to indicate that UB Bancorp was interested in moving to a second round of more detailed due diligence with each party. During this phase of due diligence, each party would receive access to additional due diligence information, including loan files, and a proposed form of definitive merger agreement to be prepared by Fenimore Kay Harrison LLP (“Fenimore”), which UB Bancorp had engaged as special counsel for the potential merger transaction. Each party was asked to resubmit its indication of interest, revised to reflect the additional due diligence, and a draft of the definitive agreement with its comments no later than March 24, 2022.

Following receipt of Party B’s indication of interest, while Party A and Party B were reviewing the additional due diligence information, UB Bancorp independently contacted Party C on an informal, fact-finding basis to determine whether Party C would be interested in an all-cash acquisition of UB Bancorp. After preliminary discussions between representatives of UB Bancorp and Party C, Party C indicated that it was not interested in pursuing an acquisition of UB Bancorp at that time.

On March 24, 2022, Party A resubmitted an indication of interest confirming its most recent exchange ratio, which then had an implied value of $20.88 per share of UB Bancorp common stock based upon changes in the market price of Party A’s stock. Party B resubmitted an indication of interest proposing a confirming its previously-offered exchange ratio, resulting in an implied value of $22.23 per share of UB Bancorp common stock based upon Party B’s stock price as of the day prior to the indication of interest. Each party also submitted a draft of the form of definitive agreement containing its comments with its indication of interest.

On March 25, 2022, the merger and acquisition committee of the UB Bancorp board of directors met to review the terms of the indications of interest received from each of Party A and Party B and discuss whether UB Bancorp desired to pursue a transaction with either party. Representatives from Piper Sandler and Fenimore attended the meeting and discussed the indications of interest, market conditions, and changes in the interest rate environment affecting banks. Following discussions among the committee with input from Piper Sandler and Fenimore, the committee directed Piper Sandler to contact both Party A and Party B to confirm that their indications of interest contemplated the material impact that rapid changes in the interest rate environment would have on the value of the bond portfolio, and therefore the financial condition, of UB Bancorp and other financial institutions.

Both Party A and Party B indicated to Piper Sandler that further due diligence regarding the updated fair value of UB Bancorp’s bond portfolio would be necessary in order to confirm the exchange ratios offered in their indications of interest. Following receipt the feedback that the indications of interest from both Party A and Party B would need further due diligence prior to acceptance by UB Bancorp, the due diligence process was extended in order to allows the offers from Party A and Party B to be verified or modified as appropriate.

As due diligence efforts continued with Party A and Party B, representatives of Piper Sandler, on behalf of UB Bancorp, reached out to F.N.B. and another potential merger partner, Party D, on an informal basis to determine whether either party would be interested in exploring a merger transaction of UB Bancorp. F.N.B. indicated that it was interested in exploring a potential business combination with UB Bancorp while Party D declined the opportunity to explore a transaction with UB Bancorp. On March 29, 2022, F.N.B. and UB Bancorp entered into a non-disclosure agreement and began conducting further due diligence, including review of available files, loan review, and interviews with members of their respective management teams. All information provided during this phase of due diligence included each party’s available first quarter financial information.

Following the release of financial results for the first quarter of 2022 for many financial institutions, representatives of Piper Sandler reached out to each of Party A, Party B, and F.N.B. and requested that each party provide a final indication of interest no later than May 4, 2022.

On May 4, 2022, F.N.B. submitted an indication of interest describing a merger with UB Bancorp for an exchange of F.N.B. common stock at an exchange ratio of 1.5651 per share of UB Bancorp common stock along with a draft of the form of definitive agreement containing F.N.B.’s preliminary comments. F.N.B.’s indication of interest reflected an implied value of $18.43 per share of UB Bancorp common stock based upon F.N.B.’s closing stock price on May 3, 2022. Party B also submitted an indication of interest reflecting a proposed final exchange ratio with an implied value of $18.22 per share of UB Bancorp’s common stock based upon Party B’s closing stock price as of May 3, 2022. The exchange ratio offered by Party B reflected a decrease in its previously-offered exchange ratio. Party A declined to submit a final indication of interest.

UB Bancorp’s merger and acquisition committee met on May 5, 2022 to discuss the indications of interest received from F.N.B. and Party B with representatives from Piper Sandler and Fenimore attending. During the meeting, representatives of Piper Sandler provided a comparison of the two indications of interest as well as information regarding F.N.B. and Party B. Following this meeting and at the direction of the committee, representatives of Piper Sandler, on behalf of UB Bancorp, contacted F.N.B. and requested F.N.B. to increase its proposed exchange ratio to 1.67 shares of F.N.B. common stock per share of UB Bancorp common stock. On May 6, 2022, F.N.B. responded to indicate that F.N.B. would revise its indication of interest to reflect an exchange ratio of 1.61 shares of F.N.B. common stock per share of UB Bancorp common stock.

On May 10, 2022, the full board of directors of UB Bancorp met with representatives of Piper Sandler and Fenimore to discuss the indications of interest from F.N.B. and Party B and to make a decision regarding whether or not to accept either offer. Representatives of Piper Sandler continued to communicate with F.N.B. and Party B in the days leading up to the meeting. On the morning of May 10, 2022 and at the direction of UB Bancorp, representatives of Piper Sandler, on behalf of UB Bancorp, encouraged Party B to increase its offer in order to be more competitive. The UB Bancorp board of directors proceeded with the meeting, discussing in detail the various alternatives of accepting F.N.B.’s offer, accepting Party B’s offer, or remaining independent. Each director expressed his or her views, and Piper Sandler facilitated a discussion and assisted with a comparison of the two offers and provided background information related to each of F.N.B. and Party B.

As the board of directors of UB Bancorp was meeting, Party B indicated to representatives of Piper Sandler that it was withdrawing its indication of interest. Representatives of Piper Sandler communicated this information to the UB Bancorp board of directors, and the board of directors focused its decision on whether to accept F.N.B.’s offer or to remain independent. Following discussion, the UB Bancorp board of directors approved the acceptance of F.N.B.’s offer.

On May 13, 2022, F.N.B. requested that UB Bancorp agree to an exclusivity period, and on May 17, 2022, UB Bancorp entered into an exclusivity agreement with F.N.B. through June 6, 2022.

On May 12, 2022, representatives of Piper Sandler submitted a reverse due diligence request to F.N.B. on behalf of UB Bancorp, to which F.N.B. provided responses for review by UB Bancorp and its advisors. On May 16 and 17, 2022, members of senior management of UB Bancorp held a series of reverse due diligence meetings to discuss business, regulatory, legal, and compliance matters with members of management of F.N.B. Representatives of Piper Sandler and Fenimore also attended these meetings. On May 17, 2022, F.N.B.’s outside legal counsel, Reed Smith LLP (“Reed Smith”), delivered to Fenimore a draft merger agreement based on a merger agreement utilized by F.N.B. in a prior acquisition, in an effort to facilitate efficient negotiation of the terms of a potential definitive merger agreement.

From May 17 to May 27, 2022, the parties completed due diligence (including reverse due diligence by UB Bancorp) and negotiated the terms of a potential definitive merger agreement, including, among other things, the (i) addition of a “walkaway right” which provides UB Bancorp the right to terminate the merger agreement without penalty if, immediately prior to the closing of the merger, the value of F.N.B. common stock underperforms the value of its common stock at the signing of the merger agreement and the magnitude of the underperformance is greater than the decline in value over the same time period of a market index comprised of bank holding company stocks; (ii) narrowing of negative covenants to which UB Bancorp is subject between the signing of the merger agreement and closing; and (iii) the establishment of specific severance and “pay-to-stay” bonuses for non-executive employees of UB Bancorp. During this period, F.N.B. requested that UB Bancorp’s directors and certain UB Bancorp shareholders enter into shareholder voting agreements concurrently with F.N.B. entering into a merger agreement with UB Bancorp.

On May 27, 2022, management of UB Bancorp delivered by email to each UB Bancorp director, the current draft of the definitive merger agreement, an executive summary of the agreement and its ancillary agreements, a memo summarizing the directors’ duties in considering the merger transaction, and proposed resolutions to be adopted should the UB Bancorp board of directors choose to proceed with approval of the merger with F.N.B. On May 31, 2022, UB Bancorp’s board of directors held a meeting, which was also attended by members of UB Bancorp management and representatives of Piper Sandler and Fenimore. The UB Bancorp board discussed considerations that had led to the potential merger exploration process and UB Bancorp’s strategic alternatives. Members of UB Bancorp senior management discussed with the board the reverse due diligence that had been conducted with respect to F.N.B. and the results of the due diligence review. Piper Sandler then reviewed with the UB Bancorp board the financial aspects of the proposed transaction and rendered to the UB Bancorp board of directors its opinion, which was initially rendered verbally and subsequently confirmed by delivery of a written opinion, dated May 31, 2022 and attached to this proxy statement/prospectus as Appendix C, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to holders of UB Bancorp common stock.

Representatives of Fenimore discussed with the UB Bancorp board of directors the fiduciary duties of directors in connection with considering the proposed merger agreement. Representatives of Fenimore discussed with the board the material terms of the merger agreement and responded to questions.

Following further discussion and after taking into consideration the matters discussed during the meeting and in prior meetings of the UB Bancorp board of directors, including consideration of the factors described below under “—Recommendation of the UB Bancorp Board of Directors and Reasons for the Merger,” the UB Bancorp board of directors approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend that UB Bancorp’s shareholders approve the merger agreement and merger.

On May 31, 2022, UB Bancorp and F.N.B. executed and delivered the merger agreement, and F.N.B. and the directors and the executive officers certain shareholders of UB Bancorp, as well as Franklin Street Trust Company, a beneficial owner of more than 5% of the issued and outstanding common stock of UB Bancorp, executed and delivered the voting agreements. On the morning of June  1, 2022, F.N.B. and UB Bancorp issued a joint press release publicly announcing their entry into the merger agreement.

Recommendation of the UB Bancorp Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that UB Bancorp’s shareholders approve the merger agreement and merger, the UB Bancorp board of directors considered, in consultation with outside financial and legal advisors and UB Bancorp senior management and after review of various financial data and due diligence information, whether to remain independent or to pursue other strategic alternatives. After such consideration of UB Bancorp’s future prospects as an independent company and its strategic alternatives, the UB Bancorp board of directors concluded that the proposed merger with F.N.B. was in the best interests of UB Bancorp and its shareholders. In evaluating and reaching it decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that UB Bancorp shareholders approve the merger agreement and merger, UB Bancorp’s board of directors considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	The value of the consideration to be received by the shareholders of UB Bancorp relative to the book value and earnings per share of UB Bancorp’s capital stock;

•

The financial terms of recent business combinations in the financial services industry, particularly those for transactions announced during the current calendar quarter, and a comparison of the multiples of selected combinations with the terms of the proposed transaction with F.N.B.;

•	The alternatives to the merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally;

•

The business prospects for UB Bancorp going forward, as projected by management and viewed in light of the changing economic and competitive landscape, taking into account investments in technology and management infrastructure required to continue the growth of UB Bancorp as an independent institution;

•	The fact that the merger presents a liquidity opportunity for UB Bancorp’s shareholders;

•

The fact that, after giving effect to the exchange ratio, UB Bancorp’s shareholders could expect to receive significantly greater dividends provided by F.N.B. when compared with UB Bancorp’s historical dividends;

•

The financial analyses and opinion of Piper Sandler, dated May 31, 2022, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view to the holders of UB Bancorp common stock;

•	The prospects for F.N.B. as a standalone entity as analyzed through UB Bancorp’s reverse due diligence efforts, consensus earnings estimates, and recommendations of equity analysts;

•

The recent, and potential future, changes in prevailing interest rates and their impact on the fair value of UB Bancorp’s securities portfolio and potential future impact on UB Bancorp’s funding costs, as well as the impact of each on UB Bancorp’s earnings prospects;

•	UB Bancorp’s prospects to recruit and develop sufficient personnel to continue to grow the business of UB Bancorp;

•

The social and economic effects of the merger on UB Bancorp’s depositors, borrowers, other customers, employees, and creditors of UB Bancorp and the Bank, and on the communities in which UB Bancorp and the Bank operate or are located, which the UB Bancorp board of directors considered favorable given the resources and track record of F.N.B.;

•

The ability of UB Bancorp and Union Bank to fulfill the objectives of a commercial bank under applicable federal and state statutes and regulations, which the UB Bancorp board of directors believed would be increasingly challenging in the future;

•

The business and financial condition and prospects and earnings prospects of F.N.B., including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the merger, and other likely financial obligations of F.N.B., and the possible effect of such conditions and prospects upon UB Bancorp and Union Bank and the communities in which UB Bancorp and Union Bank are located, which the UB Bancorp board of directors considered favorable;

•	The competence, experience, and integrity of F.N.B. and its management, which the UB Bancorp board of directors considered favorable;

•	The prospects for successful conclusion of the merger, which the UB Bancorp board of directors considered favorable; and

•	The economy of the State of North Carolina and the nation.

The UB Bancorp board of directors also considered various risks associated with the merger, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	The risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•

The potential risk of diverting management attention and resources from the operation of UB Bancorp’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•	That under the merger agreement, subject to certain exceptions, UB Bancorp cannot solicit competing acquisition proposals;

•

The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating UB Bancorp’s business, operations and workforce with those of F.N.B. and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

•	The possibility that the Bank will have to pay a $4.0 million termination fee to F.N.B. if the merger agreement is terminated under certain circumstances; and

•	That the exchange ratio is fixed so that if the market price of F.N.B. common stock falls, the value of the consideration payable to shareholders of UB Bancorp will be reduced proportionately.

In addition, the UB Bancorp board of directors was aware of and considered the fact that some of UB Bancorp’s directors and executive officers may have other interests in the merger that may be different from, or in addition to, their interests as UB Bancorp shareholders, as more fully described under “—Interests of UB Bancorp’s Directors and Executive Officers in the Merger”. The board of directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above.

In reaching its conclusion, the UB Bancorp board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the board of directors may have given different weight to different factors. The UB Bancorp board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the UB Bancorp board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

The UB Bancorp board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that you vote “FOR” the merger proposal.

Opinion of UB Bancorp’s Financial Advisor in Connection with the Merger

UB Bancorp retained Piper Sandler to act as financial advisor to UB Bancorp’s board of directors in connection with UB Bancorp’s consideration of a possible business combination. UB Bancorp selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to UB Bancorp’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the agreement and plan of merger. At the May 31, 2022 meeting at which UB Bancorp’s board of directors considered the merger and the agreement and plan of merger, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on May 31, 2022, to the effect that, as of such date, the exchange ratio was fair to the holders of UB Bancorp’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of UB Bancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of UB Bancorp in connection with its consideration of the merger and the agreement and plan of merger and does not constitute a recommendation to any shareholder of UB Bancorp as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the agreement and plan of merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of UB Bancorp common stock and did not address the underlying business decision of UB Bancorp to engage in the merger, the form or structure of the merger or any other transactions contemplated in the agreement and plan of merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for UB Bancorp or the effect of any other transaction in which UB Bancorp might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of UB Bancorp or F.N.B., or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the agreement and plan of merger, dated May 27, 2022;

•	certain publicly available financial statements and other historical financial information of UB Bancorp and its banking subsidiary, Union Bank, that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of F.N.B. that Piper Sandler deemed relevant;

•

certain internal financial projections for UB Bancorp for the years ending December 31, 2022 through December 31, 2024 with a long-term annual balance sheet and earnings growth rate for the year ending December 31, 2025, as provided by the senior management of UB Bancorp;

•

publicly available analyst GAAP estimates for F.N.B. for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual earnings per share and balance sheet growth rate and estimated dividend payout ratio for F.N.B. for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of F.N.B.;

•

the pro forma financial impact of the merger on F.N.B. based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for current expected credit losses (CECL) accounting standards, as well as estimated net income for UB Bancorp for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of F.N.B.;

•

the publicly reported historical price and trading activity for UB Bancorp common stock and F.N.B. common stock, including a comparison of certain stock trading information for UB Bancorp common stock, F.N.B. common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for UB Bancorp and F.N.B. with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of UB Bancorp and its representatives the business, financial condition, results of operations and prospects of UB Bancorp and held similar discussions with certain members of the senior management of F.N.B. and its representatives regarding the business, financial condition, results of operations and prospects of F.N.B.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by UB Bancorp or F.N.B. or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of UB Bancorp and F.N.B. that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of UB Bancorp or F.N.B., nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of UB Bancorp or F.N.B. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of UB Bancorp or F.N.B., or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to UB Bancorp or F.N.B. Piper Sandler assumed, with UB Bancorp’s consent, that the respective allowances for loan losses for both UB Bancorp and F.N.B. were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for UB Bancorp for the years ending December 31, 2022 through December 31, 2024 with a long-term annual balance sheet and earnings growth rate for the year ending December 31, 2025, as provided by the senior management of UB Bancorp. In addition, Piper Sandler used publicly available analyst GAAP estimates for F.N.B. for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual earnings per share and balance sheet growth rate and estimated dividend payout ratio for F.N.B. for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of F.N.B. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for CECL accounting standards, as well as estimated net income for UB Bancorp for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of F.N.B. With respect to the foregoing information, the respective senior managements of UB Bancorp and F.N.B. confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of senior management as to the future financial performance of UB Bancorp and F.N.B., respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in UB Bancorp’s or F.N.B.’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that UB Bancorp and F.N.B. would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with UB Bancorp’s consent, that (i) each of the parties to the agreement and plan of merger would comply in all material respects with all material terms and conditions of the agreement and plan of merger and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on UB Bancorp, F.N.B., the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the agreement and plan of merger without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with UB Bancorp’s consent, Piper Sandler relied upon the advice that UB Bancorp received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement and plan of merger. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of UB Bancorp common stock or F.N.B. common stock at any time or what the value of F.N.B. common stock would be once it is actually received by the holders of UB Bancorp common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to UB Bancorp’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to UB Bancorp or F.N.B. and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of UB Bancorp and F.N.B. and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of UB Bancorp common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of UB Bancorp, F.N.B., and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to UB Bancorp’s board of directors at its May 31, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of UB Bancorp common stock or F.N.B. common stock or the prices at which UB Bancorp or F.N.B. common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by UB Bancorp’s board of directors in making its determination to approve the agreement and plan of merger and the analyses described below should not be viewed as determinative of the decision of UB Bancorp’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed merger. As set forth in the agreement and plan of merger, at the effective time, each share of UB Bancorp common stock issued and outstanding immediately prior to the effective time, except for certain shares of UB Bancorp common stock as specified in the agreement and plan of merger, by virtue of the merger and without any action on the part of the holder thereof, shall be converted into and exchanged for the right to receive 1.61 shares of F.N.B. common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $116.0 million and an implied purchase price per share of $19.32 consisting of the implied value of 5,980,882 shares of UB Bancorp common stock based on the closing price of F.N.B. common stock on May 26, 2022 and the conversion of 60,990 options outstanding with a weighted average per share strike price of $11.79. Based upon financial information for UB Bancorp as of or for the last twelve months (“LTM”) ended March 31, 2022 and the closing price of UB Bancorp’s common stock on May 26, 2022, Piper Sandler calculated the following implied transaction metrics:

Transaction Value Per Share / Tangible Book Value Per Share	152%
Transaction Value Per Share / LTM Earnings Per Share	9.1	x
Transaction Value Per Share / Estimated 2022 Earnings	10.8	x
Tangible Book Premium / Core Deposits (CDs > $100K)¹	4.2%
Tangible Book Premium / Core Deposits (CDs > $250K)¹	4.0%
Premium to UB Bancorp Market Price as of May 26, 2022	11.4%

[1]	Jumbo time deposits as of March 31, 2022 per UB Bancorp’s call report

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading prices of UB Bancorp common stock and F.N.B. common stock for the one-year and three-year periods ended May 26, 2022. Piper Sandler then compared the relationship between the movements in the price of UB Bancorp common stock and F.N.B. common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

UB Bancorp’s Year-to-Date Stock Performance

	Beginning Value 12/31/2021	Ending Value 5/26/2022
UB Bancorp	100%	98.3%
UB Bancorp Peer Group	100%	92.8%
S&P 500 Index	100%	85.1%
NASDAQ Bank Index	100%	87.0%

UB Bancorp’s Three-Year Stock Performance

	Beginning Value 5/26/2019	Ending Value 5/26/2022
UB Bancorp	100%	116.8%
UB Bancorp Peer Group	100%	120.2%
S&P 500 Index	100%	143.6%
NASDAQ Bank Index	100%	119.7%

F.N.B.’s Year-to-Date Stock Performance

	Beginning Value 12/31/2021	Ending Value 5/26/2022
F.N.B.	100%	98.9%
F.N.B. Peer Group	100%	97.6%
S&P 500 Index	100%	85.1%
NASDAQ Bank Index	100%	87.0%

F.N.B.’s Three-Year Stock Performance

	Beginning Value 5/26/2019	Ending Value 5/26/2022
F.N.B.	100%	102.9%
F.N.B. Peer Group	100%	112.9%
S&P 500 Index	100%	143.6%
NASDAQ Bank Index	100%	119.7%

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for UB Bancorp with a group of financial institutions selected by Piper Sandler. The UB Bancorp peer group included publicly traded banks and thrifts headquartered in the Southeast with total assets between $1 billion and $1.4 billion, but excluded targets of announced merger transactions (the “UB Bancorp Peer Group”). The UB Bancorp Peer Group consisted of the following companies:

Auburn National Bancorporation, Inc.	Mountain Commerce Bancorp, Inc.

Benchmark Bankshares, Inc.	Old Point Financial Corporation

Chesapeake Financial Shares, Inc.	Parkway Acquisition Corp.

Citizens Holding Company	Pinnacle Bankshares Corporation

Eagle Financial Services, Inc.	Security Federal Corporation

F&M Bank Corp.	South Atlantic Bancshares, Inc.

First Miami Bancorp, Inc.	United Bancorporation of Alabama, Inc.

GrandSouth Bancorporation

The analysis compared publicly available financial information for UB Bancorp with corresponding data for the UB Bancorp Peer Group as of or for the quarter ended March 31, 2022 (unless otherwise noted) with pricing data as of May 26, 2022. The table below sets forth the data for UB Bancorp and the median, mean, low and high data for the UB Bancorp Peer Group.

UB Bancorp Comparable Company Analysis

	UB Bancorp	UB Bancorp Peer Group Median	UB Bancorp Peer Group Mean	UB Bancorp Peer Group Low	UB Bancorp Peer Group High
Total assets ($mm)	1,170	1,253	1,228	1,007	1,399
Loans / Deposits¹ (%)	64.1	62.6	65.8	42.1	97.7
Loan Loss Reserve / Gross Loans (%)	1.15	1.06	1.14	0.64	2.16
Non-performing assets2 3 / Total assets (%)	0.04	0.30	0.28	0.02	0.66
Tangible common equity / Tangible assets (%)	6.55	7.51	7.48	3.70	11.72
Tier 1 Leverage Ratio[4] (%)	8.96	8.86	8.83	7.26	9.94
Total RBC Ratio[5] [6] (%)	15.73	14.59	14.80	12.53	19.32
CRE / Total RBC Ratio[7] (%)	272.5	212.0	215.9	134.1	350.1
MRQ Return on average assets[8] (%)	0.91	0.78	0.85	0.48	1.40
MRQ Return on average equity[9] (%)	11.20	9.73	10.41	5.85	16.65
MRQ Net interest margin[10] (%)	2.96	3.22	3.10	2.20	4.42
MRQ Efficiency ratio[11] (%)	62.0	72.1	69.9	41.0	82.2
MRQ Cost of Deposits[12] (%)	0.11	0.19	0.21	0.12	0.49
Price / Tangible book value (%)	137	120	122	78	202
Price / LTM Earnings per share (x)	8.2	10.2	10.3	6.1	18.0
Current Dividend Yield (%)	1.3	2.1	2.3	0.0	5.4
Market value ($mm)	104	106	111	50	180

[1]	Bank-level, regulatory financial data as of or for the period ended March 31, 2022 for Pinnacle Bankshares Corporation
[2]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
[3]

Bank-level, regulatory financial data for Chesapeake Financial Shares, Inc., Citizens Holding Company, F&M Bank Corp., First Miami Bancorp, Inc., Mountain Commerce Bancorp, Inc., South Atlantic Bancshares, Inc., UB Bancorp, United Bancorporation of Alabama, Inc.

[4]

Bank-level, regulatory financial data for Chesapeake Financial Shares, Inc., F&M Bank Corp., First Miami Bancorp, Inc., Mountain Commerce Bancorp, Inc., Old Point Financial Corporation, Pinnacle Bankshares Corporation, Security Federal Corporation, South Atlantic Bancshares, Inc., UB Bancorp.

[5]

Bank-level, regulatory financial data for Chesapeake Financial Shares, Inc., F&M Bank Corp., First Miami Bancorp, Inc., Mountain Commerce Bancorp, Inc., Old Point Financial Corporation, Pinnacle Bankshares Corporation, Security Federal Corporation, South Atlantic Bancshares, Inc., UB Bancorp, United Bancorporation of Alabama, Inc.

[6]	Total RBC Ratio not applicable to Eagle Financial Services Inc., given the company has elected into the Community Bank Leverage Ratio framework
[7]	Bank-level, regulatory financial data for all peers except Chesapeake Financial Shares, Inc.
[8]	Bank-level, regulatory financial data for First Miami Bancorp, Inc.
[9]	Bank-level, regulatory financial data for First Miami Bancorp, Inc.
[10]	Bank-level, regulatory financial data for First Miami Bancorp, Inc.
[11]	Bank-level, regulatory financial data for First Miami Bancorp, Inc.
[12]	Bank-level, regulatory financial data for First Miami Bancorp, Inc., Pinnacle Bankshares Corporation, South Atlantic Bancshares, Inc.
Note:	Financial data for First Miami Bancorp, Inc. as of or for the period ending December 31, 2021

Piper Sandler used publicly available information to perform a similar analysis for F.N.B. by comparing selected financial information for F.N.B. with a group of financial institutions selected by Piper Sandler. The F.N.B. peer group included major exchange traded banks and thrifts headquartered in the Mid Atlantic, Midwest, Northeast and Southeast with total assets between $25 billion and $50 billion, but excluded targets of announced merger transactions (the “F.N.B. Peer Group”). The F.N.B. Peer Group consisted of the following companies:

Associated Banc-Corp	Old National Bancorp

Bank OZK	Pinnacle Financial Partners, Inc.

BankUnited, Inc.	SouthState Corporation

Cadence Bank	UMB Financial Corporation

Commerce Bancshares, Inc.	United Bankshares, Inc.

Fulton Financial Corporation	Valley National Bancorp

Hancock Whitney Corporation

The analysis compared publicly available financial information for F.N.B. with corresponding data for the F.N.B. Peer Group as of or for the quarter ended March 31, 2022 (unless otherwise noted) with pricing data as of May 26, 2022. The table below sets forth the data for F.N.B. and the median, mean, low and high data for the F.N.B. Peer Group.

F.N.B. Comparable Company Analysis

	F.N.B.	F.N.B. Peer Group Median	F.N.B. Peer Group Mean	F.N.B. Peer Group Low	F.N.B. Peer Group High
Total assets ($mm)	42,022	36,332	37,455	25,598	47,204
Loans / Deposits (%)	79.2	78.3	76.1	51.6	99.2
Loan Loss Reserve / Gross Loans (%)	1.37	1.08	1.11	0.54	1.60
Non-performing assets¹ / Total assets (%)	0.40	0.27	0.36	0.09	0.66
Tangible common equity / Tangible assets (%)	7.18	7.68	8.05	6.31	14.22
Tier 1 Leverage Ratio (%)	8.28	8.86	9.45	7.53	15.97
Total RBC Ratio (%)	12.33	13.31	13.71	12.19	16.96
CRE / Total RBC Ratio (%)	206.8	209.9	211.9	87.0	411.0
MRQ Return on average assets (%)	0.52	1.07	1.04	(0.31)	2.01
MRQ Return on average equity (%)	3.89	9.15	9.22	(2.62)	14.45
MRQ Net interest margin (%)	2.59	2.78	2.83	2.31	4.18
MRQ Efficiency ratio (%)	60.7	57.7	57.3	38.0	66.8
MRQ Cost of Deposits (%)	0.09	0.10	0.10	0.03	0.17
Price / Tangible book value (%)	148	167	170	119	293
Price / LTM Earnings per share (x)	10.9	11.8	12.1	9.1	16.2
Price / 2022E Earnings per share (x)	9.7	10.9	11.3	8.7	17.9
Price / 2023E Earnings per share (x)	8.4	9.3	10.3	8.0	16.6
Current Dividend Yield (%)	4.0	3.1	2.8	1.1	3.9
Market value ($mm)	4,218	4,819	4,900	2,525	8,230

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Analysis of Precedent Transactions

Piper Sandler reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of bank and thrift transactions announced in the last twelve months with targets headquartered in the Southeast or Mid-Atlantic regions, as defined by S&P Global Market Intelligence, with total assets between $800 million and $1.5 billion, but excluded transactions with private investors and transactions with undisclosed deal values (the “Regional Precedent Transactions”). The nationwide group consisted of nationwide bank and thrift transactions announced since January 1, 2021 with targets with total assets between $800 million and $1.5 billion but excluded transactions with private investors and transactions with undisclosed deal values (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target

Seacoast Banking Corporation of Florida	Drummond Banking Company

Seacoast Banking Corporation of Florida	Apollo Bancshares

Farmers National Banc Corp.	Emclaire Financial Corp

Fulton Financial Corporation	Prudential Bancorp Inc.

Mid Penn Bancorp Inc.	Riverview Financial Corp.

Valley National Bancorp	Westchester Bank Holding Corp.

Simmons First National Corp.	Triumph Bancshares Inc.

Simmons First National Corp.	Landmark Community Bank

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target

Seacoast Banking Corporation of Florida	Drummond Banking Company

National Bank Holding Corp.	Community Bancorp

Nicolet Bankshares Inc.	Charter Bankshares Inc.

Seacoast Banking Corporation of Florida	Apollo Bancshares

Hometown Financial Group MHC	Randolph Bancorp Inc.

Farmers National Banc Corp.	Emclaire Financial Corp

Fulton Financial Corporation	Prudential Bancorp Inc.

QCR Holdings Inc.	Guaranty Federal Bancshares Inc.

BancPlus Corp.	First Trust Corp.

German American Bancorp Inc.	Citizens Union Bancorp

Stock Yards Bancorp Inc.	Commonwealth Bancshares Inc.

CVB Financial Corp.	Suncrest Bank

TriCo Bancshares	Valley Republic Bancorp

Mid Penn Bancorp Inc.	Riverview Financial Corp.

Valley National Bancorp	Westchester Bank Holding Corp.

Nicolet Bankshares Inc.	County Bancorp Inc.

Simmons First National Corp.	Landmark Community Bank

Simmons First National Corp.	Triumph Bancshares Inc.

Bank of Marin Bancorp	American River Bankshares

Shore Bancshares Inc.	Severn Bancorp Inc.

Stock Yards Bancorp Inc.	Kentucky Bancshares Inc.

First Busey Corp.	Cummins-American Corp.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, pay-to-trade ratio (defined as the transaction price to tangible book value as a percentage of the buyer’s then-current price to tangible book value), core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Regional Precedent Transactions
	F.N.B./ UB Bancorp	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	9.1	15.6	15.4	10.4	20.0
Transaction Price / Tangible Book Value Per Share (%)	152	148	153	107	195
Pay-To-Trade (%)	103	92	89	75	103
Tangible Book Value Premium to Core Deposits (%)	4.2	8.3	6.6	1.7	9.7
1-Day Market Premium (%)	11.4	21.1	20.8	11.6	29.7

		Nationwide Precedent Transactions
	F.N.B./ UB Bancorp	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	9.1	14.3	14.9	10.3	21.7
Transaction Price / Tangible Book Value Per Share (%)	152	156	161	107	300
Pay-To-Trade (%)	103	88	89	67	128
Tangible Book Value Premium to Core Deposits (%)	4.2	8.0	7.2	1.3	12.5
1-Day Market Premium (%)	11.4	29.7	32.0	9.7	68.8

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of UB Bancorp common stock assuming UB Bancorp performed in accordance with certain internal financial projections for UB Bancorp for the years ending December 31, 2022 through December 31, 2024, with estimated annual long-term balance sheet and net income growth rates for the year ending December 31, 2025, as provided by the senior management of UB Bancorp. To approximate the terminal value of a share of UB Bancorp common stock at May 26, 2022, Piper Sandler applied price to 2025 earnings multiples ranging from 8.0x to 12.0x and multiples of 2025 tangible book value ranging from 100% to 140%. These multiples were selected using Piper Sandler’s professional judgment. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen using Piper Sandler’s professional judgment to reflect different assumptions regarding required rates of return of holders or prospective buyers of UB Bancorp common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of UB Bancorp common stock of $11.12 to $18.86 when applying multiples of earnings and $12.53 to $19.73 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x
9.0%	$12.68	$14.18	$15.67	$17.17	$18.66
10.0%	$12.26	$13.71	$15.15	$16.60	$18.04
11.0%	$11.87	$13.26	$14.66	$16.05	$17.45
12.0%	$11.48	$12.83	$14.18	$15.53	$16.88
13.0%	$11.12	$12.42	$13.73	$15.03	$16.34

Tangible Book Value Per Share Multiples

Discount Rate	100%	110%	120%	130%	140%
9.0%	$14.30	$15.66	$17.02	$18.38	$19.73
10.0%	$13.83	$15.14	$16.46	$17.77	$19.08
11.0%	$13.38	$14.65	$15.92	$17.19	$18.45
12.0%	$12.95	$14.17	$15.40	$16.63	$17.85
13.0%	$12.53	$13.72	$14.91	$16.09	$17.28

Piper Sandler also considered and discussed with the UB Bancorp’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming UB Bancorp’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for UB Bancorp’s common stock, applying the price to 2025 earnings multiples range of 8.0x to 12.0x referred to above and a discount rate of 11.36%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0%)	$9.52	$10.62	$11.73	$12.83	$13.93
(10.0%)	$10.62	$11.86	$13.11	$14.35	$15.59
0.0%	$11.73	$13.11	$14.48	$15.86	$17.24
10.0%	$12.83	$14.35	$15.86	$17.38	$18.90
20.0%	$13.93	$15.59	$17.24	$18.90	$20.55

Piper Sandler also performed an analysis that estimated the net present value per share of F.N.B. common stock, assuming F.N.B. performed in accordance with publicly available analyst GAAP estimates for F.N.B. for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual earnings per share and balance sheet growth rate and estimated dividend payout ratio for F.N.B. for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of F.N.B. To approximate the terminal value of a share of F.N.B. common stock at May 26, 2022, Piper Sandler applied price to 2025 earnings multiples ranging from 10.0x to 14.0x and multiples of 2025 tangible book value ranging from 130% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of F.N.B. common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of F.N.B. common stock of $11.75 to $18.11 when applying multiples of earnings and $11.49 to $16.63 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
8.0%	$13.38	$14.56	$15.74	$16.92	$18.11
9.0%	$12.95	$14.09	$15.23	$16.37	$17.51
10.0%	$12.53	$13.63	$14.74	$15.84	$16.94
11.0%	$12.13	$13.20	$14.26	$15.33	$16.40
12.0%	$11.75	$12.78	$13.81	$14.84	$15.87

Tangible Book Value Per Share Multiples

Discount Rate	130%	140%	150%	160%	170%
8.0%	$13.09	$13.97	$14.86	$15.74	$16.63
9.0%	$12.66	$13.52	$14.37	$15.23	$16.09
10.0%	$12.26	$13.08	$13.91	$14.74	$15.56
11.0%	$11.87	$12.76	$13.47	$14.27	$15.06
12.0%	$11.49	$12.27	$13.04	$13.81	$14.59

Piper Sandler also considered and discussed with UB Bancorp’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming F.N.B.’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for F.N.B. common stock, applying the price to 2025 earnings multiples range of 10x to 14x referred to above and a discount rate of 9.57%.

Earnings Per Share Multiples

Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$10.47	$11.36	$12.26	$13.15	$14.05
(10.0%)	$11.59	$12.59	$13.60	$14.61	$15.62
0.0%	$12.71	$13.83	$14.94	$16.06	$17.18
10.0%	$13.83	$15.06	$16.29	$17.52	$18.75
20.0%	$14.94	$16.29	$17.63	$18.97	$20.31

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on F.N.B. assuming the transaction closes on December 31, 2022. Piper Sandler utilized the following information and assumptions: (a) estimated net income for UB Bancorp for the years ending December 31, 2023 through December 31, 2025, as provided by senior management of F.N.B., (b) publicly available analyst GAAP estimates for F.N.B. for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual earnings per share and balance sheet growth rate and estimated dividend payout ratio for F.N.B. for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of F.N.B., and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for CECL accounting standards, as provided by the senior management of F.N.B. The analysis indicated that the transaction could be accretive to F.N.B.’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2025 and dilutive to F.N.B.’s estimated tangible book value per share at close and at December 31, 2023 and December 31, 2024 and accretive to F.N.B.’s estimated tangible book value per share at some point in 2025.

In connection with this analysis, Piper Sandler considered and discussed with the UB Bancorp’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler is acting as UB Bancorp’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.1% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Piper Sandler’s fee was approximately $1.3 million. Piper Sandler also received a $150,000 fee from UB Bancorp upon rendering its opinion. UB Bancorp has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to UB Bancorp in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to F.N.B. in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to UB Bancorp and F.N.B. Piper Sandler may also actively trade the equity and debt securities of UB Bancorp and F.N.B. for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Prospective Financial Information

UB Bancorp and F.N.B. do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, UB Bancorp and F.N.B. are including in this proxy statement/prospectus certain unaudited prospective financial information that it provided to the other party in connection with the other party’s evaluation of the merger and to Piper Sandler for the purpose of performing financial analyses in connection with its opinion delivered to the UB Bancorp board of directors as described in this proxy statement/prospectus under the heading “—Opinion of UB Bancorp’s Financial Advisor in Connection with the Merger” beginning on page 46. The inclusion of this information should not be regarded as an indication that any of UB Bancorp, F.N.B. or Piper Sandler, their respective representatives or advisors or any other recipient of this information considered, or now considers, it to be material information, necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

The following unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to UB Bancorp’s and F.N.B.’s respective businesses, all of which are difficult to predict and many of which are beyond UB Bancorp’s or F.N.B.’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither UB Bancorp nor F.N.B. can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to UB Bancorp’s and F.N.B.’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus and in F.N.B.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the other reports filed by F.N.B. with the SEC, and in UB Bancorp’s Annual Report for the fiscal year ended December 31, 2021 and the other reports published by UB Bancorp.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither UB Bancorp’s nor F.N.B.’s independent registered public accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this proxy statement/prospectus relate to historical financial information of each of UB Bancorp and F.N.B. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither UB Bancorp nor F.N.B. can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. UB Bancorp and F.N.B. each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information of UB Bancorp and the unaudited prospective financial information of F.N.B. represent estimates of performance on a stand-alone basis, without reference to the merger, and does not take into account the possible financial and other effects on UB Bancorp or F.N.B. of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of UB Bancorp and the unaudited prospective financial information of F.N.B. do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on UB Bancorp or F.N.B. of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on UB Bancorp or F.N.B. of any possible failure of the merger to occur. None of UB Bancorp, F.N.B., Piper Sandler or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of UB Bancorp or F.N.B. or other person regarding UB Bancorp’s or F.N.B.’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote in favor of the merger proposal or any other proposal to be considered at UB Bancorp’s special meeting, but is being provided solely because UB Bancorp and F.N.B. made this information available to UB Bancorp’s financial advisor in connection with the merger and to each other in connection with the other party’s due diligence review.

In light of the foregoing, and considering that UB Bancorp’s special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, UB Bancorp shareholders are cautioned not to place unwarranted reliance on such information, and all UB Bancorp shareholders are urged to review UB Bancorp’s most recent filings on the OTCQX for a description of UB Bancorp’s reported financial results and to review F.N.B.’s most recent SEC filings for a description of F.N.B.’s reported financial results. See “Where You Can Find More Information.”

Certain Unaudited Prospective Financial Information of UB Bancorp

For purposes of certain financial analyses performed in connection with Piper Sandler’s opinion, UB Bancorp provided Piper Sandler with certain estimated unaudited prospective financial information for UB

Bancorp in 2022, 2023 and 2024, as well as estimated long-term net income and total assets growth rates and certain other assumptions to be used to extrapolate UB Bancorp’s financial results thereafter. The following table presents UB Bancorp’s estimated unaudited prospective net income, dividends per share, and tangible book value per share for the years ending December 31, 2022, 2023 and 2024, as provided to Piper Sandler by UB Bancorp and used by Piper Sandler in performing financial analyses in connection with its opinion delivered to the UB Bancorp board of directors.

	At or for the year ending December 31, 2022	At or for the year ending December 31, 2023	At or for the year ending December 31, 2024
Net Income (in millions)	$10.74	$11.24	$11.60
Dividends per Share	$0.22	$0.22	$0.22
Tangible Book Value per Share	$13.82	$15.17	$16.89

Based on the number of fully-diluted shares outstanding of UB Bancorp, the net income estimates above implied fully-diluted net income per share for UB Bancorp of $1.79, $1.87, and $1.93 per share for the years ending December 31, 2022, 2023, and 2024, respectively. For purposes of the net present value analysis of UB Bancorp performed in connection with Piper Sandler’s opinion, UB Bancorp senior management provided Piper Sandler with estimated long-term annual growth rates of 7% for UB Bancorp’s net income and balance sheet for years after 2023.

Certain Unaudited Prospective Financial Information of F.N.B.

The following table presents the consensus Wall Street research estimates for F.N.B.’s 2022 and 2023 earnings per share, which we refer to as the F.N.B. street estimates, that were discussed with Piper Sandler by F.N.B. senior management and used by Piper Sandler in performing financial analyses in connection with its opinion delivered to the UB Bancorp board of directors.

	For the year ending December 31, 2022	For the year ending December 31, 2023
EPS	$1.15	$1.43

In addition, for purposes of the net present value analysis of F.N.B. and the pro forma financial impact analysis performed in connection with Piper Sandler’s opinion delivered to the UB Bancorp board of directors, F.N.B. senior management provided Piper Sandler with an estimated annual growth rate of 5% for 2024 and 2025 for F.N.B.’s balance sheet and net income. F.N.B. senior management also provided Piper Sandler with a dividend payout ratio of 33.6% of net income for 2024 and 2025.

Certain Unaudited Prospective Pro Forma Financial Information

In addition, for purposes of the pro forma financial impact analysis performed by Piper Sandler in connection with Piper Sandler’s opinion delivered to the UB Bancorp board of directors, the following unaudited prospective pro forma financial information reflecting estimated effects of the merger was provided by senior management of F.N.B. to Piper Sandler: (i) greater than 45% cost savings on UB Bancorp’s non-interest expense; (ii) an estimated $17 million in one-time pre-tax merger related costs; and (iii) certain estimated purchase accounting assumptions with respect to the proposed merger, including an estimated additional CECL reserve (day two) of 1.65% of UB Bancorp’s non-PCD loans, an estimated gross credit mark of 1.6% of UB Bancorp loans, consisting of a purchased credit deteriorated mark of 0.4% of loans and a non-purchase credit deteriorated mark of 1.2% of loans, to be accreted through earnings over five years, and a core deposit intangible of 1.50% of non-time deposits, to be amortized over ten years utilizing the sum of the years digits methodology.

Interests of UB Bancorp’s Directors and Executive Officers in the Merger

In considering the recommendation of the UB Bancorp board of directors, UB Bancorp shareholders should be aware that UB Bancorp’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of UB Bancorp shareholders generally. The UB Bancorp board of directors was aware of and considered those interests, among other matters, in making its recommendation that the UB Bancorp shareholders vote to approve the merger proposal. See the section entitled “—Background of the Merger” and the section entitled “—Recommendation of the UB Bancorp Board of Directors and Reasons for the Merger” beginning on pages 40 and 44, respectively. UB Bancorp’s shareholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of UB Bancorp Equity Awards

As of the record date of the UB Bancorp special meeting, UB Bancorp directors and executive officers owned, in the aggregate, 52,660 stock options. As of the record date of the UB Bancorp special meeting, the UB Bancorp directors and executive officers owned, in the aggregate, 68,938 unvested restricted shares of UB Bancorp common stock granted under the Union Bank 2012 Omnibus Incentive Plan or the UB Bancorp 2021 Omnibus Incentive Plan.

Under the merger agreement, at the effective time of the merger, each outstanding UB Bancorp stock option owned by UB Bancorp directors and executive officers will be converted automatically into an option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of UB Bancorp common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio of 1.61. The per share exercise price (rounded up to the nearest whole cent) of the converted option will be equal to the per share exercise price under the UB Bancorp stock option divided by the exchange ratio of 1.61. The converted stock options otherwise will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger other than accelerated vesting and, in some cases, extensions of the duration of the timeframe during which the options can be exercised.

The following table sets forth, as of the record date, the vested and unvested stock options held by UB Bancorp directors and executive officers, all of which will vest at the effective time of the merger, and the intrinsic value of such stock options based upon F.N.B.’s closing price of $12.05 as of August 5, 2022:

Director	UB Bancorp Vested Stock Options	UB Bancorp Unvested Stock Options	Value of As-converted Aggregate F.N.B. Stock Options(1)
Dr. Raymond Ball, Jr.	4,581	1,003	$42,495.90
R. Lee Burrows, Jr.	9,739	1,003	$81,800.62
Chandler T. Currin, Jr.	1,012	1,003	$15,344.12
S. Lawrence Davenport	3,294	1,003	$32,722.14
F. Wills Hancock, IV	1,012	1,003	$15,344.12
James T. Hill, Jr.	509	1,003	$11,512.82
C. Dwight Howard	509	1,003	$11,512.82
V. Robert Jones	2,098	1,003	$23,612.16
Dr. William A. Keyes, IV	100	400	$3,807.65
Crawford A. Knott	1,012	1,003	$15,344.12
Donna C. McClatchey	0	0	$0
Cameron McRae	12,319	1,003	$101,449.04
Conrad B. Sturges, III	1,012	1,003	$15,344.12
T. Gray Yancey	1,012	1,003	$15,344.12
Stephen K. Zaytoun	1,012	1,003	$15,344.12

(1)

Represents the product obtained by multiplying the number of shares subject to UB Bancorp stock options by the exchange ratio (1.61), rounded down to the nearest whole share, then by the difference between the value of a share of F.N.B.’s common stock, based upon F.N.B.’s closing price on the NYSE of $12.05 as of August 5, 2022, and the as-converted weighted average exercise price of the stock options held by each holder.

Under the merger agreement, at the effective time of the merger, each restricted stock award owned by UB Bancorp directors and executive officers with respect to shares of UB Bancorp common stock that is outstanding immediately prior to the effective time of the merger will, in accordance with the terms of the applicable restricted stock grant, become fully vested immediately prior to the effective time of the merger. Shares of UB Bancorp common stock issued or due as a result of such vesting shall be treated as issued to the holder of the applicable restricted stock award and converted automatically into the right to receive (i) 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of UB Bancorp common stock subject to such stock award will be treated in the same manner as all other shares of UB Bancorp common stock for such purposes.

The following table sets forth, as of the record date, the unvested restricted stock awards held by UB Bancorp executive officers, all of which will vest at the effective time of the merger, and the corresponding number of shares of F.N.B. common stock that would be received in connection with the merger, as well as the aggregate value of such grants based upon F.N.B.’s closing price of $12.05 as of August 5, 2022:

Executive Officer	UB Bancorp Unvested Restricted Stock	As-converted Aggregate F.N.B. Common Stock(1)	Value of As-converted Aggregate F.N.B. Common Stock(2)
V. Robert Jones	34,000	54,740	$659,617.00
Susan W. Barrett	16,149	25,999	$313,287.95
Anne R. Corey	9,649	15,534	$187,184.70
Scott C. McLean	9,140	14,715	$177,315.75

(1)	Represents the product obtained by multiplying the number of shares of unvested UB Bancorp restricted stock by the exchange ratio (1.61), rounded down to the nearest whole share.
(2)

Represents the product obtained by multiplying the number of as-converted shares by the value of a share of F.N.B.’s common stock, based upon F.N.B.’s closing price on the NYSE of $12.05 as of August 5, 2022.

Employment Agreements with Executive Officers

Below is a summary of UB Bancorp’s employment agreements with the UB Bancorp executive officers. The terms “cause,” “good reason,” and “change in control” are defined in each executive’s applicable employment agreement.

V. Robert Jones. Under Mr. Jones’ employment agreement, if, at or within 12 months following a change in control (a) the executive terminates his employment for good reason or (b) UB Bancorp (or its successor) terminates Mr. Jones’ employment without cause, then, the executive will be entitled to a lump sum payment, to be paid on the 30th day following the termination of employment, subject to a six-month delay under certain circumstances, equal to 2.99 times the executive’s “base amount,” which is generally Mr. Jones average compensation as reported on Form W-2 for the five years prior to the termination date. If the merger is completed in 2022, the lump sum payment that would be owed to Mr. Jones is estimated to be $1,353,077. Mr. Jones would also be entitled to reimbursement for, or continuation of, health benefits provided by UB Bancorp through the end of the term of his employment agreement.

The employment agreement also contains (i) non-compete and non-solicitation provisions that apply to the executive during the term of the agreement and, in the event of the executive’s termination for any reason, during the period of two years from and after the effective time of such termination and (ii) ongoing obligations regarding the use of UB Bancorp’s confidential information.

Susan W. Barrett. Under Ms. Barrett’s employment agreement, if, at or within 12 months following a change in control (a) the executive terminates her employment for good reason or (b) UB Bancorp (or its successor) terminates Ms. Barrett’s employment without cause, then, the executive will be entitled to a lump sum payment, to be paid on the 30th day following the termination of employment, subject to a six-month delay under certain circumstances, equal to the sum of (i) two times Ms. Barrett’s then-current base salary and (ii) her bonus amount for the prior year, prorated for the number of days worked in the year of termination. If the merger is completed on December 31, 2022, the lump sum payment that would be owed to Ms. Barrett is estimated to be $575,000. Ms. Barrett would also be entitled to reimbursement for, or continuation of, health benefits provided by UB Bancorp through the end of the term of her employment agreement. In addition, all stock options would automatically vest and remain exercisable for the duration of their original term, and all non-qualified deferred compensation would also vest. These amounts would be subject to reduction at the direction of Ms. Barrett, or absent such direction at the determination of the Board and in a manner consistent with Section 409A of the Code, if they would result in an “excess parachute payment” as defined in Section 280G of the Code.

The employment agreement also contains (i) non-compete and non-solicitation provisions that apply to the executive during the term of the agreement and, in the event of the executive’s termination for any reason, during the period of two years from and after the effective time of such termination and (ii) ongoing obligations regarding the use of UB Bancorp’s confidential information.

Anne R. Corey. Under Ms. Corey’s employment agreement, if, at or within 12 months following a change in control (a) the executive terminates her employment for good reason or (b) UB Bancorp (or its successor) terminates Ms. Corey’s employment without cause, then, the executive will be entitled to a lump sum payment, to be paid on the 30th day following the termination of employment, subject to a six-month delay under certain circumstances, equal to the greater of (i) two times Ms. Corey’s then-current base salary or (ii) her then-current base salary divided by 365 times the number of days remaining in the term of her employment agreement. If the merger is completed on December 31, 2022, the lump sum payment that would be owed to Ms. Corey is estimated to be $450,000. Ms. Corey would also be entitled to continuation of health benefits provided by UB Bancorp through the end of the term of her employment agreement. In addition, all stock options would automatically vest and remain exercisable for the duration of their original term, and all non-qualified deferred compensation would also vest. These amounts would be subject to reduction at the direction of Ms. Corey if they would result in an “excess parachute payment” as defined in Section 280G of the Code.

The employment agreement also contains (i) non-compete and non-solicitation provisions that apply to the executive during the remaining term of the agreement and (ii) ongoing obligations regarding the use of UB Bancorp’s confidential information.

Scott C. McLean. Under Mr. McLean’s employment agreement, if, at or within 12 months following a change in control (a) the executive terminates his employment for good reason or (b) UB Bancorp (or its successor) terminates Mr. McLean’s employment without cause, then, the executive will be entitled to a lump sum payment, to be paid on the 30th day following the termination of employment, equal to the sum of (i) two times Mr. McLean’s then-current base salary and (ii) his bonus amount for the prior year, prorated for the number of days worked in the year of termination. If the merger is completed on December 31, 2022, the lump sum payment that would be owed to Mr. McLean is estimated to be $490,000. Mr. McLean would also be entitled to reimbursement for, or continuation of, health benefits provided by UB Bancorp through the end of the term of his employment agreement. In addition, all stock options would automatically vest and remain exercisable for the duration of their original term, and all non-qualified deferred compensation would also vest. These amounts would be subject to reduction at the direction of Mr. McLean if they would result in an “excess parachute payment” as defined in Section 280G of the Code.

The employment agreement also contains (i) non-compete and non-solicitation provisions that apply to the executive during the term of the agreement and, in the event of the executive’s termination for any reason, during the period of two years from and after the effective time of such termination and (ii) ongoing obligations regarding the use of UB Bancorp’s confidential information.

Supplemental Executive Retirement Benefits Agreements for V. Robert Jones

UB Bancorp maintains two Supplemental Executive Retirement Benefits Agreements (“SERPs”) for the benefit of V. Robert Jones. Both SERPs are fully vested. One SERP provides by its terms that the present value of 180 payments under the SERP will be paid to Mr. Jones within 30 days of a change of control. If the merger occurs on December 31, 2022, the estimated amount to be paid to Mr. Jones under such plan would be $1.2 million.

The other SERP provides that Mr. Jones will be paid 120 monthly payments by Union Bank from the date he reaches age 70. Mr. Jones will reach the age of 70 in 2026. F.N.B. will assume this SERP upon completion of the merger.

Post-Closing Employment

As previously disclosed, F.N.B. plans to retain many current employees of UB Bancorp, including employees serving on the front-line in UB Bancorp’s branch locations, the vast majority of commercial and mortgage banking professionals, and certain officers.

Employee Matters

As soon as administratively practicable after the effective time of the merger, F.N.B. will take all reasonable actions so that employees of UB Bancorp and its subsidiaries will be entitled to participate in each F.N.B. employee benefit plan of general applicability, such as group health, medical, dental, life and disability plans (with the exception of F.N.B.’s defined benefit pension plan and any other plan frozen to new participants) to the same extent as similarly-situated employees of F.N.B. and its subsidiaries. F.N.B. will recognize the length of service credited to each UB Bancorp employee under the UB Bancorp employee benefit plans for purposes of determining eligibility to participate in, and vesting of benefits under, such F.N.B. employee benefit plans, unless recognition of the service credit would result in duplication of benefits.

Future Compensation Actions

In addition to the payments and benefits above, under the terms of the merger agreement, UB Bancorp may take certain compensation actions prior to the completion of the merger that will affect UB Bancorp’s executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above or below unless specifically disclosed. Among other actions, UB Bancorp may pay bonuses payable for periods prior to closing. Furthermore, UB Bancorp may implement strategies to mitigate the impact of Sections 280G and 4999 of the Code and related employment agreement provisions, including the acceleration of compensation otherwise potentially payable in a future calendar year and the allocation of amounts to restrictive covenants as reasonable compensation for such purpose.

Indemnification and Insurance

F.N.B. and UB Bancorp have agreed in the merger agreement that, from and after the effective time of the merger, F.N.B. will indemnify and hold harmless, to the fullest extent provided under applicable law and the articles of incorporation and bylaws of UB Bancorp, each present and former director and officer of UB Bancorp or any of its subsidiaries and any individual who serves or served as a director, officer, employee, member, trustee, or fiduciary of another entity at the request of UB Bancorp or its subsidiaries, against any losses, claims, damages, liabilities, costs and expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or to such person’s service with UB Bancorp as a director or officer or with another entity as a director, officer, employee, member, trustee or fiduciary at the request of UB Bancorp or its subsidiaries.

F.N.B. has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the directors and officers of UB Bancorp to be covered by the directors’ and officers’ insurance policy maintained by F.N.B., which shall be a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than UB Bancorp’s policy.

Union Bank 401(k) Plan

The Union Bank 401(k) Plan and any other 401(k) plans of UB Bancorp and its affiliates will be terminated immediately before the merger is completed, and the accounts of all participants and beneficiaries will become fully vested on the date of termination. Employees of UB Bancorp (including its executive officers) who continue in employment with F.N.B. following the closing of the merger will be eligible to participate in the F.N.B. Progress Savings 401(k) Plan as of the closing date.

Regulatory Approvals Required for the Merger and the Bank Merger

Completion of the merger between F.N.B. and UB Bancorp and the merger between First National Bank of Pennsylvania and Union Bank are each subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until F.N.B. and UB Bancorp, on the one hand, and First National Bank of Pennsylvania and Union Bank, on the other hand, have received all necessary prior approvals, waivers or exemptions from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when F.N.B. and UB Bancorp and their bank subsidiaries will obtain the required regulatory approvals, waivers or exemptions necessary for the merger of UB Bancorp with and into F.N.B. and the merger of Union Bank with and into First National Bank of Pennsylvania.

Federal Reserve Board. F.N.B. is registered as a financial holding company and bank holding company under the BHC Act. UB Bancorp is a registered bank holding company under the BHC Act. As a result, the merger of UB Bancorp with and into F.N.B. is subject to prior approval of the Federal Reserve Board under the BHC Act, unless an exemption from the prior approval requirement is available. Because F.N.B. does not plan to seek such an exemption, Federal Reserve Board approval of the merger will need to be obtained. F.N.B. filed its application for approval of the merger with the Federal Reserve Board on July 6, 2022 pursuant to Section 3(a)(3) of the BHC Act, seeking prior approval of the Federal Reserve Board for F.N.B. to acquire UB Bancorp and thereby indirectly acquire Union Bank. Under the applicable statutes, the Federal Reserve Board will decline to approve the merger if:

•	it would result in a monopoly;

•	it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•

it could have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a merger under the applicable statutes, the Federal Reserve Board will consider a number of factors, including, but not limited to: the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) of the companies and any subsidiary banks; the future prospects of the combined organization; the convenience and needs of the communities to be served, including the company’s performance under applicable Community Reinvestment Act of 1977 (which we refer to as the “CRA”)and fair lending standards; the records of the companies in combating money laundering; the capital adequacy of the combined company after completion of the merger; and the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the United States banking or financial system. As part of, or in addition to, consideration of these factors, UB Bancorp and F.N.B. anticipate that the Federal Reserve Board will consider the regulatory status of each company and their respective bank subsidiaries, current and projected economic conditions in the areas of the United States where UB Bancorp and F.N.B. operate, and the capital and safety soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Under the CRA, the Federal Reserve Board must take into account the record of performance of each of F.N.B. and UB Bancorp in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods served by both companies and their respective bank subsidiaries. As of their last respective CRA examinations, both UB Bancorp and F.N.B. have a “Satisfactory” CRA rating with their regulators. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate.

Mergers approved by the Federal Reserve Board under Section 3 of the BHC Act, with certain exceptions, may not be consummated until 30 days after that approval. During that 30-day period, the United States Department of Justice may challenge the merger on antitrust grounds and/or seek divestiture of certain assets and liabilities. Subject to approval of the Federal Reserve Board and the United States Department of Justice, the waiting period may be reduced to no fewer than 15 days.

Office of the Comptroller of the Currency. The merger of Union Bank with and into First National Bank of Pennsylvania is subject to the prior approval of the Office of the Comptroller of the Currency under the Bank Merger Act. First National Bank of Pennsylvania and Union Bank filed their Bank Merger Act Application for approval of the bank merger with the Office of the Comptroller of the Currency on July 5, 2022. In reviewing applications under the Bank Merger Act, the Office of the Comptroller of the Currency must consider, among other factors: the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions; the convenience and needs of the communities to be served; safety and soundness considerations; the capital adequacy of the combined bank after the merger; and the effectiveness of both institutions in combating money laundering; and the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In addition, the Office of the Comptroller of the Currency may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States;

•	if the effect of the merger in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•

if the merger would in any other manner be a restraint of trade unless the Office of the Comptroller of the Currency finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

Under the CRA, the Office of the Comptroller of the Currency must also take into account the records of performance of Union Bank and First National Bank of Pennsylvania in meeting the credit needs of their respective markets, low- and moderate-income neighborhoods served by each institution and the bank’s credit practices under the federal fair lending laws. At its most recent CRA performance evaluation Union Bank received an overall rating of “Satisfactory.” At its most recent CRA performance evaluation First National Bank of Pennsylvania received an overall rating of “Outstanding.” As part of the merger review process, the Office of the Comptroller of the Currency may receive comments and protests from community groups and others.

The Office of the Comptroller of the Currency is also authorized to hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the Office of the Comptroller of the Currency that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

Mergers approved by the Office of the Comptroller of the Currency under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the Office of the Comptroller of the Currency and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, that the result of that challenge will be favorable to F.N.B. and UB Bancorp.

North Carolina Commissioner of Banks. The acquisition of a North Carolina bank by a bank holding company is subject to the prior approval of the North Carolina Commissioner of Banks under Section 53C-10-202 of the North Carolina Regulation of Banks and Other Financial Services. In determining whether to approve the merger, the North Carolina Commissioner will consider:

•	the character, competency, and experience of the proposed directors and executive officers of F.N.B.; and

•	whether the interests of the customers and communities served by the banks controlled by F.N.B. and UB Bancorp would be adversely affected by the merger.

F.N.B. submitted its application for approval of the business combination between F.N.B. and UB Bancorp with the North Carolina Commissioner of Banks on July 6, 2022.

Other Regulatory Submissions or Approvals. Notices and/or applications requesting approval may be submitted to other federal and state regulatory authorities and self-regulatory organizations.

There can be no assurance that the regulatory authorities described above will approve the merger of UB Bancorp with and into F.N.B. or the bank merger, and even if those mergers are approved, there can be no assurance as to the date on which the approvals will be received. The mergers cannot proceed unless all required regulatory approvals have been received. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Termination of the Merger Agreement.”

The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval would not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

F.N.B. common stock is listed on the NYSE under the symbol “FNB.” UB Bancorp common stock is traded on the OTCQX under the symbol “UBNC.” Upon completion of the merger, UB Bancorp common stock will cease to be traded on the OTCQX. F.N.B. will list the F.N.B. common stock issuable pursuant to the merger agreement on the NYSE upon receipt of NYSE approval and subject to official notice of issuance.

As reported on the NYSE, the closing price per share of F.N.B. common stock on May 31, 2022 was $12.15. As reported by the OTCQX, the closing price per share of UB Bancorp common stock on May 31, 2022 was $17.75. Based on the F.N.B. closing price per share on the NYSE and the exchange ratio, the pro forma equivalent per share value of UB Bancorp common stock was $19.56 on that date. On August 5, 2022, the last practicable day before we printed and mailed this proxy statement/prospectus, the closing price per share of F.N.B. common stock on the NYSE was $12.05, resulting in a pro forma equivalent per share value of UB Bancorp common stock of $19.40 as of that date. On August 5, 2022, the closing price per share of UB Bancorp common stock on the OTCQX was $18.06.

Termination of UB Bancorp Common Stock Trading Following the Merger

If the merger is completed, UB Bancorp will give prior notice for trading of UB Bancorp common stock to be terminated on the OTCQX.

Appraisal Rights

Holders of the UB Bancorp common stock who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of UB Bancorp common stock. Shareholders of UB Bancorp who receive a fair value cash payment will not be entitled to receive any shares of F.N.B. common stock offered in the merger. Under North Carolina law, “fair value” of shares generally means the value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable; (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal; and (iii) without discounting for lack of marketability or minority status.

Article 13 of the NCBCA sets forth the rights of UB Bancorp’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of UB Bancorp’s common stock in order to perfect appraisal rights under the NCBCA. A copy of Article 13 of the NCBCA is attached as Appendix D hereto.

Requirements of Appraisal Rights

If a UB Bancorp shareholder elects to exercise the right to demand appraisal and is a holder of UB Bancorp’s common stock, such shareholder must satisfy all of the following conditions:

•	The shareholder must be entitled to vote on the merger.

•

The shareholder must deliver to UB Bancorp, before the vote on approval or disapproval of the merger agreement is taken, written notice of the shareholder’s intent to demand payment if the plan of merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the plan of merger. Neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Article 13.

•

The shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the plan of merger becomes effective, a holder of UB Bancorp’s common stock will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

Required Notice to UB Bancorp

Written notices of intent to demand payment should be addressed to the UB Bancorp headquarters office location at UB Bancorp, 1011 Red Banks Road, Greenville, NC 27858. The notice must be executed by the holder of record of shares of UB Bancorp’s common stock. A beneficial owner may assert appraisal rights only with respect to all shares of UB Bancorp’s common stock of which it is the beneficial owner. With respect to shares of UB Bancorp’s common stock which are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to UB Bancorp (or F.N.B. following the effective date of the plan of merger) the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below). A record holder, such as a broker, who holds shares of UB Bancorp common stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment.

Appraisal Notice from F.N.B.

If the plan of merger becomes effective, F.N.B. will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “—Requirements of Appraisal Rights” above. The appraisal notice and form must be sent by F.N.B. no earlier than the effective date of the plan of merger and no later than ten days after such effective date. The appraisal notice and form must:

•

Identify the first date of any announcement of the principal terms of the merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “—After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•	State where the appraisal form is to be returned, where certificates for certificated shares must be deposited, and the date by which such certificates must be deposited.

•

State a date by which F.N.B. must receive the appraisal form from the shareholder, known as the “Demand Deadline.” The date may not be less than 40 nor more than 60 days after the date the appraisal notice and form are sent.

•	State that if the appraisal form is not received by F.N.B. by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.

•	Provide an estimate of the fair value of the shares by F.N.B. (as successor to UB Bancorp).

•

Disclose that, if requested in writing by the shareholder, F.N.B. will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within 20 days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•	Include a copy of Article 13 of the NCBCA.

Perfection of Rights

A shareholder who receives an appraisal notice from F.N.B. must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows F.N.B. to treat the shares as “after-acquired shares” subject to F.N.B.’s authority to delay payment as described under the heading “—After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, prior to the Demand Deadline is not entitled to payment under Article 13.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying F.N.B. in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with F.N.B.’s consent.

Payment to Shareholders Demanding Appraisal

Within 30 days after the Demand Deadline, F.N.B. is required to pay each shareholder that has perfected their appraisal rights the amount that F.N.B. estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the plan of merger to the date of payment. The payment must be accompanied by the following:

•

UB Bancorp’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of F.N.B. Corporation’s estimate of the fair value of the shares, which must equal or exceed F.N.B. Corporation’s estimate in the earlier-circulated appraisal notice; and

•

a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders

A shareholder who is dissatisfied with the amount of the payment received from F.N.B. may notify F.N.B. in writing of such shareholder’s own estimate of the fair value of the shares (other than after-acquired shares, as discussed below) and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by F.N.B. A shareholder who does not submit a final payment demand within 30 days after receiving F.N.B.’s payment is only entitled to the amount previously paid.

After-Acquired Shares

F.N.B. may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If F.N.B. withholds payment, it must, within 30 days after the Demand Deadline:

•

provide affected shareholders with UB Bancorp’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	provide F.N.B.’s estimate of the fair value of their shares, plus interest;

•	inform such shareholders that they may accept F.N.B.’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand;

•	inform such shareholders that if they wish to accept F.N.B.’s estimate of the fair value of their shares, plus interest, they must notify F.N.B. within 30 days of receipt of the offer; and

•	inform such shareholders that those shareholders that do not properly demand appraisal will be deemed to have accepted F.N.B.’s estimate of the fair value of their shares, plus interest.

F.N.B. must send payment to any such shareholder that accepts F.N.B.’s offer within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject F.N.B.’s offer within 30 days, he or she will be deemed to have accepted the offer. F.N.B. must send payment to any such shareholders within 40 days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If F.N.B. does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in the Superior Court Division of the General Court of Justice within 60 days after receiving the final demand. The purpose of the proceeding is to determine whether the shareholder complied with the requirements of Article 13 of the NCBCA and the fair value of the shares and the interest due. If F.N.B. does not commence the proceeding within the 60-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount already paid by F.N.B. to the shareholder for the shares, if any.

The court will determine all court costs of the proceeding and will assess the costs against F.N.B., except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (1) against F.N.B. if the court finds that it (or UB Bancorp) did not comply with the statutes or (2) against F.N.B. or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against F.N.B, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

If F.N.B. fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against F.N.B. as successor to UB Bancorp directly for the amount owed and recover the expenses of that action.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which we include as Appendix A to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. The merger agreement contains representations and warranties by F.N.B. and UB Bancorp, which were made to the other contracting party only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement, and any descriptions of those provisions, should not be relied on by any persons as characterizations of the actual state of facts about F.N.B. or UB Bancorp at the time they were made or otherwise. The representations and warranties in the merger agreement, and any descriptions of those provisions, should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 110.

The Merger

The merger agreement provides for the merger of UB Bancorp with and into F.N.B. The parties will take the necessary steps to complete the merger once the conditions in the merger agreement are satisfied. Upon completion of the merger, F.N.B. will be the surviving corporation and the separate corporate existence of UB Bancorp will cease.

The merger agreement provides that F.N.B. may at any time change the structure of the merger so that a direct or indirect wholly owned subsidiary of F.N.B. is merged with and into UB Bancorp, unless the change would do any of the following:

•

alter or change the amount or kind of merger consideration to be provided to the UB Bancorp common shareholders, or the treatment of the UB Bancorp common stock or UB Bancorp equity awards provided for in the merger agreement,

•	adversely affect the U.S. federal income tax consequences to UB Bancorp common shareholders or to either party in the merger, or

•	be reasonably likely to impede or delay consummation of the merger.

The Bank Merger

After the merger of UB Bancorp into F.N.B. is completed, Union Bank will merge with and into First National Bank of Pennsylvania. First National Bank of Pennsylvania will be the surviving entity in the merger and continue its existence as a national bank, and Union Bank’s separate existence will cease.

Treatment of UB Bancorp Common Stock

At the time the merger is completed, each share of UB Bancorp common stock that was issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 1.61 shares of F.N.B. common stock, which we refer to as the “exchange ratio.” In other words, each UB Bancorp shareholder will have the right to receive 1.61 shares of F.N.B. common stock in exchange for each share of UB Bancorp common stock that he or she owns.

Any shares of UB Bancorp common stock that UB Bancorp holds as treasury shares and any shares of UB Bancorp common stock or held by F.N.B., its subsidiaries or UB Bancorp’s subsidiaries (other than shares held in a fiduciary capacity or as a result of debts previously contracted) will not be converted into merger consideration and will be cancelled without receipt of any consideration. Any shareholder that elects to exercise its appraisal rights will not receive the merger consideration and will instead will only be entitled to receive cash under the NCBCA. For further information, see “The Merger—Appraisal Rights.”

If F.N.B. makes a change in its capitalization before the merger is completed, then F.N.B. will make proportionate adjustments to the exchange ratio to give UB Bancorp shareholders the same economic effect as contemplated by the merger agreement prior to such change. Examples of changes in the capitalization of F.N.B. that would trigger an adjustment are:

•	a stock dividend or distribution on F.N.B. common stock with a record date prior to the effective time of the merger;

•	stock splits and reverse stock splits involving F.N.B. common stock; and

•	a distribution (other than the regular quarterly cash dividend) made on F.N.B. common stock or a security that is convertible into F.N.B. capital stock.

F.N.B. will not issue any fractional shares of F.N.B. common stock in the merger. For each fractional share that UB Bancorp shareholders would otherwise have the right to receive, F.N.B. will pay an amount in cash, without interest, rounded to the nearest cent, that will be calculated by multiplying (1) the fractional share issuable to that shareholder and (2) the average closing price of F.N.B. common stock for the 20 consecutive trading-day period ending on and including the fifth trading day prior to the closing date of the merger (rounded to the nearest ten-thousandth). UB Bancorp shareholders will not have the right to receive dividends or other rights with respect to those fractional shares.

UB Bancorp may terminate the merger agreement if the average closing price of F.N.B. common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless F.N.B. elects to increase the exchange ratio as determined by a formula in the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 87 for additional information.

Treatment of UB Bancorp Equity Awards

Stock Option Awards. Upon completion of the merger, each outstanding UB Bancorp stock option will be converted automatically into an option to purchase a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying the number of shares of UB Bancorp common stock subject to the option and the exchange ratio of 1.61. The per share exercise price (rounded up to the nearest whole cent) of the converted option will be equal to the per share exercise price under the UB Bancorp stock option divided by the exchange ratio of 1.61. The converted stock options otherwise will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger other than accelerated vesting and, in some cases, extensions of the duration of the timeframe during which the options can be exercised.

Restricted Stock Awards. Under the merger agreement, at the effective time of the merger, each restricted stock award with respect to shares of UB Bancorp common that is outstanding immediately prior to the effective time of the merger shall, if and to the extent provided pursuant to the terms of the applicable award agreement and equity plan, become fully vested immediately prior to the effective time of the merger. Shares of UB Bancorp common stock issued or due as a result of such vesting shall be treated as issued to the holder of the applicable restricted stock award and converted automatically into the right to receive (i) 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock underlying such award and (ii) cash in lieu of any fractional shares of F.N.B. common stock. The shares of UB Bancorp common stock subject to such stock award will be treated in the same manner as all other shares of UB Bancorp common stock for such purposes. Any unvested restricted stock award that does not vest in accordance with the applicable award agreement and equity plan will be converted into restricted stock of F.N.B., as adjusted to take into account the exchange ratio, and will continue to be subject to the same terms and conditions which applied immediately before the completion of the merger.

Effect of Merger on F.N.B. Stock

The merger will have no effect on F.N.B.’s capital stock. Each share of F.N.B. capital stock that was issued and outstanding immediately before the merger will remain issued and outstanding after the merger is completed.

Articles of Incorporation and Bylaws of the Surviving Corporation

The F.N.B. articles of incorporation and the F.N.B. bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and the bylaws of the surviving corporation.

Board of Directors and Executive Officers of the Surviving Corporation

At the time the merger is completed, the persons who are the directors and the executive officers of F.N.B. immediately before the merger will continue as the directors and the executive officers of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will take place within fifteen calendar days after all of the closing conditions specified in the merger agreement have been satisfied or waived, other than those conditions which by their nature must be satisfied at the closing; however, the parties may agree in writing to hold the closing of the merger on another date. In no event will the closing of the merger take place earlier than September 30, 2022. The merger will become effective at the time specified by F.N.B. and UB Bancorp in the articles of merger filed with the Pennsylvania Department of State and the Secretary of State of the State of North Carolina.

Exchange and Payment Procedures

At or as promptly as practicable after the merger is completed, F.N.B. will deposit the merger consideration with its exchange agent, Broadridge Corporate Issuer Solutions, Inc. Specifically, the deposit will consist of:

•	book entry shares representing the shares of F.N.B. common stock issuable in exchange for the shares of UB Bancorp common stock which will be cancelled in the merger;

•	cash in an amount equal to any dividends or distributions which are payable to UB Bancorp shareholders under the merger agreement; and

•	cash to be paid to UB Bancorp shareholders in lieu of fractional shares of F.N.B. common stock.

As soon as practicable after the merger is completed, but in no event later than seven business days after the merger is completed, the exchange agent will mail each holder of record of UB Bancorp common stock a letter of transmittal which will contain instructions for surrendering their stock certificates. Each holder of a UB Bancorp stock certificate, who surrenders his or her stock certificates to the exchange agent together with properly signed transmittal materials, will be entitled to receive, for each share of UB Bancorp common stock he or she holds:

•	1.61 shares of F.N.B. common stock in book entry form;

•	cash in lieu of any fractional shares of F.N.B. common stock to which the holder would otherwise be entitled; and

•	any cash dividends which are payable to former UB Bancorp shareholders according to the merger agreement.

F.N.B. will have no obligation to issue any (i) merger consideration, (ii) cash in lieu of fractional shares, or (iii) any declared but unpaid dividends to former UB Bancorp shareholders, until the former UB Bancorp shareholder has surrendered the stock certificates representing his or her shares of UB Bancorp common stock with properly signed transmittal materials to the exchange agent.

If a UB Bancorp stock certificate has been lost, stolen or destroyed, the exchange agent will issue the F.N.B. common stock payable under the merger agreement to the shareholder upon receipt of an affidavit by the shareholder regarding the loss of his or her stock certificate. F.N.B. or the exchange agent may require the shareholder to post a bond in a reasonable amount as indemnity against any claim that may be made against F.N.B. or the exchange agent with respect to the shareholder’s lost, stolen or destroyed UB Bancorp stock certificate.

Former UB Bancorp shareholders may exchange their UB Bancorp stock certificates through the exchange agent for up to 12 months after the completion of the merger. At the end of that period, the exchange agent will return any remaining F.N.B. shares and cash to F.N.B., and former UB Bancorp shareholders who did not previously exchange their UB Bancorp stock certificates for the merger consideration must apply to F.N.B. for payment of the merger consideration. Neither UB Bancorp nor F.N.B. will be liable to any former holder of UB Bancorp common stock for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

The exchange agent (or, 12 months after the completion of the merger, F.N.B.) is entitled to deduct and withhold from any cash amounts payable to any holder of UB Bancorp common stock or UB Bancorp equity award the amounts that the exchange agent or F.N.B. is required to deduct and withhold under the Code or any state, local or foreign tax law or regulation. Any amounts that F.N.B. or the exchange agent withholds will be treated as having been paid to the holder of the UB Bancorp common stock or the UB Bancorp equity award.

Once the merger is completed, no transfers on the stock transfer books of UB Bancorp will be permitted other than to settle transfers of shares of UB Bancorp common stock that occurred prior to the effective time of the merger.

Dividends and Distributions

Upon surrender of their UB Bancorp stock certificates to the exchange agent, former UB Bancorp shareholders will be paid, without interest:

•

any dividends or distributions that were declared by UB Bancorp on its common stock after May 31, 2022 with a record date prior to the date on which the merger was completed, and that remained unpaid at the time the merger was completed; and

•	any dividends or distributions that were declared on the F.N.B. common stock with a record date after the date on which the merger was completed, and that became payable before the date of surrender.

While the merger is pending, UB Bancorp may not pay any dividends on its capital stock other than UB Bancorp’s regular semi-annual cash dividend of $0.11 per share of UB Bancorp common stock.

Representations and Warranties

The merger agreement contains generally reciprocal and customary representations and warranties of F.N.B. and UB Bancorp relating to their respective businesses. The representations and warranties of UB Bancorp and F.N.B. are subject, in some cases, to exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules that UB Bancorp and F.N.B. delivered to each other at the time they entered into the merger agreement. The representations and warranties in the merger agreement only remain in effect until the merger is completed.

A summary of the matters which each of UB Bancorp and F.N.B. covered in its representations and warranties is provided below:

•	corporate matters, such as its organization and existence, its corporate power and authority to conduct their businesses, and its subsidiaries;

•	its capitalization;

•	its corporate power and authority to enter into and perform the merger agreement;

•	that entering into the merger agreement and completing the merger will not cause a violation of its organizational documents or applicable laws, a breach of contract or acceleration of indebtedness;

•	the governmental filings and consents, authorizations, approvals and exemptions that are required to be completed or obtained in order to enter into the merger agreement and complete the merger;

•	reports filed with bank regulatory authorities and other regulatory entities;

•

its filings with the SEC (if any), the conformity of its financial statements with U.S. generally accepted accounting principles, and the maintenance of its books and records and its subsidiaries’ books and records in accordance with applicable legal and accounting requirements;

•	any investment bankers’ fees which it is required to pay in connection with the merger;

•	the general manner in which its businesses are conducted, and the absence of any material adverse effect (as defined below) affecting it or its subsidiaries;

•	legal proceedings;

•	tax matters;

•	the absence of any facts that could reasonably be expected to prevent the merger from being treated as a reorganization for tax purposes;

•	employee benefit plans;

•	compliance with applicable laws and, if applicable, stock exchange listing and corporate governance requirements;

•	the absence of any material breach or default under its contracts;

•	regulatory matters, including those under the purview of the Federal Reserve Board, the Federal Deposit Insurance Corporation and its primary banking regulator;

•	the absence of any unresolved violation that could be reasonably likely to prevent or materially delay the receipt of the regulatory approvals needed to complete the merger;

•	undisclosed liabilities;

•	environmental liabilities;

•	the loans, delinquent loans and nonperforming and classified loans and investments and other assets which are reflected on its books and records;

•	allowances for loan losses;

•	insurance coverages;

•	its investment securities;

•	its intellectual property and computer systems and equipment;

•	its fiduciary accounts.

UB Bancorp made additional representations and warranties regarding:

•	its employees;

•	the real property it owns or leases;

•	the UB Bancorp board of director’s receipt of an opinion from UB Bancorp’s financial advisor;

•	the non-applicability of state anti-takeover laws; and

•	the contracts through which Union Bank obtains material data processing, ATM and other information technology services.

F.N.B. made additional representations and warranties regarding ownership of shares of UB Bancorp common stock by F.N.B. and its affiliates or associates (as those terms are defined under the Exchange Act) and the non-applicability of provisions relating to “interested shares” under the North Carolina Business Corporation Act.

Certain representations and warranties of F.N.B. and UB Bancorp are qualified as to “materiality” or “material adverse effect.” A “material adverse effect,” when used in reference to F.N.B. or UB Bancorp, means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (1) is materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as a whole, or (2) materially delays or impairs the ability of that party to complete the transactions contemplated by the merger agreement, including the merger, on a timely basis.

In determining whether a material adverse effect has occurred with respect to the business, results of operations or financial condition of a party and its subsidiaries, the parties will disregard any effects resulting from:

•

changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

•	changes, after the date of the merger agreement, in laws, rules or regulations of general applicability, or their interpretation by courts or any governmental entity;

•	actions or omissions taken by either party at the request of, or with the prior written consent of, the other party or which are required under the merger agreement;

•

changes, events or developments, after the date of the merger agreement, in the regional, national or world economy or financial or securities markets generally, changes, events or developments, after the date of the merger agreement, in general economic conditions, or other changes, events or developments, after the date of the merger agreement, that affect banks or savings associations or their holding companies generally, except to the extent such change has a materially disproportionate adverse effect on that party relative to other similarly situated participants in the same markets or industries;

•

the completion or public disclosure of the transactions contemplated by the merger agreement, such as the merger, including the resignation of employees, or any impact on the business, customer relations, condition or results of operations of that party which result from the completion or public disclosure of those transactions;

•

any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any associated armed hostilities, and any national or international calamity, disaster or emergency or any escalation thereof, and any outbreaks, epidemics or pandemics (including with respect to SARS-CoV-2 or COVID-19) or any evolutions or mutations thereof, or any other viruses (including influenza), and any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic;

•	any changes in interest rates or foreign currency rates;

•

any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which challenges, seeks to prevent, enjoins, alters or delays, or seeks damages as a result of, or in relation to, the transactions contemplated by the merger agreement, such as the merger;

•	any failure by a party to meet any published (whether by that party or a third party research analyst) or internally prepared estimates of revenues or earnings;

•	a decline in the price, or a change in the trading volume of, a party’s common stock on NYSE or the OTCQX, as the case may be; and

•

any matter which a party already disclosed in reasonable detail in the disclosure schedules it delivered to the other party at the time they entered into the merger agreement or which a party has disclosed as historical fact in, as to F.N.B., its SEC filings, and as to UB Bancorp, its financial statements, as long as the disclosed matter has not worsened in a materially adverse manner.

Conduct of Business While the Merger is Pending

F.N.B. and UB Bancorp agreed that none of the provisions in the merger agreement is intended to give either party the right to control or direct the operations of the other party, whether directly or indirectly, before the merger is completed. Until the merger is completed, each party will exercise complete control and supervision over its own operations and those of its subsidiaries.

F.N.B. and UB Bancorp agreed to generally customary covenants that place restrictions on them and their respective subsidiaries until the merger is completed. For example, F.N.B. and UB Bancorp each agreed to:

•	continue to conduct its business and that of its subsidiaries in the same manner in which it has ordinarily been conducted in the past;

•

use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and other key employees; and

•

refrain from taking any action that would reasonably be likely to prevent or materially impede or delay either party’s ability to obtain the regulatory and other approvals needed to complete the merger, to perform its covenants and agreements under UB Bancorp also agreed to provide F.N.B. with regular updates and certain other information about its lending operations.

UB Bancorp further agreed that UB Bancorp and its subsidiaries would refrain from taking certain actions while the merger is pending, unless permitted by the merger agreement or F.N.B. has consented in advance (such consent not to be unreasonably withheld, conditioned or delayed). For example, subject to certain exceptions, UB Bancorp and its subsidiaries will not:

•

declare, set aside or pay any dividends or make any other distributions on any shares of the capital stock of UB Bancorp, except for UB Bancorp’s regular semi-annual cash dividend of $0.11 per share of UB Bancorp common stock dividends and distributions from a subsidiary of UB Bancorp to UB Bancorp or to service subordinated notes outstanding as of the date of the merger agreement;

•

split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of UB Bancorp, except upon exercise of outstanding stock options in accordance with existing terms;

•

purchase, redeem or otherwise acquire any shares of capital stock or securities of UB Bancorp or any UB Bancorp subsidiaries, or any rights, warrants or options to acquire those securities (except to satisfy withholding tax obligations upon settlement of any restricted stock award or exercise of any stock option);

•

grant any stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards or other equity or equity-based awards with respect to UB Bancorp common stock, except as required by an existing contract, plan or arrangement or policy;

•

grant any person or entity any right to acquire any shares of the capital stock of UB Bancorp or issue any additional shares of capital stock or any other securities, except for issuance of shares of its common stock upon exercise of stock options;

•	amend its articles of incorporation or bylaws or the comparable organizational documents of its subsidiaries;

•

acquire, or agree to acquire any business or entity or assets, except (i) with respect to management of UB Bancorp’s securities portfolio and (ii) that UB Bancorp may continue to acquire (A) assets through foreclosure, mortgages and other third party loans acquired in the ordinary course of business consistent with past practice or, if the acquisitions do not exceed $100,000 in the aggregate, in the ordinary course of its business and (B) mortgages and other third party loans acquired in the ordinary course of business consistent with past practice;

•	open, acquire, close or sell any bank branches, except for branches previously identified to F.N.B.;

•

sell, mortgage, or otherwise encumber or dispose of UB Bancorp’s properties or assets (with respect to management of UB Bancorp’s securities portfolio) to a person or entity that is not a wholly-owned UB Bancorp subsidiary (except in the case of certain properties previously identified to F.N.B.), or cancel, release or assign any indebtedness to that person or entity or a claim held by that person or entity, unless the transaction occurs in the ordinary course of UB Bancorp’s business and does not exceed $100,000 individually and $250,000 in the aggregate;

•

borrow money, issue debt securities or assume or guarantee the obligations of any person or entity (other than UB Bancorp’s or its subsidiaries’ obligations), except for certain types of transactions which are generally made in the ordinary course of business;

•	make any capital contributions to, or investments in entities other than UB Bancorp’s wholly-owned subsidiaries;

•

change in any material respect UB Bancorp’s accounting methods, except to conform to changes in tax law, U.S. generally accepted accounting principles or regulatory accounting principles or as required by its independent auditors or regulatory agencies;

•

change in any material respect UB Bancorp’s underwriting, operating, investment, risk management or other similar policies, procedures or practices, except as required by such policies, applicable law, or policies imposed by regulatory agencies and governmental entities;

•

make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or surrender any right to a refund of a material amount of taxes;

•

terminate or waive any material provision of any material contract, lease or obligation, or enter into or renew a material contract, lease or obligation, that would obligate UB Bancorp or any of its subsidiaries to make aggregate payments in excess of $100,000 during the one year period following May 31, 2022;

•

incur any capital expenditures in excess of $100,000 individually and $250,000 in the aggregate, except for capital expenditures that are disclosed in the disclosure schedule to the merger agreement for which UB

Bancorp or Union Bank has entered into agreements obligating UB Bancorp or Union Bank or otherwise committed to as of May 31, 2022;

•

except as required by agreements in effect on the date of the merger agreement, alter or make a commitment to alter in any material respect any material interest of UB Bancorp in an entity that is not a UB Bancorp subsidiary, unless UB Bancorp’s interest arises from a foreclosure or troubled loan or debt restructuring in the ordinary course of business and consistent with past practice;

•

enter into a material agreement, or a material modification of an existing agreement, with any regulatory agency or governmental entity in respect of UB Bancorp’s or its subsidiaries’ businesses, except as required by law based on advice of UB Bancorp’s legal advisors;

•

pay, discharge or settle any claim, action, litigation, arbitration, proceeding or investigation for an amount in excess of $50,000 individually or $100,000 in the aggregate with respect to claims, actions, litigations, arbitrations, suits, investigations or proceedings made, filed or instituted prior to the date of the merger agreement, and (ii) not in excess of $250,000 in the aggregate with respect to claims, actions, litigation, arbitrations, suits, investigations or proceedings made, filed or instituted on or after the date of the merger agreement;

•	issue a broadly distributed communication to its employees which directly relates to the merger;

•	take any action or knowingly fail to take any action that would be reasonably likely to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•

take any action that would be reasonably likely to materially impede or delay the ability of F.N.B. or UB Bancorp to obtain necessary approvals from regulatory agencies or governmental entities for the merger;

•	take any action that is intended or is reasonably likely to result in any of the conditions precedent of the merger not being satisfied, except as may be required by applicable law;

•

make, renew, or otherwise modify certain loans which exceed specified dollar thresholds or have the characteristics described in the merger agreement, if UB Bancorp receives an objection from F.N.B. within two business days after UB Bancorp notified F.N.B. of the proposed loan;

•

make any material changes to UB Bancorp’s policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans or (ii) its hedging policies and practices, in each case except as may be required by such policies and practices or by any applicable laws;

•

other than in the ordinary course and consistent with past practice and except for loans that were approved for origination, participation or purchase prior to the date of the merger agreement, originate, participate or purchase any new loan that is serviced by a third party, or is outside of the geographic locations identified in the merger agreement;

•

enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of UB Bancorp or its subsidiaries, or grant any wage or salary increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any UB Bancorp deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any UB Bancorp benefit plan or employment agreement in existence as of May 31, 2022, or otherwise permitted by the merger agreement, or under certain circumstances specified by the parties, such as the following:

•

UB Bancorp may, in the ordinary course of business and consistent with past practice, give merit or promotion-based salary or wage increases to employees who would normally be eligible for a merit or promotion-based salary or wage increase, including UB Bancorp’s named executive officers, during the period from the date of the merger agreement through the closing date of the merger, as disclosed to F.N.B.;

•	UB Bancorp may pay bonuses for 2022 performance in accordance with its existing benefit plans and based upon achievement of actual performance levels;

•	UB Bancorp may pay discretionary bonuses in such amounts as are approved by F.N.B.in consultation with UB Bancorp and that are disclosed in the merger agreement;

•

UB Bancorp may pay retention bonuses to such persons and in such amounts as are approved by F.N.B. in consultation with UB Bancorp and that are disclosed in the merger agreement, provided that such bonuses are linked to the dates determined by F.N.B. following establishment of the conversion schedule, and subject to modification by F.N.B. with respect to the medium of payment;

•

UB Bancorp may make changes to compensation arrangements that are required by applicable law or which are advisable in order to comply with Section 409A of the Code or to prevent or reduce the imposition of an excise tax under Section 4999 of the Code, subject to F.N.B.’s opportunity to review and comment on those changes; and

•	UB Bancorp may make required contributions to the Union Bank 401(k) Plan and all other 401(k) plans of UB Bancorp or its ERISA affiliates;

•

hire any person as an employee of UB Bancorp or any of its subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of the merger agreement, (ii) to fill any vacancies existing as of the date of the merger agreement or (iii) to fill any vacancies arising after the date of the merger agreement at a comparable level of compensation with persons whose employment is terminable at the will of UB Bancorp or its subsidiaries, as applicable; provided, however, that the total salary and target bonus opportunity for any such person hired or promoted may not exceed $125,000; provided, further that the total salary and wage expense for all such persons hired or promoted shall not cause UB Bancorp to exceed, in the aggregate, the dollar amount for the budgeted salary and wage expense as disclosed to F.N.B.;

•	engage in any new loan transaction with any of UB Bancorp’s officers or directors or any other related party;

•

manage its securities portfolio in a manner materially inconsistent with its policies as in effect as of the date of the merger agreement, provided that UB Bancorp will also provide F.N.B. with a monthly update regarding its investment strategy for the upcoming three month period; provided further, UB Bancorp will not purchase any debt securities other than (i) debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investor Services, and (ii) having a duration not exceeding two years; or

•	agree to take, make any commitment to take or adopt any board of directors’ resolutions in support of any of the prohibited actions listed in the merger agreement.

F.N.B. also agreed that while the merger is pending, it will not take or permit its subsidiaries to take certain actions, unless permitted by the merger agreement or UB Bancorp has consented in advance (such consent not to be unreasonably withheld, conditioned or delayed). For example, F.N.B. and its subsidiaries will not:

•	amend or repeal its articles of incorporation or its bylaws, other than amendments that would not be adverse to UB Bancorp or its shareholders or impede F.N.B.’s ability to complete the merger;

•

declare, set aside or pay any dividends or make any other distributions on any shares of the capital stock of F.N.B., except for (1) quarterly cash dividends, or (2) dividends and distributions from a subsidiary of F.N.B. to either F.N.B. or a wholly-owned subsidiary of F.N.B.;

•

split, combine or reclassify any capital stock, or issue, or authorize the issuance of, any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of F.N.B., except upon exercise of outstanding stock options in accordance with existing terms;

•

purchase, redeem or otherwise acquire any shares of capital stock or securities of UB Bancorp or any UB Bancorp subsidiaries, or any rights, warrants or options to acquire those securities (except to satisfy withholding tax obligations upon settlement of any restricted stock award or exercise of any stock option);

•	take any action, or knowingly fail to take any action, that would be reasonably expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

•	take any action that is intended or is reasonably likely to result in any of the conditions precedent of the merger not being satisfied, except as may be required by applicable law;

•	make any material investment in another entity that would be reasonably expected to prevent or materially impede or delay the completion of the merger;

•

take any action that would be reasonably likely to materially impede or delay the ability of F.N.B. or UB Bancorp to obtain necessary approvals from regulatory agencies or governmental entities for the merger; or

•	agree to take, or make any commitment to take, or adopt any board of directors’ resolutions in support of any of the prohibited actions listed in the merger agreement.

Regulatory Matters

F.N.B. agreed to prepare and file with the SEC, within 45 days after May 31, 2022, a registration statement on Form S-4, of which this proxy statement/prospectus is a part. UB Bancorp is responsible for preparing and furnishing information about itself and its directors, officers and shareholders to F.N.B. to include in the registration statement, and for obtaining any needed opinions and consents from its independent auditor. F.N.B. and UB Bancorp will use their reasonable best efforts to have the registration statement declared effective under the Securities Act. UB Bancorp agreed that it will promptly mail the proxy statement/prospectus to its shareholders once the registration statement is declared effective.

F.N.B. and UB Bancorp agreed to cooperate with each other and use their reasonable best efforts to prepare and file all documentation, applications, notices, petitions and filings within 45 days after May 31, 2022, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities as may be necessary or advisable to complete the merger. F.N.B. and UB Bancorp will consult with each other to obtain all permits, consents, approvals and authorizations from third parties, regulatory agencies and governmental entities and will keep each other apprised as to the status of matters relating to the completion of the merger. If a decree, judgment, injunction or other order would restrain, prevent or delay the completion of the merger, F.N.B. and UB Bancorp agree to use their reasonable best efforts to prevent the decree, judgment, injunction or order from being entered, or to seek to have the decree, judgment, injunction or order vacated or overturned, and otherwise agree use their reasonable best efforts to avoid or eliminate every impediment so as to allow the merger to be completed as soon as possible. However, neither F.N.B. nor UB Bancorp is obligated to take any action or accept any condition or restriction in connection with obtaining a permit, consent, approval or authorization if the restriction would be reasonably likely to have a material adverse effect on the surviving corporation of the merger. We refer to that type of action or restriction as a “materially burdensome regulatory condition.”

Each of F.N.B. and UB Bancorp also agreed to allow the other party to review in advance all information relating to the other party which appears in a filing or other submission made with any third party, regulatory agency or governmental entity in connection with the merger.

Access to Information

F.N.B. and UB Bancorp each agreed that upon reasonable notice and subject to applicable laws relating to the exchange of information, they will provide the other party (and its officers, employees, accountants, counsel and other representatives) reasonable access during normal business hours to all properties, books, contracts, records and personnel as may be reasonably requested. All information so provided will be kept confidential pursuant to a pre-existing confidentiality agreement between F.N.B. and UB Bancorp.

Shareholder Approval

UB Bancorp agreed to hold a special meeting of its shareholders as soon as it is reasonably practicable for the purpose of obtaining the necessary UB Bancorp shareholder vote to approve the merger agreement and the merger. In addition, the merger agreement provides that (1) UB Bancorp’s board of directors will make a recommendation for the UB Bancorp shareholders to approve the merger, (2) the board’s recommendation in favor of the merger agreement and the merger will be included in this proxy statement/prospectus, and (3) subject to the board’s exercise of its fiduciary duties if UB Bancorp receives a superior proposal, as discussed later in this summary, UB Bancorp will use its reasonable best efforts to obtain the UB Bancorp shareholders’ vote in favor of the merger agreement and merger. Furthermore, UB Bancorp agreed it will convene the special meeting of its shareholders for the purpose of obtaining the necessary shareholder vote to approve the merger agreement and merger, notwithstanding the existence of an alternative acquisition proposal, or a change in the board of director’s recommendation to the UB Bancorp shareholders.

Listing on NYSE

F.N.B. is required to cause the shares of F.N.B. common stock that will be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the completion of the merger.

Employee Benefit Plans

The merger agreement requires F.N.B. to honor and continue to perform, from and after the effective time of the merger, all benefit obligations to, and contractual rights of, current and former UB Bancorp employees and current and former UB Bancorp directors, which exist as of the closing date under any UB Bancorp employee benefit or compensation plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of UB Bancorp or its subsidiaries or their dependents and beneficiaries.

F.N.B. agreed it will take all reasonable action, as soon as administratively practicable after the merger is completed, so that each person who is an employee of UB Bancorp or any of its subsidiaries will be entitled to participate in each F.N.B. employee benefit plan of general applicability to the same extent as similarly situated employees of F.N.B. and its subsidiaries. F.N.B. will recognize the length of service credited to each UB Bancorp employee under the UB Bancorp employee benefit plans for purposes of determining eligibility to participate in, and vesting of benefits under, such F.N.B. employee benefit plans, and solely for purposes of F.N.B. severance and vacation plans, policies and programs, for purposes of determining the benefit amount, unless recognition of the service credit for any of the purposes would result in duplication of benefits.

F.N.B. will cause its medical, dental and health plans, to the extent reasonably practicable and available from its insurers, to:

•	waive any pre-existing condition limitation to the extent such conditions were satisfied or waived under the analogous UB Bancorp plan;

•

waive any waiting period limitation or evidence of insurability requirement to the extent the UB Bancorp employee or his or her dependent, as applicable, already satisfied any similar limitation or requirement under the corresponding UB Bancorp plan; and

•

credit the UB Bancorp employee and his or her dependent (to the same extent that credit was given under the corresponding UB Bancorp plan) for any deductibles, co-payments and coinsurance paid before completion of the merger for purposes of satisfying any applicable deductible, co-payment, coinsurance or out-of-pocket requirements under the applicable F.N.B. benefit plan.

For the period beginning upon the completion of the merger and ending on the first anniversary thereof, F.N.B. also will provide severance payments and benefits to UB Bancorp employees (as of immediately prior to the effective time of the merger) that are no less than the severance payments and benefits specified by UB Bancorp, or the severance payments and benefits available to similarly situated F.N.B. employees, whichever is more favorable.

F.N.B. will file a registration statement on Form S-8 with the SEC with respect to each of the UB Bancorp equity plans assumed by F.N.B. and the shares of F.N.B. common stock subject to the assumed UB Bancorp stock options that were originally granted under such plans and the assumed UB Bancorp restricted stock awards, and use commercially reasonable efforts to maintain the effectiveness of each such registration statement for so long as such assumed UB Bancorp stock options and UB Bancorp restricted stock awards remain outstanding.

Termination of UB Bancorp 401(k) Plans

UB Bancorp agreed to take such actions as F.N.B. may reasonably request to cause the Union Bank 401(k) Plan and all other 401(k) plans sponsored by UB Bancorp or its ERISA affiliates, or to which UB Bancorp or its ERISA affiliates contribute to (or has any director or indirect liability), to be terminated immediately before the merger is completed, with the accounts of all participants and beneficiaries to become fully vested on the date of termination. UB Bancorp employees who become employees of F.N.B. on the completion of the merger will become eligible to participate in the F.N.B. Corporation Progress Savings 401(k) Plan and will be permitted to roll over their account balances and loans from the UB Bancorp 401(k) plans to the F.N.B. Corporation Progress Savings 401(k) Plan.

UB Bancorp also agreed it will freeze or terminate any of its other benefit plans, including any non-qualified deferred compensation plan, and freeze all post-retirement benefits available under any UB Bancorp benefit plan, immediately before completion of the merger, if requested by F.N.B.

UB Bancorp will cause each trustee or administrator to all of its benefit plans to be removed upon completion of the merger, and appoint F.N.B. (or a subsidiary or committee of F.N.B.) to replace such trustee or administrator.

Indemnification and Insurance

From and after the time the merger is completed, to the fullest extent currently provided under applicable law and the articles of incorporation and bylaws of UB Bancorp, F.N.B. will be obligated to indemnify and hold harmless each current and former director and officer of UB Bancorp and its subsidiaries, and each person who served at the request of UB Bancorp or its subsidiaries as a director, officer, employee, member, trustee or fiduciary of another entity, against any losses, claims, liabilities and fees and expenses in connection with any claim, suit, proceeding or investigation that is initiated or threatened against any of those persons because of his or her service to UB Bancorp, its subsidiaries or another entity at the request of UB Bancorp or its subsidiaries, or in relation to the merger agreement. F.N.B. will also advance expenses as incurred by those persons prior to the final disposition of the claim, suit, proceeding or investigation; however, the person receiving the advanced expenses must provide an undertaking to repay the advanced expenses to F.N.B. if it is ultimately determined that he or she was not entitled to indemnification. F.N.B. agreed it will honor this obligation, regardless of whether the claim, suit, proceeding or investigation is initiated before or after the completion of the merger.

F.N.B. also agreed to purchase and maintain directors’ and officers’ liability insurance and fiduciary liability insurance policies that cover the persons who are currently covered by UB Bancorp’s directors’ and officer’s liability insurance or fiduciary liability insurance policies. The insurance coverage to be purchased by F.N.B. shall cover acts or omissions that may occur at or before the completion of the merger and shall have at least the same coverage amounts and contain coverage terms and conditions that are not less advantageous than policies of UB Bancorp. F.N.B. is required to maintain this insurance coverage for six years following the completion of the merger. However, F.N.B. is not required to pay annual premiums in excess of 300% of the annual premium currently paid by UB Bancorp for that insurance. If F.N.B. is unable to maintain UB Bancorp’s existing policies or obtain a substitute policy for that amount, F.N.B. will use its commercially reasonable best efforts to obtain the most advantageous coverage available for such amount.

Conversion of Information Systems

F.N.B. and UB Bancorp agree to cooperate in planning the conversion of the data processing and related information systems maintained by UB Bancorp, to F.N.B.’s corresponding systems. F.N.B. and UB Bancorp agree that the separate information systems of UB Bancorp will be converted to F.N.B.’s corresponding systems after the merger is completed.

UB Bancorp Debentures

As of the effective time of the merger, F.N.B. and UB Bancorp will cooperate to take the steps as may be necessary or appropriate to provide all notices to and obtain the consents from the holders of certain debentures of UB Bancorp that may be required by the terms of the debentures for F.N.B. to validly assume UB Bancorp’s obligations.

Agreement Not to Solicit Other Offers

UB Bancorp agreed to certain restrictions that may discourage a third party from submitting an acquisition proposal to UB Bancorp that might result in greater value to UB Bancorp’s shareholders than the merger with F.N.B., or may result in a potential acquirer proposing to pay a lower per share price to acquire UB Bancorp than it might otherwise have proposed to pay. Specifically, subject to the exceptions described below, UB Bancorp agreed:

•	that it will cease any discussions or negotiations regarding other acquisition proposals (as defined below);

•

that it will notify F.N.B. within 24 hours if it receives another acquisition proposal, along with a description of the material terms and conditions of the acquisition proposal, and will keep F.N.B. apprised of any developments, discussions and negotiations relating to the acquisition proposal, including any amendments or revisions to the terms of the acquisition proposal; and

•	that it and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, knowingly encourage or facilitate an acquisition proposal or inquiries relating to a potential acquisition proposal;

•

enter into or participate in any discussions or negotiations with, furnish any information to, afford access to its business, properties, assets, books or records to, or otherwise cooperate with or knowingly assist, participate in or facilitate or encourage any effort by, another party that is seeking to make, or has already made, an acquisition proposal; or

•	except as provided in the merger agreement, approve, endorse, recommend or enter into a letter of intent, agreement or other commitment with any party relating to an acquisition proposal.

As used in the merger agreement, an “acquisition proposal” means any inquiry, proposal, offer, regulatory filing or other disclosure of an intention to:

•	acquire, directly or indirectly, a business that constitutes 20% or more of the total revenues, net income or net assets of UB Bancorp and its subsidiaries, taken as a whole;

•

acquire, directly or indirectly, an amount of UB Bancorp common stock that causes an acquirer’s holdings of UB Bancorp common stock to exceed for the first time 20% of the outstanding shares of UB Bancorp common stock;

•	conduct a tender offer or exchange offer that would result in any person beneficially owning 20% or more of any class of equity securities of UB Bancorp; or

•	conduct a merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving UB Bancorp, other than the proposed merger with F.N.B.

However, the merger agreement allows UB Bancorp to consider and participate in discussions and negotiations with respect to a bona fide acquisition proposal from a party other than F.N.B. if:

•

the UB Bancorp board of directors concludes in good faith, based on the information then available and after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failure to do so would be reasonably likely to violate their fiduciary duties under applicable law, and that the acquisition proposal could reasonably be expected to lead to a superior proposal (as defined below); and

•

UB Bancorp enters into a confidentiality agreement with the party that made the acquisition proposal before providing it with any information or data about UB Bancorp, and the confidentiality agreement contains confidentiality terms that are no less favorable to UB Bancorp than those contained in its confidentiality agreement with F.N.B.

Definition of “Superior Proposal”

“Superior proposal” means any bona fide, unsolicited, written acquisition proposal made by a third party to acquire more than 50% of the outstanding shares of UB Bancorp common stock, or all or substantially all of UB Bancorp’s consolidated assets, for cash or a combination of cash and stock, which the UB Bancorp board of directors has determined in good faith, meets the following criteria:

•	the proposal contains terms that are more favorable to UB Bancorp than the terms of the proposed merger with F.N.B.;

•	the party making the proposal has financing that is fully committed or reasonably determined to be available by the UB Bancorp board of directors; and

•	the transaction described by the proposal is reasonably capable of being completed.

Additionally, the UB Bancorp board of directors’ conclusion that an acquisition proposal is a superior proposal must be based on the information then available after consultation with its financial advisors and outside counsel and must take into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the party making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation.

Ability of the UB Bancorp Board of Directors to Change Its Recommendation of the Merger

In any case, the merger agreement allows the UB Bancorp board of directors to withdraw, modify or qualify its recommendation of the merger in a manner adverse to F.N.B., or condition or refuse to recommend the merger with F.N.B., if it concludes in good faith, based on the information then available and after consultation with its outside legal counsel and, with respect to financial matters, its financial advisor, that failure to do so would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

Even if the UB Bancorp board of directors withdraws or qualifies its recommendation of the merger with F.N.B., UB Bancorp will be required to submit the merger agreement to a vote of its shareholders at a meeting called for that purpose. In such a case, UB Bancorp’s board of directors may submit the merger agreement to UB Bancorp’s shareholders without recommendation and communicate the reason(s) for its lack of recommendation. Until the merger agreement is terminated, the only acquisition proposal UB Bancorp may submit to its shareholders is the merger with F.N.B.

Conditions to Completion of the Merger

The merger agreement contains a number of closing conditions. UB Bancorp and F.N.B. are required to complete the merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

The following closing conditions apply to both UB Bancorp and F.N.B. In other words, neither party will be required to complete the merger unless the conditions listed below are satisfied (or waived):

•	the UB Bancorp common shareholders have approved the merger agreement and the merger;

•	the shares of F.N.B. common stock to be issued in the merger have been approved for listing on the NYSE;

•

all regulatory approvals that the parties are required to obtain to complete the merger have been received and none of the regulatory approvals will have resulted in a materially burdensome regulatory condition;

•

the registration statement for the F.N.B. common stock to be issued in the merger has been declared effective under the Securities Act and no stop order or proceedings for issuance of a stop order have been initiated or threatened by the SEC; and

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no law shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger.

In addition, the merger agreement contains separate closing conditions of UB Bancorp which must be satisfied in order for UB Bancorp to be obligated to close the merger, and separate closing conditions of F.N.B. which must be satisfied in order for F.N.B. to be obligated to close the merger. Certain of these closing conditions, as listed below, are based on whether the representations and warranties made by the other party are true and correct and whether the other party has performed all of its obligations under the merger agreement. Individually, UB Bancorp or F.N.B. will not be obligated to close the merger unless:

•

the representations and warranties in the merger agreement from the other party are true and correct both as of the date of the merger agreement and as of the closing date (or, if another date is specified in the representation and warranty, as of that other date), and the other party has delivered an officer’s certificate certifying that this condition has been met; however, in the case of most of the representations and warranties, one or more inaccuracies will not cause a failure of the closing condition if the inaccuracies would not be reasonably likely to result in a material adverse effect (as defined in the merger agreement) on the party making such representation and warranty;

•	the other party has performed all of its obligations under the merger agreement in all material respects and has delivered an officer’s certificate certifying that this condition has been met; and

•	it has received a legal opinion from its outside tax counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

The merger agreement has an additional condition to the obligation of F.N.B. to complete the merger. Following compliance with the certain appraisal rights provisions in the North Carolina Business Corporation Act and the expiration of the time period for asserting appraisal rights thereunder, the number of shares of UB Bancorp common stock for which appraisal rights are exercised cannot exceed 5% of the number of outstanding shares of UB Bancorp common stock.

Neither party can provide assurance as to when, or if, all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither party has any reason to believe that those conditions will not be satisfied.

Termination of the Merger Agreement

Right of Either F.N.B. or UB Bancorp to Terminate the Merger Agreement. The merger agreement may be terminated at any time before the merger is completed by mutual consent of F.N.B. and UB Bancorp (which has been authorized by a majority vote of the entire board of directors of each party). Also, either party, acting alone, has the right to terminate the merger agreement in any of the following circumstances:

•

the approval of a governmental entity, which is required for completion of the merger between F.N.B. and UB Bancorp or completion of the bank merger between First National Bank of Pennsylvania and Union Bank, has been denied by final and non-appealable action, or an application for such approval has been permanently withdrawn at the request of the governmental entity, or the governmental entity has issued a final nonappealable order, injunction or decree permanently enjoining or prohibiting the merger, unless the denial was caused by the failure of the terminating party to perform its obligations under the merger agreement;

•

the merger was not completed by 5:00 p.m. Eastern Time on March 31, 2023, unless the failure to complete the merger by that date was caused by the failure of the terminating party to perform its obligations under the merger agreement;

•

the other party has breached its representations and warranties or any of its performance obligations under the merger agreement to such a degree that the closing conditions cannot be satisfied, and the breach cannot or has not been cured by the earlier of March 31, 2023, or the 30th day after written notice of the breach was given; or

•

UB Bancorp convened a special meeting of its shareholders for the purpose of obtaining their approval of the merger agreement and the merger, but failed to obtain such approval, except that UB Bancorp is not allowed to exercise this termination right if it took certain actions which could substantially increase the likelihood that a vote of the UB Bancorp shareholders in favor of the merger will not be obtained: i.e., UB Bancorp materially breached its obligation to call a shareholders’ meeting as soon as reasonably practicable, or to recommend that the UB Bancorp shareholders approve the merger agreement and the merger, or to use reasonable best efforts (subject to the exercise of the UB Bancorp board of directors’ fiduciary duties) to obtain the necessary vote of the UB Bancorp shareholders to approve the merger agreement and the merger.

Right of F.N.B. to Terminate. In addition to the other termination rights of F.N.B. above, F.N.B. may terminate the merger agreement at any time before the merger agreement and merger have been approved by UB Bancorp shareholders (and UB Bancorp would be obligated to pay F.N.B. the termination fee described below) if:

•	UB Bancorp has breached its agreement not to solicit other acquisition proposals in a manner materially adverse to F.N.B.;

•

the UB Bancorp board of directors has failed to recommend approval of the merger agreement and the merger to the UB Bancorp shareholders, or changed, withdrew, modified, qualified or conditioned its recommendation of the merger in a manner adverse to F.N.B.;

•	the UB Bancorp board of directors has approved, recommended or endorsed an acquisition proposal from a party other than F.N.B.; or

•	UB Bancorp has failed to convene and hold the special meeting of UB Bancorp shareholders to vote on the proposal to approve the merger agreement and the merger.

Right of UB Bancorp to Terminate. In addition to the other termination rights of UB Bancorp above, UB Bancorp may terminate the merger agreement at any time before the merger agreement and merger have been approved by UB Bancorp shareholders, if UB Bancorp will concurrently enter into an acquisition proposal with a party other than F.N.B., which the UB Bancorp board of directors has concluded in good faith, after consultation with its financial and legal advisors, is a superior proposal. Additionally, the superior proposal must be unsolicited and otherwise have been obtained by UB Bancorp in compliance with the terms of the merger agreement. However, UB Bancorp is not entitled to exercise this termination right until it has met the following conditions: (1) UB Bancorp has given notice to F.N.B. of its intention to accept a superior proposal and, for a period of at least three business days, negotiated with F.N.B. in good faith to make adjustments to the terms and conditions of the merger agreement with F.N.B. so that the acquisition proposal from the other party no longer constitutes a superior proposal, (2) UB Bancorp’s board of directors has considered all of the adjustments proposed by F.N.B. and concluded in good faith, based upon consultation with its financial and legal advisers, that the acquisition proposal of the other party remains a superior proposal even after giving effect to the adjustments proposed by F.N.B., and (3) UB Bancorp has paid F.N.B. the termination fee described below.

UB Bancorp also may terminate the merger agreement if there has been a substantial decline in F.N.B.’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting UB Bancorp to terminate the merger agreement based on a decrease in the market price of F.N.B. common stock reflects the parties’ agreement that UB Bancorp’s shareholders will assume the risk of a decline in value of F.N.B. common stock to $9.34 per share under any circumstances and will assume the risk of a more significant decline in value of F.N.B.’s common stock, unless the percentage decline from $11.67 (which was the average closing price of a share of F.N.B. common stock during the ten trading day period ending on May 27, 2022) to the average closing price of F.N.B. common stock during the ten trading day period immediately preceding the Determination Date (defined below) is more than 20% greater than the percentage decrease, if any, in the average closing price of the KBW Nasdaq Regional Banking Index from May 31, 2022 to the Determination Date, using the ten trading days preceding each such date to determine the average closing price of the KBW Nasdaq Regional Banking Index. If the KBW Nasdaq Regional Banking Index is not available, the KBW Nasdaq Bank Index will instead be used. The purpose of this agreement is that a decline in the value of F.N.B. common stock which is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions that affect the financial services industry generally instead of factors which affect the value of F.N.B. common stock in particular.

Specifically, UB Bancorp may terminate the merger agreement during the five-day period beginning on the first date on which all required regulatory approvals have been received (such date being the “Determination Date”) if all of the following occur:

(i)    the average daily closing price of a share of F.N.B. common stock during the ten trading days immediately preceding the Determination Date (the “F.N.B. Market Value”) is less than 80% of $11.67;

(ii)    the quotient obtained by dividing the F.N.B. Market Value by $11.67 (the “F.N.B. Ratio”) is less than the quotient obtained by dividing the average closing price of the KBW Nasdaq Regional Banking Index during the ten-trading day period immediately preceding the Determination Date by $112.31 (which was the average closing price of the KBW Nasdaq Regional Banking Index during the ten trading day period ending on May 27, 2022), minus 0.20 (the “Index Ratio”); and

(iii)    during the five-business day period commencing on the Determination Date, a majority of the UB Bancorp board of directors votes to terminate the merger agreement.

With respect to condition (ii) described above, if the KBW Nasdaq Regional Banking Index is not available during the ten-trading day period immediately preceding the Determination Date, the same calculation will be made using the KBW Nasdaq Bank Index for each period.

Even if the first two conditions described above are met, the UB Bancorp board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the UB Bancorp board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the UB Bancorp board of directors would consult with its financial and other advisors and would consider all reasonably available financial and other information it deemed material to its decision.

If the UB Bancorp Board of Directors determines to terminate the merger agreement, UB Bancorp is required to provide prompt written notice thereof to F.N.B. The merger agreement will terminate at the end of the fifth day following the date such notice of termination is provided, although such notice of termination may be withdrawn by UB Bancorp at any time prior to the effective time of such termination. During the five-day period commencing with its receipt of the notice of termination, F.N.B. has the option to increase the exchange ratio of 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock so that the value of the merger consideration (based on the F.N.B. Market Value) equals the lesser of:

(x) $15.03, which is the product of the average daily closing price of a share of F.N.B. common stock during the ten trading days immediately preceding the date of the merger agreement, multiplied by 0.80, and further multiplied by 1.61; and

(y) an amount equal to (1) the product of the Index Ratio, multiplied by 0.80, and further multiplied by 1.61, and further multiplied again by the F.N.B. Market Value, divided by (2) the F.N.B. Ratio.

If F.N.B. so elects within such five-day period, it must give prompt written notice to UB Bancorp, before the effective time of the termination, of such election and the revised exchange ratio, in which event no termination will occur and the merger agreement will remain in effect in accordance with its terms, with the new exchange ratio being used.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of F.N.B. common stock may be illustrated by the following three scenarios:

(1)    One scenario is that the F.N.B. Market Value is above $9.34. In this event, UB Bancorp would not have the right to terminate the merger agreement due to a decline in the market price of F.N.B. common stock.

(2)    A second scenario is that the F.N.B. Market Value is less than $9.34 but that the percentage decline in the price of F.N.B. common stock from the initial measurement price of $11.67 is not more than 20% greater than the percentage decline, if any, in the closing price of the KBW Nasdaq Regional Banking Index (or, if such index is not available, KBW Nasdaq Bank Index). Under this scenario, UB Bancorp would not have the right to terminate the merger agreement.

(3)    A third scenario is that the F.N.B. Market Value is less than $9.34 and the percentage decline in the price of F.N.B. common stock from the initial measurement price is more than 20% greater than the decline in the closing price of the KBW Nasdaq Regional Banking Index. Under this scenario, UB Bancorp would have the right, but not the obligation, to terminate the merger agreement and if UB Bancorp does choose to terminate, F.N.B would have the right, but not the obligation, to increase the exchange ratio of 1.61 shares of F.N.B. common stock for each share of UB Bancorp common stock so that the value of the merger consideration equals at least the lesser of the two amounts described above.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) each of F.N.B. and UB Bancorp will remain liable for its fraud or willful breach of any provision of the merger agreement, and (2) designated provisions of the merger agreement will continue to be in force after the termination, including those relating to payment of the termination fee and expenses and the confidential treatment of information.

Termination Fee

Under any of the following circumstances, UB Bancorp must pay F.N.B. a termination fee of $4 million:

•

F.N.B. has terminated the merger agreement before the merger agreement and the merger are approved by the UB Bancorp shareholders due to UB Bancorp’s breach of its obligation to recommend approval of the merger agreement and merger to its shareholders (for additional information, see “— Termination of the Merger Agreement—Right of F.N.B. to Terminate” above);

•

UB Bancorp has terminated the merger agreement in order to enter into an unsolicited acquisition proposal that the UB Bancorp board of directors concluded was a superior proposal (for additional information, see the first bullet point under “—Termination of the Merger Agreement—Right of UB Bancorp to Terminate” above);

•

during any time that an acquisition proposal made by a party other than F.N.B. has not been withdrawn, the merger agreement is terminated for any of the reasons given below, and within 12 months after that termination, UB Bancorp has entered into an agreement to be acquired or is acquired by such other party (whether by merger, an acquisition of substantially all of UB Bancorp’s assets, or an acquisition of more than 50% of the outstanding UB Bancorp common stock):

•

F.N.B. has terminated the merger agreement because the closing conditions which depend on the accuracy of UB Bancorp’s representations and warranties or UB Bancorp’s performance of its obligations under the merger agreement could not be satisfied due to a breach by UB Bancorp;

•

F.N.B. has terminated the merger agreement because the merger has not occurred before 5:00 p.m. Eastern Time on March 31, 2023, and the requisite vote from the UB Bancorp shareholders approving the merger has not been obtained; or

•

Either F.N.B. or UB Bancorp has terminated the merger agreement because UB Bancorp convened a special meeting of its shareholders for the purpose of obtaining their approval of the merger agreement and the merger, but failed to obtain such approval at such meeting or any adjournment or postponement thereof.

Expenses

In general, F.N.B. and UB Bancorp each are responsible for the expenses which it incurs in connection with the negotiation and completion of the merger. F.N.B. and UB Bancorp will share equally in the cost of the SEC registration fee and costs and expenses associated with filing the Form S-4 registration statement, the printing of this proxy statement/prospectus, and the mailing of the proxy statement/prospectus to the UB Bancorp shareholders. F.N.B. also agreed to reimburse UB Bancorp for all documented out-of-pocket costs and expenses incurred by UB Bancorp as a result of actions taken at the direction of F.N.B. in order to support the conversion of the data processing and related electronic informational systems of Union Bank.

In addition, if a party breaches any of its representations and warranties or performance obligations to a degree that would prevent a closing condition from being satisfied, and the other party terminates the merger agreement as a result, the breaching party must pay the out-of-pocket expenses incurred by the terminating party in connection with the merger (including fees of legal counsel, financial advisors and accountants), up to a maximum amount of $600,000. However, if UB Bancorp becomes liable for payment of the termination fee, it will not also be liable for the payment of F.N.B.’s out-of-pocket expenses.

Amendment of the Merger Agreement; Waiver

The parties may amend the merger agreement and either party may waive a requirement for the other party to comply with any provision in the merger agreement. However, once UB Bancorp’s shareholders have approved the merger agreement and the merger, the merger agreement may not be amended except as permitted under applicable law, and any waiver that changes the form or amount of the merger consideration will require the approval of UB Bancorp’s shareholders.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement, which we include as Appendix B to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. We encourage you to read the forms of voting agreement carefully and in their entirety.

In connection with the merger agreement, and solely in their capacities as UB Bancorp shareholders, the following persons and entities have entered into voting agreements with F.N.B.: Anne R. Corey, C. Boyd Sturges, III, C. Dwight Howard, Cameron McRae, Chandler T. Currin, Jr., Crawford A. Knott, Donna C. McClatchey, Dr. Raymond C. Ball, Jr., Dr. William A. Keyes, IV, F. Wills Hancock, IV, James T. Hill, Jr., Lawrence Davenport, Robert Lee Burrows, Jr., Scott C. McLean, Stephen K. Zaytoun, Susan W. Barrett, T. Gray Yancey, and V. Robert Jones, each of whom serves as a director or an executive officer of UB Bancorp, and Franklin Street Trust Company. F.N.B. did not request voting agreements from any other shareholders of UB Bancorp. In the voting agreements, each of these shareholders has agreed to vote all shares of UB Bancorp common stock that they are entitled to vote in favor of the merger agreement and merger.

In addition, except under limited circumstances, these shareholders agreed not to sell, assign, transfer or otherwise dispose of or encumber their respective shares of UB Bancorp common stock prior to the record date for the special meeting of the UB Bancorp shareholders called for the purpose of voting on the merger agreement and merger. The voting agreements terminate immediately upon the earliest to occur of: UB Bancorp’s receipt of the requisite shareholder approval of the merger agreement and the merger; a change in the UB Bancorp board of directors recommendation to the UB Bancorp shareholders in a manner adverse to F.N.B.; the termination of the merger agreement in accordance with its terms; or the mutual written agreement of F.N.B. and the individual shareholder.

As of August 5, 2021, there were 1,016,228 shares of UB Bancorp common stock entitled to vote subject to the voting agreements (excluding stock options), which represented approximately 17.0% of the outstanding shares of UB Bancorp common stock entitled to vote as of that date.

ACCOUNTING TREATMENT

F.N.B. will account for the merger as an “acquisition,” as that term is used under U.S. generally accepted accounting principles, or GAAP, for accounting and financial reporting purposes. Under acquisition accounting, UB Bancorp’s assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of F.N.B. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of F.N.B. issued after the merger will include these fair values and UB Bancorp’s results of operations from the effective time of the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the U.S. federal income tax consequences of the merger that apply generally to “U.S. holders” (as defined below) of UB Bancorp common stock who exchange such stock for shares of F.N.B. common stock pursuant to the merger. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of UB Bancorp common stock could differ from those described below.

For purposes of this discussion, a U.S. holder is a beneficial owner of UB Bancorp common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person for federal income tax purposes; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of UB Bancorp common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of UB Bancorp common stock, you should consult your tax advisor.

This discussion assumes that you hold your shares of UB Bancorp common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of UB Bancorp common stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to U.S. holders of UB Bancorp common stock that are subject to special rules, including:

•	dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	financial institutions;

•	retirement plans;

•	insurance companies;

•	expatriates or holders who have a “functional currency” other than the U.S. dollar;

•	pass-through entities and investors in those entities;

•	holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction; and

•	traders in securities that elect to use the mark-to-market method of accounting.

In addition, this discussion does not address any alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither F.N.B. nor UB Bancorp has obtained or sought to obtain a ruling from the IRS regarding any matter relating to the merger and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

The closing of the merger is conditioned on the delivery of opinions of Reed Smith LLP and Fenimore Kay Harrison LLP, dated the closing date of the merger, to the effect that, based on U.S. federal income tax law in effect as of the date of such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In the opinion of Reed Smith LLP and Fenimore Kay Harrison LLP, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the tax consequences described below. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, including the opinions delivered in connection with the filing of this Registration Statement on Form

S-4 of which this proxy statement/prospectus forms a part, Reed Smith LLP and Fenimore Kay Harrison LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of F.N.B. and UB Bancorp and will assume that these representations are true, correct and complete, and that F.N.B. and UB Bancorp, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied, the U.S. federal income tax consequences of the merger could be adversely affected.

Exchange of UB Bancorp common stock for F.N.B. common stock. Each holder of UB Bancorp common stock who receives F.N.B. common stock in the merger generally will not recognize gain or loss (except to the extent of cash received in lieu of fractional shares and for UB Bancorp shareholders who exercise their appraisal rights with respect to the merger, as discussed below).

In general, the aggregate tax basis in the shares of F.N.B. common stock that UB Bancorp shareholders will receive upon the merger will equal such holders’ aggregate tax basis in the shares of UB Bancorp common stock surrendered, decreased by the amount of basis allocated to any fractional share such holder was deemed to receive and subsequently sell. A UB Bancorp shareholder’s holding period for the shares of F.N.B. common stock that are received in the merger, including any fractional share deemed received and sold as described below, generally will include such holder’s holding period for the shares of UB Bancorp common stock surrendered in the merger.

If U.S. holders of UB Bancorp common stock acquired different blocks of shares of UB Bancorp common stock at different times or at different prices, such holders’ basis and holding period in their shares of F.N.B. common stock may be determined with reference to each block of shares of UB Bancorp common stock. Any such holders should consult their tax advisors regarding the manner in which shares of F.N.B. common stock received in the exchange should be allocated among different blocks of shares of UB Bancorp common stock and with respect to identifying the bases or holding periods of the particular shares of F.N.B. common stock received in the merger. Because these rules are complex, we recommend that each UB Bancorp shareholder who may be subject to these rules consult his, her, or its own tax advisor.

Cash Received in Lieu of a Fractional Share. UB Bancorp shareholders who receive cash instead of fractional shares of F.N.B. common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional shares. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the shares of UB Bancorp common stock exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Cash Received upon the Exercise of Appraisal Rights. Upon its exercise of appraisal rights, a holder of UB Bancorp common stock will exchange all of such shareholder’s UB Bancorp common stock for cash. Such a dissenting U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s aggregate tax basis in the UB Bancorp common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period with respect to the UB Bancorp common stock surrendered therefor exceeds one year. The deductibility of capital losses is subject to limitations.

Backup Withholding. Backup withholding on any cash payments received in the merger in lieu of fractional shares or upon the exercise of appraisal rights at the applicable rate (currently at a rate of 24%) may, under certain circumstances, apply unless a U.S. holder (a) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder who does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and generally may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements. U.S. holders are required to retain permanent records and make such records available to any authorized IRS officers and employees. In addition, a “significant holder” of shares of UB Bancorp stock for U.S. federal income tax purposes who receives shares of F.N.B. common stock upon completion of the merger will be required to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a UB Bancorp shareholder is only a “significant holder” if the person, immediately before the merger, owns at least 5% of the outstanding stock of UB Bancorp or has a basis of $1,000,000 or more in securities of UB Bancorp. Such statement must include the holder’s tax basis in and fair market value of UB Bancorp’s shares surrendered in the merger.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

DESCRIPTION OF F.N.B. CAPITAL STOCK

As a result of the merger, UB Bancorp shareholders who receive shares of F.N.B. common stock in the merger will become shareholders of F.N.B. The following summary of F.N.B. capital stock, including the common stock to be issued in the merger, is not complete and is qualified by reference to the F.N.B. articles of incorporation and the F.N.B. bylaws. You are encouraged to read the applicable provisions of Pennsylvania law, the F.N.B. articles of incorporation and the F.N.B. bylaws and U.S. federal law governing bank holding companies carefully and in their entirety.

Common Stock

F.N.B. is authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share. As of August 5, 2022, there were 350,735,526 shares of F.N.B. common stock outstanding.

Voting and Other Rights. The holders of F.N.B. common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon such matter. In an uncontested director election, each director is elected by a majority of votes cast. If an incumbent director fails to obtain enough votes to be re-elected and a successor director is not elected at the same meeting, the director who failed to be re-elected will promptly tender his or her resignation to the board of directors. The board of directors will accept or reject the resignation, taking into account the recommendation of its nominating and corporate governance committee. In a contested election, directors are elected by a plurality of the votes cast. Shareholders do not have the right to cumulate their votes in elections of directors.

In the event of a liquidation, holders of F.N.B. common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any of shares of F.N.B. preferred stock then outstanding. For a description of the F.N.B. preferred stock currently outstanding, see “—Preferred Stock” below.

F.N.B. common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Distributions. The holders of F.N.B. common stock are entitled to receive such dividends or distributions as the F.N.B. board of directors may declare out of funds legally available for such payments, subject to any prior rights of any of F.N.B.’s then outstanding preferred stock. F.N.B.’s payment of distributions is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it had been dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock. F.N.B. may pay stock dividends, if any are declared, from authorized but unissued shares.

As a holding company, F.N.B. relies primarily on dividends from its subsidiaries as a source of funds to meet its corporate obligations. F.N.B.’s ability to pay dividends to shareholders is largely dependent on dividends from its subsidiaries, principally its banking subsidiary, First National Bank of Pennsylvania. The right of F.N.B. to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of those subsidiaries. Under U.S. federal law, the amount of dividends that a national bank such as First National Bank of Pennsylvania may pay in a calendar year is dependent on the amount of net income for the current year combined with its retained net income for the two preceding years. Also, bank regulators have the authority to prohibit First National Bank of Pennsylvania from paying dividends if the bank regulators determine that it is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

Transfer Agent. The transfer agent and registrar for F.N.B.’s common stock is Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, New York 11717, telephone number 1-844-877-8750 (inside U.S. and Canada) and 1-720-414-6883 (outside U.S. and Canada).

For more information regarding the rights of holders of F.N.B. common stock, see “Comparison of Shareholders’ Rights” beginning on page 98.

Preferred Stock

F.N.B.’s board of directors is authorized to provide for the issuance by F.N.B. of up to 20,000,000 shares of preferred stock, par value $0.01 per share, without shareholder approval unless otherwise required. F.N.B.’s board of directors is authorized to determine the rights, qualifications, limitations and restrictions of each series of F.N.B. preferred stock at the time of issuance, including, without limitation, rights as to dividends, voting, liquidation preferences and convertibility into shares of F.N.B. common stock. If so determined by F.N.B.’s board of directors, shares of F.N.B. preferred stock may have dividend, redemption, voting and liquidation rights that take priority over its common stock, and may be convertible into F.N.B. common stock.

Series E Preferred Stock. On October 31, 2013, pursuant to action by its board of directors, F.N.B. amended its articles of incorporation to fix the designations, preferences, limitations and relative rights of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”). There currently are 110,877 shares of Series E Preferred Stock issued and outstanding.

The terms of the Series E Preferred Stock provide that holders of the Series E Preferred Stock are entitled to receive, if, when and as declared by the F.N.B. board of directors, non-cumulative cash dividends at a rate per annum equal to 7.25% payable quarterly in arrears. No dividends may be paid on F.N.B.’s common stock or other junior stock unless all the full dividends for the latest dividend period have been declared and paid on all outstanding shares of the Series E Preferred Stock. F.N.B. may, at its option, redeem the Series E Preferred Stock on or after February 15, 2024, in whole or in part, at a redemption price equal to the liquidation amount per share ($1,000) plus the per share amount of any declared and unpaid dividends. The Series E Preferred Stock is also redeemable at F.N.B.’s option upon the occurrence of certain events affecting the treatment of the Series E Preferred Stock for purposes of the capital adequacy guidelines or regulations of the Federal Reserve Board or other appropriate federal banking agency. In the event of a liquidation, dissolution or winding-up of F.N.B., the holders of the Series E Preferred Stock will be entitled to receive an amount per share equal to the liquidation amount per share ($1,000), plus any declared and unpaid dividends prior to the payment of the liquidating distribution, after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series E Preferred Stock, but before any distribution of assets is made to holders of F.N.B. common stock or any other class or series of F.N.B. capital stock ranking junior to the Series E Preferred Stock with respect to distributions on liquidation, dissolution or winding-up.

Holders of the Series E Preferred Stock have no voting rights except in limited circumstances, including: the right to elect two directors, whose seats will be automatically added to the then-current board of directors of F.N.B. in certain circumstances where dividends have not been paid for six or more quarterly dividend periods; the right to vote on the authorization, creation or issuance of shares of a class or series of stock that is senior to the Series E Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of F.N.B.; the right to vote on amendments to the F.N.B. articles of incorporation which adversely affect the rights, preferences, privileges or special powers of the Series E Preferred Stock; and the right to vote on a binding share exchange or re-classification involving the Series E Preferred Stock or a merger or consolidation of F.N.B. unless the Series E Preferred Stock remains outstanding or is exchanged for preference securities that are not materially less favorable than the terms of the Series E Preferred Stock.

COMPARISON OF SHAREHOLDERS’ RIGHTS

After the merger, the UB Bancorp shareholders will become shareholders of F.N.B. and their rights will be governed by F.N.B.’s articles of incorporation, F.N.B.’s bylaws and the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law. The following is a summary of the material differences between (1) the current rights of UB Bancorp shareholders under the North Carolina Business Corporation Act, or the “NCBCA,” and UB Bancorp’s articles of incorporation and bylaws, and (2) the current rights of F.N.B. shareholders under the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law and F.N.B.’s articles of incorporation and bylaws. For information as to how to get the full text of F.N.B’s articles of incorporation or bylaws or UB Bancorp’s articles of incorporation and bylaws, see “Where You Can Find More Information” beginning on page 110.

The following summary is not intended to be a complete statement of the differences affecting the rights of UB Bancorp’s shareholders who become F.N.B. shareholders, but rather as a summary of the more significant differences affecting the rights of those shareholders and certain important similarities. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of F.N.B. and the articles of incorporation and bylaws of UB Bancorp. F.N.B. and UB Bancorp encourage you to read F.N.B.’s articles of incorporation and bylaws, UB Bancorp’s articles of incorporation and bylaws, the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law, the MGCL and federal law governing bank holding companies.

Quorum of Shareholders

UB Bancorp

Under the NCBCA and UB Bancorp’s bylaws, the holders of shares entitled to cast a majority of the votes which all shareholders are entitled to cast on a matter to be considered, whether represented in person or by proxy, constitute a quorum for action on the matter, except as otherwise required by law or UB Bancorp’s articles of incorporation.

F.N.B.

Under the Pennsylvania Business Corporation Law and F.N.B.’s bylaws, the holders of shares entitled to cast a majority of the votes entitled to be cast on a matter to be considered, whether represented in person or by proxy, constitute a quorum for action on the matter, except as otherwise required by law or the articles of incorporation.

Adjournment of Shareholder Meetings

UB Bancorp

Under the NCBCA and UB Bancorp’s bylaws, if a quorum is not present, the holders of a majority of the shares represented who would be entitled to vote if a quorum were present, may adjourn such meeting from time to time.

F.N.B.

Under the Pennsylvania Business Corporation Law and F.N.B.’s bylaws, if a quorum is not present, the holders of a majority of the shares represented who would be entitled to vote if a quorum were present, may adjourn such meeting from time to time.

Call of Special Meeting of Shareholders

UB Bancorp

UB Bancorp’s bylaws provide that special meetings of shareholders may be called by the Chair of the Board, the Chief Executive Officer, the President, UB Bancorp’s board of directors, or the holders of at least 10% of all the votes entitled to be cast at such eligible meeting. The notice of a special meeting must provide the nature of the business to be transacted.

F.N.B.

F.N.B.’s bylaws provide that special meeting of shareholders may be called by the Chairman of the Board; the Chief Executive Officer; the President; a majority of the F.N.B. board of directors; or the holders of not less than 25% of the outstanding shares of F.N.B. entitled to vote on the issue proposed.

Shareholder Consent in Lieu of Meeting

UB Bancorp

Under the NCBCA, any action that may be taken at a meeting of the shareholders of UB Bancorp may be taken without a meeting and without prior notice, if one or more unrevoked written consents, describing the action to be taken and delivered to UB Bancorp for inclusion in the minutes with corporate records, are signed by the holders of all the shares entitled to vote on such action within a 60 day period.

F.N.B.

Any action that may be taken at a meeting of the shareholders of F.N.B. may be taken without a meeting, if one or more written consents describing the action are signed by the holders of the minimum number of votes that would be required to authorize that action at a meeting. An action taken by consent will only become effective upon compliance with certain delivery and notice requirements.

Dissenters’ Rights

UB Bancorp

The NCBCA provides that a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in connection with certain types of corporate actions which could be adverse to the shareholder, such as a merger in which the shareholder’s shares will be cancelled; a share exchange in which the shareholder’s shares will not be exchanged; a disposition of all or substantially all of the assets of the corporation outside of the ordinary course of business; or an amendment of the articles of incorporation to effect a reverse stock split.

Appraisal rights generally are not available if the shares (1) are listed on NYSE or NASDAQ or another national securities exchange, (2) are held by at least 2,000 shareholders and (3) have a market value of at least $20 million (excluding insider shares). However, appraisal rights will be available in any case if shareholders are required to accept in exchange for their shares anything other than cash or shares of another corporation or entity that would satisfy the same standards above under which appraisal rights would not be available.

F.N.B.

Under the Pennsylvania Business Corporation Law, shareholders have dissenters’ rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business and special treatment of a class or series of shares.

Dissenters’ rights generally are not available if the shares are listed on a national securities exchange or if the corporation’s shares are held beneficially of record by at least 2,000 persons. Additionally, dissenters’ rights are not available in certain mergers where shareholder approval is not required.

Derivative Actions

UB Bancorp

Under the NCBCA, a person may bring a derivative action only if the person was a shareholder of the corporation at the time of the occurrence of the transaction complained of, or became a shareholder through transfer by operation of law from one who was a shareholder at such time, and if the person fairly and adequately represents the interests of the corporation in enforcing the right of the corporation.

F.N.B.

Under the Pennsylvania Business Corporation Law, a shareholder may maintain a derivative suit, even if the shareholders was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice would result without such suit.

Dividends and Distributions

UB Bancorp

Under the NCBCA, a corporation may make distributions to its shareholders unless, after giving it effect:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed upon its dissolution to satisfy any preferential rights of shareholders.

UB Bancorp’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock.

F.N.B.

Under the Pennsylvania Business Corporation Law, subject to any restrictions in a corporation’s articles of incorporation, a corporation may make distributions to its shareholders unless, after giving effect thereto:

•   the corporation would not be able to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus the amount that it would need upon its dissolution to satisfy any preferential rights of shareholders.

F.N.B.’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock.

Classes of Stock with Preferential Rights

UB Bancorp

The articles of incorporation of UB Bancorp permit the board of directors to create multiple series of preferred stock having rights and preferences which are senior to or have priority over the UB Bancorp common stock.

F.N.B.

The articles of incorporation of F.N.B. permit the board of directors to create multiple classes and series of stock having rights and preferences which are senior to or have priority over the F.N.B. common stock.

Issuance of Shares

UB Bancorp

Under the NCBCA, the board of directors may authorize shares to be issued for consideration after determining the consideration is adequate. The UB Bancorp articles of incorporation and bylaws do not amend this right.

F.N.B.

Under the Pennsylvania Business Corporation Law, an issuance of stock is approved by the board of directors upon the affirmative vote of a majority of directors present at a meeting if a quorum is present at the time the vote is taken.

Election of Directors; Number and Term

UB Bancorp UB Bancorp’s articles of incorporation provide that UB Bancorp shall have such number of directors as provided by the bylaws, which number shall be not less	F.N.B. F.N.B.’s bylaws provide that F.N.B. shall have such number of directors as the board of directors may determine, which number shall be not less than five than seven nor more than 21. The bylaws permit the Board of Directors to fix the number of directors from time to time within those parameters. The articles of incorporation and bylaws further provide that if the number of directors is nine or more, the directors will be divided into three classes as nearly equal as possible. The current number of directors of UB is 16, and the board is currently classified.

UB Bancorp’s articles of corporation and bylaws further provide that at each annual meeting of the shareholders of UB Bancorp, if the board is classified, one class of the Board of Directors shall be elected such that each director serves a term of three years. If the board is not classified, the board of directors shall be elected annually at UB Bancorp’s annual meeting of shareholders. Directors are elected by a plurality of the votes cast.

nor more than 25. F.N.B.’s bylaws further provide that F.N.B.’s board of directors shall be elected annually at F.N.B.’s annual meeting of shareholders.

F.N.B.’s bylaws provide that in an uncontested director election, each director is elected by a majority of votes cast, and that if an incumbent director fails to be re-elected and a successor director is not elected at the same meeting, the director who failed to be re-elected will promptly tender his or her resignation to the board of directors. The board of directors will accept or reject the resignation, taking into account the recommendation of the nominating and corporate governance committee of the board of directors. In a contested election, the directors will be elected by a plurality of the votes cast.

Qualification of Directors

UB Bancorp

The bylaws of UB Bancorp require that no person may serve as a director unless he or she owns at least $50,000 worth of UB Bancorp’s common stock, at market value as of the date of election. The articles of incorporation further provide that no director may stand for election once he or she has attained age 79, except for directors that currently serve as the chair of a committee of the board. Directors are not required to be residents of the state of North Carolina.

F.N.B. The bylaws of F.N.B. require that directors shall be natural persons of at least 21 years of age that do not need to be residents of the state of Pennsylvania.

Nomination of Directors

UB Bancorp

UB Bancorp’s bylaws provide that directors may be nominated for election to UB Bancorp’s board of directors by either the UB Bancorp’s board of directors or Nominating Committee, or by a shareholder of UB Bancorp that complies with the procedures set forth therein.

UB Bancorp’s bylaws provide that a shareholder must make nominations for director by providing UB Bancorp with written notice of the shareholder’s intention to nominate a director. UB Bancorp must receive the written notice not later than the 50th calendar day nor earlier than the 75th calendar day before the anniversary of the prior year’s proxy statement with respect to the prior annual meeting of shareholders. The

F.N.B.

F.N.B.’s bylaws provide that directors may be nominated for election to F.N.B.’s board of directors by either a resolution of the board of directors or by a shareholder of F.N.B and that a shareholder must make nominations for director by providing F.N.B. with written notice of the shareholder’s intention to nominate a director. F.N.B. must receive the written notice not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the date of the proxy statement released to shareholders in connection with its annual meeting of shareholders in the immediately preceding year. The notice of a shareholder’s intention to nominate a

notice of a shareholder’s intention to nominate a director must include certain information, as specified in UB Bancorp’s bylaws.	director must include certain information, as specified in F.N.B.’s bylaws.

Removal of Directors; Filling Vacancies on the Board of Directors

UB Bancorp

UB Bancorp’s bylaws provide that its shareholders may remove, with or without cause, the entire board of directors, or any individual director, upon the affirmative vote of shareholders entitled to elect directors. Under UB Bancorp’s bylaws, a director may only be removed by the shareholders if the notice for the meeting at which the director is removed included the removal as one of the purposes thereof. New directors may be elected at the same meeting to fill the unexpired term of the removed director.

Vacancies on the board of directors, including by virtue of an increase in the size of the board, may be filled by a majority of the remaining directors or the shareholders, and any such directors shall serve until the next annual meeting at which directors are elected.

F.N.B.

F.N.B.’s articles of incorporation provide that the affirmative vote of 75% of the outstanding shares of F.N.B. common stock is required to remove any director or the entire board of directors without cause. Under the Pennsylvania Business Corporation Law and F.N.B.’s bylaws, the remaining directors, even though less than a quorum, may, by majority vote, fill vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or resulting from a removal from office.

Cumulative Voting

UB Bancorp The UB Bancorp articles of incorporation prohibit cumulative voting in the election of directors.

F.N.B.

Under the Pennsylvania Business Corporation Law,
shareholders may cumulate their votes in the election
of directors unless a corporation’s articles of
incorporation do not permit cumulative voting.
F.N.B.’s articles of incorporation do not permit
cumulative voting.

Indemnification of Officers and Directors

UB Bancorp

Under its bylaws, UB Bancorp shall indemnify and hold harmless any person who at any time serves or has served as a director or officer of UB Bancorp or any of its wholly owned subsidiaries, or in such capacity at the request of UB Bancorp for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of UB Bancorp or any of its wholly owned subsidiaries to the fullest extent permitted by law against all liabilities and litigation expenses in the event a claim is made or threatened against that person in, or that person is made or threatened to be

F.N.B.

Under its bylaws, F.N.B. shall indemnify any director or officer of F.N.B. or its subsidiaries against expenses, including legal fees, judgments, fines and amounts paid in settlement, which were actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, investigation or proceeding, whether derivative or nonderivative, and whether civil, criminal, administrative or investigative, that is brought or threatened to be brought against him or her by reason of his or her performance or status as a director or officer of F.N.B. or one of its subsidiaries or made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of UB Bancorp, including all appeals thereform arising out of that person’s status as such or that person’s activities in any such capacity; provided, however, that such indemnification shall not be available with respect to (a) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of such person’s activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of UB Bancorp. Such person may also request advancement of litigation expenses from UB Bancorp upon the undertaking by or on behalf of such person to repay to UB Bancorp such amount unless it is ultimately determined that such person is entitled by UB Bancorp to be indemnified against such expenses. Such request will be approved or denied by the majority vote of the disinterested directors of UB Bancorp.

The board of directors may also extend the same rights to any person other than an officer or director who serves as an employee or agent of UB Bancorp or any of its wholly owned subsidiaries or in such capacity for another entity at the request of UB Bancorp.

affiliates. Before making that indemnity available to a director or officer, F.N.B.’s board of directors is required to determine that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of F.N.B. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. F.N.B.’s bylaws also provide that F.N.B. shall advance expenses incurred in defending or investigating a threatened or pending action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification by F.N.B.

With respect to derivative actions, the Pennsylvania Business Corporation Law does not allow a corporation to indemnify a director or officer who is adjudged to be liable to the corporation in respect of the claim, issue or matter for which the director or officer seeks indemnification, unless a court determines that he or she is fairly and reasonably entitled to indemnity.

Director Liability

UB Bancorp

UB Bancorp’s articles of incorporation provide that, to the fullest extent permitted by the laws of North Carolina, no director of UB Bancorp shall be personally liable to UB Bancorp or any of its shareholders for monetary damages for any breach of duty as a director.

F.N.B.

The bylaws of F.N.B. provide that a director is not personally liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director, as described under Chapter 17, Subchapter B of the Pennsylvania Business Corporation Law, and the director’s breach of, or failure to perform, those duties constitutes self-dealing, willful misconduct or recklessness. However, the Pennsylvania Business Corporation Law does not permit a corporation to eliminate personal liability of a director under any criminal statute or with respect to payment of taxes pursuant to federal, state or local laws.

Amendment of Articles of Incorporation and Bylaws

UB Bancorp

The NCBCA provides that an amendment to a corporation’s articles of incorporation generally requires that, after adopting an amendment, the board of directors must submit the amendment to the shareholders for their approval and that the amendment must be approved by either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the amendment’s nature, unless the articles of incorporation, a bylaw adopted by the shareholders or the board of directors require a greater vote. If the amendment will change the number, rights, preferences or limitations of a particular class or series of shares or create a new class or series that will have equal or superior rights or preferences to a particular class or series of stock, the affected class or series must approve the amendment separately. In accordance with the NCBCA, the board of directors may condition the proposed amendment’s submission on any basis. UB Bancorp’s Articles of Incorporation provide that they may be amended in accordance with the NCBCA, except for certain provisions related to potential business combination transactions described below, which may be amended or repealed by (i) the affirmative vote of at least 80% of the outstanding voting stock of the Company, or (ii) the affirmative vote of at least a majority of the outstanding voting stock of the Company if at least two-thirds of the board of directors approve such amendment or repeal (or in the case where there is a holder of at least 10% of the shares of the outstanding voting stock, at least two-thirds of the Continuing Directors, as defined below in “—Interested Shareholder Transactions”).

UB Bancorp’s bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the directors then holding office at any regular or special meeting of the board of directors, or by UB Bancorp’s shareholders.

F.N.B.

The Pennsylvania Business Corporation Law requires that, unless the articles of incorporation provide for a greater vote, an amendment to the articles of incorporation which has been approved by the board of directors will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. The Pennsylvania Business Corporation Law does not require shareholder approval for certain non-material amendments to the articles of incorporation.

F.N.B.’s bylaws provide that the affirmative vote of at least 75 percent of the members of F.N.B.’s board of directors or the affirmative vote of at least 75 percent of the shares entitled to vote is required to alter or amend or adopt new bylaws.

Vote Required for Extraordinary Corporation Transactions

UB Bancorp

Under the NCBCA, a merger, share exchange dissolution or sale of all or substantially all of a corporation’s assets other than in the usual and regular course of business must be approved by the board of

F.N.B.

Under the Pennsylvania Business Corporation Law and Pennsylvania Entity Transactions Law, a merger, share exchange, dissolution or sale of all or substantially all of a corporation’s assets other than directors and a majority of all votes entitled to be cast. Under UB Bancorp’s articles of incorporation, certain business combination transactions must either be approved by (i) the affirmative vote of at least 80% of the outstanding voting stock of the Company, or (ii) the affirmative vote of at least a majority of the outstanding voting stock of the Company if at least two-thirds of the board of directors approve the transaction. Note that slightly different requirements apply for business transactions involving an existing shareholder of UB Bancorp that holds at least 10% of the outstanding voting stock. See “—Interested Shareholder Transactions” below.

However, approval of a plan of merger by shareholders of the surviving corporation is not required if (1) the articles of incorporation will not be changed except for certain amendments not needing shareholder approval, (2) following the merger, the shareholders before and after the transaction will hold the same shares with identical preferences, limitations and relative rights, (3) the number of voting shares outstanding immediately after the transaction plus the number of shares issuable as a result of the transaction will not exceed by more than 20% of the number of voting shares outstanding of the surviving corporation immediately before the transaction, and (4) the number of shares participating in corporate distributions outstanding immediately after the transaction plus the number of shares participating in corporate distributions issuable as a result of the transaction, will not exceed by more than 20% the number of shares participating in corporate distributions outstanding immediately before the transaction.

in the ordinary course of business must be approved by the board of directors and a majority of the votes cast by all shareholders entitled to vote on the transaction, unless the corporation’s articles of incorporation require a higher vote. F.N.B.’s articles of incorporation require a supermajority vote of at least 75% of the outstanding shares of F.N.B. common stock to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of F.N.B., only if the board of directors of F.N.B. has not approved and recommended the transaction.

The Pennsylvania Entity Transactions Law provides that shareholder approval is not required for a plan of merger or sale of all or substantially all of the assets of the corporation if:

•   the surviving entity is a Pennsylvania corporation and its articles of incorporation will be identical (except for certain minor amendments) to the articles of incorporation of the corporation for which shareholder approval is not required; and

•   each share of the corporation outstanding prior to the transaction will continue as or be converted into an identical share of the surviving entity; and

•   the plan of merger provides that immediately after the transaction, the shareholders of the corporation will hold in the aggregate sufficient shares of the surviving entity to cast at least a majority of the votes entitled to be cast for the election of directors.

Interested Shareholder Transactions

UB Bancorp

Under the NCBCA any person who, together with such person’s affiliates and associates, beneficially owns 20 percent or more of any voting stock of the corporation requires the approval of 95 percent of all voting shares to enact (1) a merger, consolidation, share exchange or division or (2) a sale, lease, mortgage, pledge or other disposition of assets having a fair market value above a specified threshold.

F.N.B.

The F.N.B. articles of incorporation provide that an interested shareholder is any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation. Approval by the holders of two-thirds of the voting shares of the corporation, other than shares beneficially owned by the interested shareholder, is required in certain types of transactions that benefit the interested shareholder,

Under UB Bancorp’s articles of incorporation, certain proposed business combination transactions between UB Bancorp and a related person holding at least 10% of the outstanding voting stock of the company must be approved (1) by the affirmative vote of at least 80% of the outstanding voting stock, or (2) by a majority vote of the outstanding voting stock if at least two-thirds of the Continuing Directors have approved the transaction. For purposes of this provision, “Continuing Directors” means any director who is unaffiliated with the related person and was a member of the board of directors prior to the time the related person acquired at least 10% of the outstanding voting stock of the company, or a successor thereof recommended by the other Continuing Directors.

such as the following: (1) a merger or consolidation, (2) a sale, lease, mortgage, pledge or other disposition of assets having a fair market value above a specified threshold, or (3) an issuance of shares having a fair market value above a specified threshold. However, that approval is not required in certain situations, including the following:

•   a majority of the disinterested directors has approved the interested person transaction; or

•   the consideration that shareholders will receive meets certain minimum “fair price” requirements, as determined by a formula specified in the articles of incorporation.

Fiduciary Duty

UB Bancorp

Under the NCBCA, a director is required to discharge his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging his or her duties, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, if presented or prepared by:.

•   officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; and

•   legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•   a committee or subcommittee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

UB Bancorp’s bylaws also provide that the board of directors must, in consideration of certain business combination transactions, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers and other constituents of UB Bancorp and its subsidiaries

F.N.B.

Under the Pennsylvania Business Corporation Law, a director is required to discharge his or her duties in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging his or her duties, a director is entitled to rely in good faith on information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by:

•   officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; and

•   legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•   a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence.

F.N.B.’s articles of incorporation provide that the board of directors of F.N.B., in evaluating a proposal for an extraordinary corporate transaction, shall give due consideration to all relevant factors, including, without limitation, the long-term prospects and interests of F.N.B. and its shareholders, the social,

and on the communities in which they operate or are located.	economic, legal or other effects of any action on the employees, suppliers and customers of F.N.B. and its subsidiaries, the communities and societies in which F.N.B. and its subsidiaries operate and the economy of the state and the nation.

Provisions with Possible Anti-Takeover Effects

UB Bancorp

UB Bancorp is subject to statutory “anti-takeover” provisions under North Carolina statutes. These include (i) the protection provided pursuant to the North Carolina Control Share Acquisition Act, which blocks the voting rights of an acquiring person who makes or proposes to make a control-share acquisition, which is defined as increasing ownership in the corporation above certain thresholds, (ii) the protection provided pursuant to the North Carolina Shareholder Protection Act, which subjects persons who acquire at least 20% of the voting power in a “control transaction” the obligation to pay objecting shareholders the fair value for their shares.

In addition, UB Bancorp’s articles of incorporation and bylaws contain various provisions that may serve as anti-takeover protections, which include:

•   the classified board of directors;

•   the supermajority voting requirements described above for certain business combination and other corporate transactions;

•   the broad range of factors that UB Bancorp’s board of directors must consider in evaluating business combination transactions; and

•   provisions in UB Bancorp’s articles of incorporation which authorize UB Bancorp’s board of directors, without shareholder action, to issue from time to time, up to 5,000,000 shares of preferred stock. The board of directors of UB Bancorp has the power to determine the voting powers, preferences, limitations and relative rights of the shares of any series so established.

F.N.B.

F.N.B. has opted out of certain statutory “anti-takeover” provisions under Chapter 25 of the Pennsylvania Business Corporation Law. However, other provisions of such Chapter 25, and F.N.B.’s articles of incorporation and bylaws, contain various provisions that may serve as anti-takeover protections, which, in addition to those set forth above, include:

•   the ability of F.N.B.’s board of directors to fill vacancies resulting from an increase in the number of directors;

•   the supermajority voting requirements for certain corporate transactions;

•   the broad range of factors that F.N.B.’s board of directors may consider in evaluating an unsolicited offer including a tender offer proposal; and

•   provisions in F.N.B.’s articles of incorporation which authorize F.N.B.’s board of directors, without shareholder action, to issue from time to time, up to 20,000,000 shares of preferred stock. The board of directors of F.N.B. has the power to divide any and all of the shares of F.N.B. preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

Exclusive Forum

UB Bancorp

The bylaws of UB Bancorp provide that the state courts located in Greenville, North Carolina are the sole and exclusive form for (i) any directive action or proceeding brought on behalf of the company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the company to the company or its shareholders; (iii) any action asserting a claim against the company or any director, officer or other employee of the company pursuant to the NCBCA or state laws pertaining to the regulation of financial institutions; or (iv) any action asserting a claim against the company or any director, officer or other employee of the company.

F.N.B. The bylaws of F.N.B. do not mandate a specific forum for adjudication of claims involving internal corporate affairs.

LEGAL MATTERS

Reed Smith LLP, Pittsburgh, Pennsylvania, has passed upon the validity of the F.N.B. common stock being registered in connection with the merger for F.N.B. Reed Smith LLP and Fenimore Kay Harrison LLP have delivered their opinions to F.N.B. and UB Bancorp, respectively, as to certain U.S. federal income tax consequences of the merger and will deliver updated opinions in connection with the closing of the merger. See “U.S. Federal Income Tax Consequences of the Merger” beginning on page 92.

EXPERTS

The consolidated financial statements of F.N.B. and subsidiaries appearing in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2021 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, UB Bancorp is not aware of any matter that a UB Bancorp shareholder will present for consideration at its special meeting other than the matters described in this document. However, if any other matter properly comes before the UB Bancorp special meeting or any adjournment or postponement of the special meeting, all executed proxy cards will be deemed to confer discretionary authority on the individuals named as proxies on those proxy cards to vote the shares represented by those proxy cards as to any such matters. The proxies will vote such shares in accordance with their best judgment.

This proxy statement/prospectus does not cover any resales of the F.N.B. common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any shareholder deemed to be an affiliate of F.N.B. upon the consummation of the merger. F.N.B. has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

F.N.B. has filed with the SEC a registration statement on Form S-4 to register the shares of F.N.B. common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus is part of that registration statement and constitutes the prospectus of F.N.B. in addition to being a proxy statement of UB Bancorp for its special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about F.N.B. and F.N.B. common stock. As permitted by SEC rules, F.N.B. and UB Bancorp have omitted from this proxy statement/prospectus certain information that is included in the registration statement.

F.N.B.

F.N.B. also files reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information about issuers who file electronically with the SEC, such as F.N.B. You may also find the reports and other information filed by F.N.B. with the SEC at the Internet website of F.N.B., which is http://www.fnbcorporation.com. Information on this Internet websites is not part of this proxy statement/prospectus.

The SEC allows F.N.B. to incorporate by reference information in this proxy statement/prospectus. This means that F.N.B. can disclose important information to you by referring you to another document filed separately with the SEC.

The following documents filed by F.N.B. with the SEC (File No. 001-31940) are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 24, 2022;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed on May 5, 2022 and August 5, 2022, respectively;

•

Current Reports on Form 8-K filed on January 20, 2022, January  24, 2022, April  19, 2022, April  19, 2022, May  12, 2022, May  12, 2022, June  1, 2022, June  1, 2022, and July 21, 2022 (other than the portions of those documents not deemed to be filed);

•	The definitive proxy statement for the 2022 annual meeting of shareholders, filed on March 25, 2022, as amended; and

•

The description of F.N.B. common stock contained in its Registration Statement on Form 8-A/A, filed on August 30, 2016 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

F.N.B. also incorporates by reference any additional documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the UB Bancorp special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a party of this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

Documents incorporated by reference are available from F.N.B. without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from F.N.B at the following address and phone number:

F.N.B. CORPORATION

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

Attention: James G. Orie, Chief Legal Officer

Telephone: (724) 983-3317

UB Bancorp shareholders requesting documents must do so by September 14, 2022 in order to receive them before the UB Bancorp special meeting. You will not be charged for any of these documents that you request.

No person has been authorized to give any information or make any representation about the merger or F.N.B. or UB Bancorp that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the F.N.B. common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which UB Bancorp is not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of F.N.B. or UB Bancorp since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents F.N.B. incorporates by reference into this proxy statement/prospectus is correct at any time subsequent to the date of such information.

UB Bancorp

UB Bancorp does not file reports or other information with the SEC. If you would like to request documents from UB Bancorp, please send a request in writing or by telephone to UB Bancorp at the following address:

UB BANCORP

1011 Red Banks Road

Greenville, NC 27858

Attention: Scott C. McLean

Telephone: (866) 638-0552

FUTURE SHAREHOLDER PROPOSALS

UB Bancorp Annual Meeting

If the merger occurs, there will be no UB Bancorp annual meeting of shareholders for 2023. In that case, shareholder proposals must be submitted to F.N.B. in accordance with the procedures described below. If the merger is not completed, then UB Bancorp will hold an annual meeting in 2023 in accordance with its current governing documents and as required by North Carolina law.

F.N.B. Annual Meeting

F.N.B. shareholders who would like to include a proposal in F.N.B.’s notice of the 2023 Annual Meeting and related proxy materials, must follow SEC Rule 14a-8 under the Exchange Act. In submitting your proposal, the Corporate Secretary must receive your proposal, in writing, at F.N.B.’s principal executive offices at One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, no later than November 25, 2022. If you do not follow SEC Rule 14a-8, your proposal will not be considered for inclusion in the proxy statement for next year’s annual meeting.

Pursuant to Article I, Section 1.11 of the F.N.B. bylaws, a shareholder who wishes to nominate an individual for election to the board of directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Corporate Secretary of F.N.B. The notice must be delivered in person, by first-class United States mail postage prepaid or by reputable overnight delivery service to the attention of the Corporate Secretary, at F.N.B.’s principal executive offices at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212 during the period commencing on November 25, 2022, and ending on December 26, 2022. The shareholder must be a shareholder of record as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in F.N.B.’s bylaws for a director nomination or other business. The notice must contain certain information about the proposal or nominee, as applicable, which is generally equivalent to the information that would be required to be disclosed under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders, as well as certain information about the shareholder who is making the proposal or nomination. Nominees also will be required to submit a completed and signed questionnaire. The questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of F.N.B. directors regarding their background, experience and independence.

Only shareholder proposals and nominations submitted in accordance with the F.N.B. bylaw provisions will be eligible for presentation at F.N.B.’s 2023 Annual Meeting, and any other matter not submitted to the board of directors of F.N.B. in accordance with such provisions will not be considered or acted upon at F.N.B.’s 2023 Annual Meeting. The Chairman of the Board of F.N.B. is authorized to determine whether a nomination or proposal was made in accordance with F.N.B. bylaws and to declare that a defective nomination or proposal be disregarded.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

F.N.B. CORPORATION

and

UB BANCORP

Dated as of May 31, 2022

A-i

A-ii

SCHEDULES:

Schedule I

EXHIBITS:

Exhibit A	Form of Voting Agreement	B-1
Exhibit B	Form of Bank Merger Agreement	A-61

A-iii

INDEX OF DEFINED TERMS

Section
401(k) Plans	5.2(v)(iv)
Acquisition Proposal	6.11(e)(i)
Affiliate	3.23(b)
Agreement	Preamble
Average Closing Price	1.4(e)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bank Merger Certificates	1.8
BHC Act	3.14(a)
Break-up Fee	6.11(f)
business day	9.5
Certificates	1.4(c)
Change in UBNC Recommendation	6.11(b)
Chosen Courts	9.8(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Contamination	3.16(b)
Control	3.23(b)
Controlled Group Liability	3.11
DP Contracts	3.22(d)
DRSP Plan	1.4(d)
Effective Time	1.2
Environmental Laws	3.16(b)
Environmental Liability	3.16(b)
ERISA	3.11
ERISA Affiliate	3.11
ETL	1.1
Exchange Act	3.5
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a)
Exercised UBNC Stock Option	1.6(a)
FDIC	3.1(c)
Federal Reserve Board	3.14(a)
FNB	Preamble
FNB Bank	1.8
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Article 4
FNB Eligible Plans	6.6(a)
FNB Employment Agreement	4.11
FNB Intellectual Property	4.20(b)
FNB Preferred Stock	4.2(a)
FNB Qualified Plans	4.11(d)

A-iv

Section
FNB Reports	4.6(a)
FNB Stock Plans	4.2(a)
FNB Subsidiaries	3.1(d)
FNB Warrants	4.2(a)
GAAP	3.1(d)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
Inactive UBNC Employees	3.11(h)
Indemnified Parties	6.7(a)
Insurance Amount	6.7(c)
Intellectual Property	3.22(b)
Intended Tax Treatment	Recitals
IRS	3.10(a)
IT Assets	3.22(c)
knowledge	9.5
Law	3.3(b)
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan	3.23(a)
made available	9.5
Material Adverse Effect	3.1(d)
Materially Burdensome Regulatory Condition	6.1(d)
Merger	Recitals
Merger Consideration	1.4(a)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(e)
NCBCA	1.1
NCCOB	3.4(c)
NCRB	1.1
North Carolina Articles of Merger	1.2
NYSE	3.1(d)
OCC	3.4
Option Shares	1.6(a)
OREO	3.23(b)
Outside Date	8.1(c)
Owned Properties	3.17(a)
Pandemic	3.1(d)
Pandemic Measures	3.1(d)
Payment Event	6.11(g)
Pennsylvania Articles of Merger	1.2
Person	3.9(a)
Plan Termination Date	6.6(e)
Proxy Statement	3.4
Registration Statement	3.4
Regulatory Agencies	3.14(c)
Requisite UBNC Vote	3.3(a)
Requisite Regulatory Approvals	7.1(c)
Sarbanes-Oxley Act	4.6(a)
Securities Act	3.6(a)
SRO	3.4

A-v

Section
Subsidiary	3.1(d)
Superior Proposal	6.11(e)(ii)
Surviving Company	Recitals
Takeover Laws	3.18(a)
Tax	3.10(b)
Tax Representation Letters	6.13(a)
Tax Return	3.10(c)
Third Party	6.11(e)(iii)
Treasury Regulations	Recitals
Treasury Shares	1.4(b)
UBNC	Preamble
UBNC Articles	3.1(b)
UBNC Bank	1.8
UBNC Benefit Plan	3.11
UBNC Bylaws	3.1(b)
UBNC Common Stock	1.4(a)
UBNC Disclosure Schedule	Article 3
UBNC Employees	3.11(h)
UBNC Employment Agreement	3.11
UBNC Equity Awards	1.6(b)
UBNC Equity Plans	1.6(a)
UBNC Intellectual Property	3.22(b)
UBNC Qualified Plans	3.11(d)
UBNC Recommendation	6.3
UBNC Reports	3.6(a)
UBNC Representatives	6.11(a)
UBNC Restricted Stock Unit Award	1.6(b)
UBNC Shareholders Meeting	6.3
UBNC Stock Option	1.6(a)
UBNC Subsidiaries	3.1(d)
Withdrawal Liability	3.11

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2022 (this “Agreement”), between F.N.B. CORPORATION, a Pennsylvania corporation (“FNB”), and UB BANCORP, a North Carolina corporation (“UBNC”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of UBNC and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement pursuant to which UBNC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “Merger”), so that FNB is the surviving company in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, as a material inducement to FNB to enter into this Agreement, each of the Persons set forth on Schedule I attached hereto have entered into a voting agreement with FNB dated as of the date hereof, substantially in the form attached hereto as Exhibit A, pursuant to which each such Person has agreed, among other things, to vote all shares of UBNC Common Stock (as defined herein) owned or controlled by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations of the U.S. Department of the Treasury promulgated thereunder (as such regulations may be amended from time to time, including corresponding provisions of successor rules and regulations thereto, the “Treasury Regulations”), (ii) FNB and UBNC each be a party to the reorganization within the meaning of Section 368(b) of the Code (clauses (i) and (ii), the “Intended Tax Treatment”), and (iii) this Agreement be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treas. Reg. § 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with Section 55-11-01 of the North Carolina Business Corporation Act (as amended or supplemented hereafter, the “NCBCA”), and Section 331 of the Pennsylvania Entity Transactions Law (as amended or supplemented hereafter, “ETL”), at the Effective Time, UBNC shall merge with and into FNB. FNB shall be the surviving company in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. As of the Effective Time, the separate corporate existence of UBNC shall cease.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the Secretary of State of the State of North Carolina (the “North Carolina Articles of Merger”) in

accordance with the NCBCA and the articles of merger that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania (the “Pennsylvania Articles of Merger”), respectively, on or before the Closing Date. The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the North Carolina Articles of Merger and the Pennsylvania Articles of Merger.

1.3 Effects of the Merger.

(a) Effects Under NCBCA and ETL. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of (i) Section 55-11-06 of the NCBCA, and (ii) the ETL.

(b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company at and immediately after the Effective Time shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company at and immediately after the Effective Time shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of UBNC Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of UBNC, FNB or the holder of any of the following securities:

(a) Subject to the provisions of this Agreement, each share of Common Stock, no par value, of UBNC (the “UBNC Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares and Dissenting Shares (as defined below), shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as consideration in the Merger, 1.61 shares (the “Exchange Ratio”) of Common Stock, $0.01 par value, of FNB (“FNB Common Stock”) (the “Merger Consideration”).

(b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means the shares of UBNC Common Stock held by UBNC, any UBNC Subsidiaries, FNB or any FNB Subsidiaries, in each case other than shares of UBNC Common Stock held in UBNC Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

(c) Notwithstanding anything in this Agreement to the contrary, all shares of UBNC Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a UBNC shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the NCBCA, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the NCBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the NCBCA and this Section 1.4(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of UBNC Common Stock under the applicable provisions of the NCBCA. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such UBNC shareholder’s dissenter’s rights under the applicable provisions of the NCBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. UBNC shall give FNB (i) prompt notice, and a copy, of any written notices to exercise dissenters’ rights in respect of any shares of UBNC Common Stock, attempted withdrawals of such notices and any other instruments and documents served pursuant to the NCBCA and received by UBNC relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the NCBCA. UBNC shall not, except with the prior written consent of FNB or as otherwise required by applicable Law, make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Exchange Fund (as defined herein) made available to the Exchange Agent pursuant to Article 2 to pay for shares of UBNC Common Stock for which dissenters’ rights have been perfected shall be returned to FNB upon demand. If the amount paid to a Dissenting Shareholder exceeds the value of such Dissenting Shareholder’s pro rata portion of the Exchange Fund, such excess amount shall not reduce the Merger Consideration paid to other UBNC shareholders.

(d) At the Effective Time, the stock transfer books of UBNC shall be closed as to holders of UBNC Common Stock immediately prior to the Effective Time and no transfer of shares of UBNC Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing shares of UBNC Common Stock (“Certificates,” it being understood that any reference herein to “Certificates” shall be deemed to include reference to shares of UBNC Common Stock held in book entry form) are properly presented pursuant to Section 2.2(a) of this Agreement to the Exchange Agent, such Certificates shall be cancelled and exchanged for FNB Common Stock held in book entry form representing the number of whole shares into which the shares of UBNC Common Stock represented by the Certificates was converted in the Merger, plus, if applicable pursuant to Section 1.4(f), any payment for any fractional share of FNB Common Stock (without any interest thereon) and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).

(e) Each holder of UBNC Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSP Plan”), as long as such shareholder enrolls with a minimum of fifty (50) whole shares of FNB Common Stock. Each UBNC shareholder electing to enroll in the DRSP Plan shall be issued FNB Common Stock held in book entry form representing the number of whole shares received in the Merger.

(f) Notwithstanding any other provision of this Agreement, each holder of UBNC Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all shares of UBNC Common Stock owned by such holder as of immediately prior to the Effective Time, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means the average composite closing price of FNB Common Stock as reported by the NYSE for each of the twenty (20) consecutive trading days ending on and including the fifth (5th) such trading day prior to the Closing Date rounded to the nearest ten-thousandth.

1.5 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 UBNC Equity Awards.

(a) UBNC Stock Options. (i) Each outstanding option that was granted to purchase shares of UBNC Common Stock (each, a “UBNC Stock Option”) under an equity-based compensation plan identified in Section 1.6(a) of the UBNC Disclosure Schedule (collectively, the “UBNC Equity Plans”) that remains unexercised immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of UBNC Common Stock and (except for Exercised UBNC Stock Options, which shall be treated as set forth in clause (ii) below) shall be assumed by FNB and converted automatically into an option to acquire that number of whole shares of FNB Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (a) the number of shares of UBNC Common Stock subject to such UBNC Stock Option immediately prior to the Effective Time and (b) the Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) obtained by dividing (i) the per share exercise price under each such UBNC Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio. Each such UBNC Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applicable immediately prior to the Effective Time, including without limitation any vesting upon the occurrence of the Effective Time, except as provided in this Section 1.6(a) and that from and after the Effective Time, FNB and the Compensation Committee of the FNB Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for UBNC and the Compensation Committee of the Board of Directors of UBNC, including, if applicable, the entire Board of Directors of UBNC, administering such UBNC Equity Plans. Notwithstanding the foregoing, each UBNC Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code and the Treasury Regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code and each UBNC Stock Option that is an option not intended to qualify as an “incentive stock option” shall be adjusted as required by Section 409A of the Code and the Treasury Regulations promulgated thereunder, so as to not be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code. FNB and UBNC agree to take all reasonable and necessary steps to effect the provisions of this Section 1.6(a). Promptly following the Effective Time, FNB shall issue to each holder of each outstanding UBNC Stock Option that has been assumed by FNB a document evidencing the conversion and assumption of such UBNC Stock Option by FNB pursuant to this Section 1.6(a).

(ii) With respect to each UBNC Stock Option that, pursuant to the applicable award agreement and UBNC Equity Plan, become fully vested as of immediately prior to the Effective Time, all holders of such UBNC Stock Options that are vested prior to the Effective Time shall be afforded a reasonable opportunity to exercise such UBNC Stock Option, with such exercise effective immediately prior, and conditioned upon, to the Effective Time and with any such elections due not later than five (5) business days prior to the Effective Time (any UBNC Stock Option that is so exercised, an “Exercised UBNC Stock Option”). Any shares of UBNC Common Stock issued or due as a result of any such exercise of an Exercised UBNC Stock Option (“Option Shares”) shall be converted, as of the Effective Time, into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.4 and shall entitle the holder thereof to be treated for the purposes of this Agreement in the same manner as all other holders of shares of UBNC Common Stock outstanding immediately prior to the Effective Time.

(b) UBNC Restricted Stock. Immediately prior to the Effective Time, each restricted stock award in respect of a share of UBNC Common Stock granted under a UBNC Equity Plan that is outstanding immediately prior to the Effective Time (a “UBNC Restricted Stock Award” and, together with the UBNC Stock Options, the “UBNC Equity Awards”) shall, if and to the extent provided pursuant to the terms of the applicable agreement and UBNC Equity Plan, become fully vested immediately prior to the Effective Time and each share of UBNC Common Stock issued pursuant to a UBNC Restricted Stock Award issued and outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.4 and shall entitle the holder thereof to be treated for the purposes of this Agreement in the same manner as all other holders of shares of UBNC Common Stock outstanding immediately prior to the Effective Time. At the Effective Time, any other UBNC Restricted Stock Awards that have not fully vested pursuant to the terms of the applicable award agreement and UBNC Equity Plan shall be converted into FNB restricted stock awards (and adjusted so that its holder will be entitled to receive upon vesting of such award that number of whole shares of FNB Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of UBNC Common Stock subject to such UBNC Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio) and shall otherwise continue to have, and shall be subject to, the same terms and conditions as applicable immediately prior to the Effective Time except as provided in this Section 1.6(b) and that from and after the Effective Time, FNB and the Compensation Committee of the FNB Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for UBNC and the Compensation

Committee of the Board of Directors of UBNC, including, if applicable, the entire Board of Directors of UBNC, administering such UBNC Equity Plans.

1.7 Articles of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the FNB Charter, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the FNB Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with its terms and applicable Law.

1.8 The Bank Merger. As soon as practicable after the execution of this Agreement, UBNC and FNB shall cause Union Bank (“UBNC Bank”), a North Carolina state-chartered bank and a wholly owned subsidiary of UBNC, and First National Bank of Pennsylvania (“FNB Bank”), a national banking association and wholly owned subsidiary of FNB, respectively, to enter into a bank merger agreement substantially in the form attached to this Agreement as Exhibit B (the “Bank Merger Agreement”), which provides for the merger of UBNC Bank with and into FNB Bank, with FNB Bank being the surviving entity (the “Bank Merger”). Prior to filing applications for the Requisite Regulatory Approvals: (i) (A) UBNC shall cause UBNC Bank to obtain approval from the Board of Directors of UBNC Bank for the Bank Merger Agreement, (B) UBNC, as the sole shareholder of UBNC Bank, shall approve the Bank Merger Agreement and (C) UBNC shall cause the Bank Merger Agreement to be duly executed by UBNC Bank and delivered to FNB; and (ii) (A) FNB shall cause FNB Bank to obtain approval from the Board of Directors of FNB Bank for the Bank Merger Agreement, (B) FNB, as the sole shareholder of FNB Bank, shall approve the Bank Merger Agreement and (C) FNB shall cause the Bank Merger Agreement to be duly executed by FNB Bank and delivered to UBNC. Prior to the Effective Time, UBNC shall cause UBNC Bank, and FNB shall cause FNB Bank, to execute such articles or statement of merger and such other documents and certificates as are necessary or desirable to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

1.9 Right to Revise Structure. At FNB’s election delivered to UBNC in writing, FNB may at any time alternatively structure the Merger so that any direct or indirect wholly owned subsidiary of FNB is merged with and into UBNC; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or treatment of the shares UBNC Common Stock or UBNC Equity Awards provided for in this Agreement, (ii) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.2(d) and 7.3(d) or adversely affect the Tax treatment for UBNC’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) be reasonably likely to impede or delay consummation of the transactions this Agreement contemplates. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE 2

EXCHANGE OF SHARES

2.1 FNB to Make Merger Consideration Available. At or as promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc., as exchange agent (“Exchange Agent”), for the benefit of the holders of Certificates and for exchange in accordance with this Article 2, (i) book entry shares representing the aggregate number of shares of FNB Common Stock issuable pursuant to this Agreement in exchange for the shares of UBNC Common Stock outstanding immediately prior to the Effective Time of the Merger and (ii) immediately available funds sufficient in amount to pay (x) any dividends or distributions payable in accordance with Section 2.2(b)(i), and (y) cash in lieu of any fractional shares of FNB Common Stock to be issued pursuant to Section 1.4(f), and paid pursuant to Section 2.2(a) in exchange for outstanding shares of UBNC Common Stock (such immediately available funds and book entry shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by FNB, provided that no such investment or losses thereon shall affect the amounts payable to the holders of Certificates.

2.2 Exchange Shares.

(a) As soon as practicable after the Effective Time, but in no event later than seven (7) business days thereafter, the Exchange Agent shall mail to each holder of record of UBNC Common Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to UBNC (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of UBNC Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing shares of UBNC Common Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate if in physical form, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to: (i) book entry shares representing FNB Common Stock into which the shares UBNC Common Stock shall have been converted pursuant to Section 1.4, (ii) any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Subject to applicable Law, until surrendered as contemplated by this Section 2.2, each Certificate representing shares of UBNC Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration, any cash in lieu of fractional shares into which the shares of UBNC Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement, any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). Subject to applicable Law, FNB shall not be obligated to deliver the Merger Consideration, any cash in lieu of fractional shares and/or any declared but unpaid dividends to which any former holder of UBNC Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.2. If any shares of FNB Common Stock, or any cash in lieu of fractional shares and/or declared but unpaid dividends, are to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to FNB, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNB or the Exchange Agent, the posting by such Person of a bond in such amount as FNB and the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, FNB or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(b) Following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions, if any, with a record date prior to the Effective Time that have been declared by UBNC in respect of shares of UBNC Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4(f) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which had become payable with respect to such whole shares of FNB Common Stock prior to the time of surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of UBNC of the shares of UBNC Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of shares of UBNC Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be cancelled and exchanged as provided in this Agreement. All shares of FNB Common Stock, cash in lieu of fractional shares of FNB Common Stock and/or declared but unpaid dividends issued or paid upon the surrender for exchange of shares of UBNC Common Stock (or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof) and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of UBNC Common Stock.

(d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of UBNC following the passage of twelve (12) months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any former holders of UBNC Common Stock who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

(e) Neither UBNC nor FNB shall be liable to any holder of shares of UBNC Common Stock or FNB Common Stock, as the case may be, for such shares, any dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.

2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend, on FNB Common Stock or on any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and, as applicable, the Average Closing Price to give holders of UBNC Common Stock the same economic effect as contemplated by this Agreement prior to such event, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of such class of FNB Common Stock generally.

2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of UBNC Common Stock or UBNC Equity Awards such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of UBNC Common Stock or UBNC Equity Awards in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UBNC

Except as disclosed in the disclosure schedule delivered by UBNC to FNB prior to the execution of this Agreement (the “UBNC Disclosure Schedule”), UBNC hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) UBNC is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. UBNC has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified would not have a Material Adverse Effect upon UBNC.

(b) True and complete copies of the articles of incorporation of UBNC (the “UBNC Articles”) and the bylaws of UBNC (the “UBNC Bylaws”), each as amended, supplemented, restated and/or otherwise modified and in effect as of the date of this Agreement, have previously been made available to FNB.

(c) UBNC Bank is a state-chartered bank and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks (“NCCOB”). UBNC Bank is duly organized, and validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority, corporate or otherwise, to own its property and carry on its business as presently conducted, and is qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on UBNC. Except for UBNC Bank, UBNC has no Subsidiaries. The articles of incorporation, bylaws and similar governing documents of UBNC Bank, copies of which have been made available to FNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d) As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party, or a subsidiary of such party, is a general partner, or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more Subsidiaries thereof, and the terms “UBNC Subsidiaries” and “FNB Subsidiaries” shall mean any direct or indirect Subsidiary of UBNC or FNB, respectively; and (ii) the term “Material Adverse Effect” means, with respect to FNB, UBNC or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects, (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or any Governmental Entity, (3) actions or omissions of (x) FNB or (y) UBNC, in each case, taken at the request of, or with the prior written consent of, the other or required hereunder, (4) changes, events or developments, after the date of this Agreement, in the regional, national or world economy, or financial or securities markets generally, or changes, events or developments, after the date of this Agreement, in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or savings associations or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this Agreement contemplates, including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith, any national or international calamity, disaster or emergency or any escalation thereof, and any outbreaks, epidemics or pandemics (including with respect to SARS-CoV-2 or COVID-19) or any evolutions or mutations thereof, or any other viruses (including influenza) (the “Pandemic”), and any Pandemic Measures (as defined below)), (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party’s common stock on the New York Stock Exchange (including any successor exchange, the “NYSE”) or the Over-the-Counter Market, as applicable, and (11) any matter to the extent that (x) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the UBNC Financial Statements or FNB Reports prior to the date hereof (except for risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), as applicable, and (y) such disclosed matter does not worsen in a materially adverse manner, or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates. “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

3.2 Capitalization.

(a) The authorized capital stock of UBNC consists of 24,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of the date of this Agreement, there are (i) 5,980,882 shares of UBNC Common Stock issued and outstanding, including 136,123 shares of UBNC Common Stock issued pursuant to UBNC Restricted Stock Awards and subject to vesting restrictions, (ii) 60,990 shares of UBNC Common Stock reserved for issuance upon the exercise of outstanding UBNC Stock Options, (iii) no shares of preferred stock are issued and outstanding and (iv) no other shares of capital stock or other equity securities of UBNC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of UBNC Common Stock have been, and all shares of UBNC Common Stock that may be issued upon the exercise of the UBNC Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than UBNC Equity Awards issued prior to the date of this Agreement and as provided by Section 5.2(a) of the UBNC Disclosure Schedule, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating UBNC to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except for the voting agreements contemplated by this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements in effect, to which UBNC is a party, with respect to the voting or transfer of the shares of UBNC Common Stock or other equity interests of UBNC. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of UBNC may vote are issued or outstanding. The subordinated debt securities of UBNC and UBNC Bank set forth in Section 3.2(a) of the UBNC Disclosure Schedule are referred to as the “UBNC Debentures.”

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each UBNC Subsidiary are owned by UBNC, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) UBNC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the Requisite UBNC Vote and Requisite Regulatory Approvals. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of UBNC. Except for the approval of the Merger pursuant to this Agreement as required under North Carolina law by the affirmative vote of a majority of the outstanding shares of UBNC Common Stock entitled to vote thereon (such affirmative shareholder vote, the “Requisite UBNC Vote”), no other corporate approvals on the part of UBNC are necessary to approve this Agreement or consummate the Merger. Other than those set forth in Section 1.8, no corporate approvals on the part of UBNC or UBNC Bank are necessary to approve the Bank Merger Agreement or consummate the Bank Merger. This Agreement has been duly and validly executed and delivered by UBNC and, assuming the due authorization, execution and delivery of this Agreement by FNB, constitutes the valid and binding obligation of UBNC, enforceable against UBNC in accordance with its terms, except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of insured depository institutions or the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by UBNC nor the consummation by UBNC of the transactions this Agreement contemplates, nor compliance by UBNC with any of the terms or provisions of this Agreement, will (i) violate any provision of the UBNC Articles or the UBNC Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to UBNC, any of the UBNC Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of UBNC or any of the UBNC Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UBNC or any of the UBNC Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on UBNC.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, with the NCCOB under the North Carolina Regulation of Banks and Other Financial Services and with the Office of the Comptroller of the Currency (the “OCC”) under the National Bank Act and Bank Merger Act, and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (“SEC”) and declaration of effectiveness of the registration statement on Form S-4 (the “Registration Statement”) including a prospectus relating to the issuance of shares of FNB common stock in connection with the transactions contemplated by this Agreement and a notice and proxy statement relating to the meeting of UBNC’s shareholders to be held in connection with this Agreement (the “Proxy Statement”), (c) the filing of the North Carolina Articles of Merger with, and its acceptance for record by, the Secretary of State of the State of North Carolina pursuant to the NCBCA, the filing of the Pennsylvania Articles of Merger with, and its acceptance for record by, the Secretary of State of the Commonwealth of Pennsylvania pursuant to the ETL, and the filing of the Bank Merger Certificates, (d) the filing of notice by UBNC with the Financial Industry Regulatory Authority, Inc. under Rule 6490, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of the listing on the NYSE of such shares of FNB Common Stock issuable in the Merger, no consents or approvals of, or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality of any federal, state, local or foreign government (each, a “Governmental Entity”) or any industry self-regulatory organization, including the Financial Industry Regulatory Authority, Inc. (“SRO”), are necessary in connection with (i) the execution and delivery by UBNC of this Agreement and (ii) the consummation by UBNC of the Merger and the other transactions this Agreement contemplates. No event has occurred, nor has any circumstance arisen, that, to the knowledge of UBNC, would reasonably be likely, either individually or together with any other event or circumstance, to impair the ability to obtain or materially delay the receipt of the Requisite Regulatory Approvals on a timely basis or result in the imposition of a Materially Burdensome Regulatory Condition.

3.5 Reports. UBNC does not have a class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and does not file documents and reports with the SEC thereunder. UBNC and each of the UBNC Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2020 with the applicable Regulatory Agencies (other than the OCC) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2020, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any local government, any foreign entity, or any Regulatory Agency (other than the OCC), and have paid all fees and assessments due and payable in connection therewith.

3.6 Financial Statements.

(a) UBNC has previously delivered or made available to FNB copies of (i) UBNC’s audited consolidated financial statements (including the related notes and schedules thereto) for the year ended December 31, 2021 and 2020, accompanied by the unqualified audit reports of Dixon Hughes Goodman LLP, independent registered accountants (the “UBNC Audited Financial Statements”), (ii) Union Bank’s audited financial statements (including the related notes and schedules thereto) for the year ended December 31, 2019, accompanied by the unqualified audit reports of Dixon Hughes Goodman LLP, independent registered accountants (the “Union Bank 2019 Audited Financial Statements” and, collectively with the UBNC Audited Financial Statements, the “Audited Financial Statements”) and (iii) UBNC’s unaudited interim consolidated financial statements as of and for the three months ended March 31, 2022 (collectively with any unaudited consolidated financial statements for periods subsequent to March 31, 2022 upon their delivery to FNB, the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “UBNC Financial Statements”). The UBNC Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of UBNC and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (i) the absence of consolidated statements of changes in shareholders’ equity, consolidated statements of comprehensive income (loss), and consolidated statements of cash flow, (ii) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to UBNC), and (iii) the absence of notes and schedules as permitted by GAAP (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than UBNC’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of UBNC. Neither UBNC nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for those which are reflected or reserved against in the UBNC Financial Statements and those which have been incurred in the ordinary course of business since December 31, 2021 or in connection with this Agreement and the transactions contemplated hereby. True, correct and complete copies of the UBNC Financial Statements have been made available to FNB.

(b) The books and records of UBNC and its subsidiaries have been since January 1, 2020, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of UBNC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of UBNC or its Subsidiaries or accountants (including all means of access thereto and therefrom). UBNC and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. UBNC has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of UBNC (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect UBNC’s ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in UBNC’s internal control over financial reporting.

(c) Since January 1, 2020, neither UBNC nor any of its Subsidiaries nor, to UBNC’s knowledge, any director, officer, employee, auditor, accountant or representative of UBNC or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of UBNC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that UBNC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.7 Broker’s Fees. Except for Piper Sandler & Co., neither UBNC nor any UBNC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

3.8 Absence of Certain Changes or Events. Since December 31, 2021, (i) UBNC and the UBNC Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to UBNC. For purposes of this Agreement, the term “ordinary course,” with respect to either UBNC and any UBNC Subsidiaries, or FNB and any FNB Subsidiaries, shall take into account the commercially reasonable actions taken by such parties in response to the Pandemic and the Pandemic Measures.

3.9 Legal Proceedings.

(a) There is no pending, or, to UBNC’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization, Governmental Entity or other entity (each, a “Person”) relating to UBNC, any of the UBNC Subsidiaries or any of their respective properties or permits, licenses or authorizations that has had, or is reasonably likely to have a Material Adverse Effect on UBNC.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon UBNC, any of the UBNC Subsidiaries or the assets of UBNC or any of the UBNC Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on UBNC.

3.10 Taxes and Tax Returns.

(a) Each of UBNC and the UBNC Subsidiaries has duly and timely filed, including all applicable extensions, all income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all material Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of UBNC and the UBNC Subsidiaries. Neither UBNC nor any of the UBNC Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon UBNC or any of the UBNC Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where UBNC or any of the UBNC Subsidiaries has not filed Tax Returns such that UBNC or any of the UBNC Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, UBNC or any of the UBNC Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of UBNC and the UBNC Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of UBNC or any of the UBNC Subsidiaries. Neither UBNC nor any of the UBNC Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among UBNC and the UBNC Subsidiaries. Neither UBNC nor any of the UBNC Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was UBNC, or (B) has any liability for the Taxes of any Person, other than UBNC or any of the UBNC Subsidiaries, under Treas. Reg. § 1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither UBNC nor any of the UBNC Subsidiaries has been, during the two-year period ending on the date hereof, a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to be governed in whole or in part by Sections 355 of the Code. UBNC is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither UBNC, nor any of the UBNC Subsidiaries or any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither UBNC nor any of the UBNC Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the U.S. Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction”, as set forth in Treas. Reg. § 1.6011-4(b)(2). UBNC has made available to FNB complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of UBNC and the UBNC Subsidiaries relating to all taxable periods beginning on and after January 1, 2017, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to UBNC or the UBNC Subsidiaries. Neither UBNC, any of the UBNC Subsidiaries nor FNB, as a successor to UBNC, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of UBNC or any of the UBNC Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods or portions thereof ending on or before the Closing Date. Neither UBNC nor any of the UBNC Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treas. Reg § 1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under Law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than failures that could not reasonably be expected to result, in the aggregate, in any material liability to UBNC or FNB, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA with the first entity, trade or business.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“UBNC Benefit Plan” means any employee benefit or compensation plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer, director or other service provider of UBNC or any of the UBNC Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by UBNC or any of the UBNC ERISA Affiliates or to which UBNC or any of the UBNC ERISA Affiliates contribute, is obligated to contribute, or has any direct or indirect liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, employment, change of control or fringe benefit plan, program, policy agreement or arrangement, including UBNC Employment Agreements.

“UBNC Employment Agreement” means a contract, offer letter or agreement of UBNC or any of the UBNC Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which UBNC or any of the UBNC Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the UBNC Disclosure Schedule includes a complete list of all UBNC Benefit Plans (other than offer letters for at-will employment that require no advance notice to terminate and immaterial fringe benefits).

(b) With respect to each UBNC Benefit Plan, UBNC has delivered or made available to FNB, as applicable, a true, correct and complete copy of, as applicable: (i) each writing constituting a part of such UBNC Benefit Plan, including all current plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications thereto, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, (vi) the most recent determination, advisory, or opinion letter from the IRS, if any, and (vii) the most recent minimum coverage and discrimination testing results, if any. UBNC has delivered or made available to FNB a true, correct and complete copy of each UBNC Employment Agreement (or, where a standard form is used, a copy of such form).

(c) All contributions required to be made to any UBNC Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any UBNC Benefit Plan, for the period six (6) years prior to and through the date of this Agreement, have been timely made or paid in full. Each UBNC Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code, (ii) is self-funded, or (iii) is unfunded.

(d) With respect to each UBNC Benefit Plan, UBNC and the UBNC Subsidiaries have complied in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such UBNC Benefit Plans. Each UBNC Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be likely to give rise to, any requirement for the posting of security with respect to any UBNC Benefit Plan or the imposition of any material lien on the assets of UBNC or any of the UBNC Subsidiaries under ERISA or the Code. Section 3.11(d) of the UBNC Disclosure Schedule identifies each UBNC Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “UBNC Qualified Plans”). The IRS has issued a favorable determination letter with respect to each UBNC Qualified Plan and the related trust which has not been revoked, or UBNC is entitled to rely on a favorable advisory or opinion issued by the IRS with respect to the preapproved plan document adopted in accordance with the requirements of such advisory or opinion. To the knowledge of UBNC, there are no existing circumstances and no events have occurred that would reasonably be likely to adversely affect the qualified status of any UBNC Qualified Plan or the related trust. None of UBNC and the UBNC Subsidiaries nor, to UBNC’s knowledge, any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be likely to subject UBNC, any of the UBNC Subsidiaries or any Person that UBNC or any of the UBNC Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No UBNC Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “MEWA”). None of UBNC nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of UBNC or any of its ERISA Affiliates following the Effective Time. Without limiting the generality of the foregoing, neither UBNC nor any of its ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(f) Except as set forth in Section 3.11(f) of the UBNC Disclosure Schedule, UBNC and its ERISA Affiliates have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to UBNC or its ERISA Affiliates.

(g) Except as set forth in Section 3.11(g) of the UBNC Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of UBNC or any of the UBNC Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation including deferred compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(h) UBNC has delivered or made available to FNB a true and complete list of the corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2021, full or part-time status, 2022 annual salaries or hourly rates, accrued and unused paid time off, and any accrued bonuses of all employees of UBNC or any of the UBNC Subsidiaries (“UBNC Employees”) as of the date hereof and, with respect to any UBNC Employee on a leave of absence or otherwise not actively employed (“Inactive UBNC Employees”), the date on which each such Inactive UBNC Employee is expected to return to active employment. Except as otherwise set forth in Section 3.11(h) of the UBNC Disclosure Schedule, (A) none of the UBNC Employees has a contract of employment with UBNC or any of the UBNC Subsidiaries, (B) all UBNC Employees are employees “at will” whose employment is terminable without liability therefor and (C) none of the UBNC Employees has a contract or arrangement with UBNC or any of the UBNC Subsidiaries relating to stay bonuses, retention or stay payments, severance pay or benefits or other material perquisites or benefits.

(i) No labor union, labor organization or works council has made a demand for recognition or certification for representation of employees of UBNC or UBNC Subsidiaries, and there are no representations, certification proceedings, or petitions seeking a representation proceeding presently pending or, to UBNC’s knowledge, threatened against UBNC or UBNC Subsidiaries. Each of UBNC and the UBNC Subsidiaries is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices and terms and conditions of employment, including but not limited to wage and hour, worker classification, occupational safety and health, immigration, and the Worker Adjustment and Retraining Notification Act and any similar law.

3.12 Compliance with Applicable Law. UBNC and each of the UBNC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and are and have been in compliance in all material respects with, all Laws applicable to UBNC or any of the UBNC Subsidiaries, including the Equal Credit Opportunity Act and Regulation B, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, any regulations promulgated by the Consumer Financial Protection Bureau or the NCCOB, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices or the use of vendors in connection therewith, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and applicable limits on loans to one borrower, except where such failure to hold or such noncompliance is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on UBNC.

3.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on UBNC, (a) none of UBNC nor any of the UBNC Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (b) to the knowledge of UBNC, none of the other parties to any such contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder, and (c) neither UBNC nor any of the UBNC Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of UBNC or any of the UBNC Subsidiaries.

3.14 UBNC Regulatory Matters.

(a) UBNC is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

(b) The deposit accounts of UBNC Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to UBNC’s knowledge, threatened. UBNC Bank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.

(c) Since January 1, 2020, neither UBNC nor any of its Subsidiaries has been a party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund pursuant to any matter requiring attention, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, either (i) the Federal Reserve

Board, (ii) the FDIC, (iii) the OCC, (iv) the NCCOB or any other state regulatory authority, (v) any foreign regulatory authority, (vi) any SRO or (vii) the SEC (collectively, “Regulatory Agencies”) or any other Governmental Entity. Since January 1, 2020, neither UBNC nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Agency or other Governmental Entity that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither UBNC nor any of its Subsidiaries has reason to believe that any Regulatory Agency or other Governmental Entity is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

(d) Except for examinations of UBNC and its Subsidiaries conducted by their respective primary functional regulators in the ordinary course of business, no Regulatory Agency or other Governmental Entity has initiated, to the knowledge of UBNC, threatened, or has pending any proceeding, specially targeted examination, or, to the knowledge of UBNC, any inquiry or investigation into the business or operations of UBNC or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on UBNC or to prevent or materially delay receipt of the Requisite Regulatory Approvals.

(e) There is no unresolved violation, apparent violation, criticism, restitution, penalties, sanctions, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Agency or other Governmental Entity in any report of examination, report of inspection, supervisory letter or other communication with UBNC or any of its Subsidiaries that (i) relates to anti-money laundering, economic sanctions, fair lending or consumer protection, (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on UBNC or (iii) would reasonably be likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals.

3.15 Undisclosed Liabilities. Neither UBNC nor any of its Subsidiaries has, and since December 31, 2021, neither UBNC nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except for (i) those liabilities properly accrued or reserved against in the unaudited consolidated balance sheet of UBNC and its Subsidiaries as of March 31, 2022 included in the UBNC Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2022, (iii) liabilities and obligations that are not material to UBNC and its Subsidiaries, taken as a whole, and (iv) any liabilities incurred with respect to the transactions contemplated by this Agreement.

3.16 Environmental Liability.

(a) Except as set forth in Section 3.16(a) of the UBNC Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UBNC or any of its Subsidiaries, (i) UBNC and the UBNC Subsidiaries are in compliance, and since January 1, 2017 have complied, with all applicable Environmental Laws, (ii) Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by UBNC or any of the UBNC Subsidiaries, or on any property in which UBNC or any of the UBNC Subsidiaries has held a security interest, Lien, or a fiduciary or management role, that would reasonably be likely to result in an Environmental Liability for UBNC or the UBNC Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in an Environmental Liability for UBNC or the UBNC Subsidiaries, (iv) neither UBNC nor any of the UBNC Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, and (v) neither UBNC nor any of the UBNC Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be likely to result in an Environmental Liability of UBNC or the UBNC Subsidiaries. UBNC has made available to FNB copies of all material environmental reports or studies, sampling data, correspondence and filings in its possession or relating to UBNC, the UBNC Subsidiaries and any currently owned or leased property of UBNC which were prepared in the last four (4) years.

(b) As used in this Agreement, (i) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the environment or human health and safety as it relates to Hazardous Substance exposure, including those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance, (ii) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (iii) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance, and (iv) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

3.17 Real Property.

(a) Each of UBNC and the UBNC Subsidiaries has good and marketable title, free and clear of all Liens, to all material real property owned by such entity (the “Owned Properties”), except for (i) Liens that do not materially detract from the present use of such real property or otherwise materially impair business operations at such properties, (ii) statutory Liens securing payments not yet due and (iii) Liens for real property Taxes not yet due and payable.

(b) A true and complete copy of each agreement pursuant to which UBNC or any of the UBNC Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been made available to FNB. Assuming due authorization, execution and delivery by the counterparty thereto, each Lease is valid, binding and enforceable against UBNC or the UBNC Subsidiary party thereto, as the case may be, and, to the knowledge of UBNC, against any other party thereto, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by UBNC or any of the UBNC Subsidiaries or, to the knowledge of UBNC, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in Section 3.17(b) of the UBNC Disclosure Schedule have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on UBNC.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which UBNC and the UBNC Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on UBNC.

(d) Neither UBNC nor any Subsidiary of UBNC leases any real property to a third party.

3.18 State Takeover Laws.

(a) UBNC has taken all actions necessary to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement is exempt from, the requirements of any Takeover

Law applicable to it. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including those of the State of North Carolina.

(b) Neither UBNC nor any of the UBNC Subsidiaries have any shareholders’ rights plan or similar plan or arrangement in effect.

3.19 Opinion. Prior to the execution of this Agreement, UBNC has received an opinion from Piper Sandler to the effect that as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair to the shareholders of UBNC from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.20 Insurance. UBNC and the UBNC Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.20 of the UBNC Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

3.21 Investment Securities. Except where failure to be true would not reasonably be likely to have a Material Adverse Effect on UBNC, (a) each of UBNC and the UBNC Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from a Federal Reserve Bank or Federal Home Loan Bank or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of UBNC or the UBNC Subsidiaries, and (b) such securities are valued on the books of UBNC in accordance with GAAP in all material respects.

3.22 Intellectual Property.

(a) (i) UBNC and the UBNC Subsidiaries own or have a valid license to use all material UBNC Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates), (ii) to the knowledge of UBNC, UBNC Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of UBNC and the UBNC Subsidiaries as currently conducted, (iii) UBNC Intellectual Property that is registered and owned by UBNC or any of the UBNC Subsidiaries, and to the knowledge of UBNC, all other registered UBNC Intellectual Property, has not been cancelled, forfeited, expired or abandoned, (iv) UBNC Intellectual Property that is registered is valid, and neither UBNC nor any of the UBNC Subsidiaries has received written notice challenging the validity or enforceability of UBNC Intellectual Property, and (v) to the knowledge of UBNC, the conduct of the business of UBNC and the UBNC Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any other Person, nor to the knowledge of UBNC has UBNC or any of the UBNC Subsidiaries received any written communications alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To UBNC’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has UBNC or any of the UBNC Subsidiaries sent any written communications alleging that any person has infringed, diluted, misappropriated or violated, any of the UBNC Intellectual Property owned by UBNC or a UBNC Subsidiary.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names and Internet domain names, together with all registrations and applications related to the foregoing; (ii) patents and patent applications; (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations; and the term “UBNC Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of UBNC or any of its Subsidiaries.

(c) At all times, (i) UBNC and each of the UBNC Subsidiaries have taken commercially reasonable actions to protect and maintain (A) all UBNC Intellectual Property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) UBNC’s and the UBNC Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by UBNC in connection with its business, and have not materially malfunctioned or failed within the past two (2) years, (iii) to UBNC’s knowledge, no Person has gained unauthorized access to the IT Assets and (iv) UBNC has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(d) UBNC Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in Section 3.22(d) of the UBNC Disclosure Schedule (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to FNB. Other than the DP Contracts, neither UBNC nor UBNC Bank has any agreement with any other Person for material data processing, ATM or other technology services.

3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan, loan commitment, letter of credit or other extension of credit (“Loan”) on the books and records of UBNC or any UBNC Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws and, (iv) to the knowledge of UBNC, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) UBNC has made available to FNB a listing as to UBNC and each UBNC Subsidiary as of the latest practicable date, which shall be a date no earlier than March 31, 2022: (i) any Loan with an outstanding balance of $500,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to UBNC’s knowledge, in default of any other material provision thereof, (ii) any Loan that is on non-accrual status, (iii) any Loan that is a troubled debt restructuring under GAAP, (iv) any Loan for which a specific reserve exists in connection therewith, (v) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by UBNC, a UBNC Subsidiary or an applicable Regulatory Agency, (vi) a listing of the real estate classified as “Other Real Estate Owned” (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (vii) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate. For purposes of this Agreement, “Affiliate” means, with respect to either party, any director, executive officer or five percent or greater shareholder of such party or such party’s Subsidiaries, or to the knowledge of such party, any other Person controlling, controlled by or under common control with any of the foregoing. “Control”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(c) All reserves or other allowances for loan losses reflected in UBNC’s financial statements included in the UBNC Financial Statements as of and for the year ended December 31, 2021 and as of and for the three (3) months ended March 31, 2022, comply in all material respects with the standards established by Governmental Entities and GAAP. Neither UBNC nor UBNC Bank has been notified in writing by any state or federal bank regulatory agency that UBNC’s reserves are inadequate or that the practices and policies of UBNC in establishing its reserves for the year ended December 31, 2021 and the three (3) months ended March 31, 2022, and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

(d) All Loans owned by UBNC or any UBNC Subsidiary, or in which UBNC or any UBNC Subsidiary has an interest, comply in all material respects with applicable Laws, including applicable usury statutes, underwriting and recordkeeping requirements, Regulation O and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) At the date of this Agreement, UBNC’s and UBNC Bank’s respective allowances for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP. UBNC and each UBNC Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans, and all Loans owned by UBNC and each UBNC Subsidiary are with full recourse to the borrowers, and neither of UBNC nor any UBNC Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan. To the knowledge of UBNC, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(f) Each outstanding loan participation sold by UBNC or any UBNC Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to UBNC or any UBNC Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) Section 3.23(g) of the UBNC Disclosure Schedule sets forth a list of all Loans by UBNC Bank outstanding as of the date of this Agreement to any director, executive officer or principal shareholder (as such terms are defined in 12 C.F.R. Part 215) of UBNC or the UBNC Subsidiaries and there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two (2) years immediately preceding the date hereof.

(h) UBNC has made available to FNB a listing, as of the latest practicable date, which shall be a date no earlier than March 31, 2022, by account, of: (i) all Loans, including loan participations, of UBNC or any other UBNC Subsidiary that have had their respective terms to maturity accelerated during the past twelve (12) months, (ii) all loan commitments or lines of credit of UBNC that have been terminated by UBNC during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party that has notified UBNC during the past twelve (12) months of, or has asserted against UBNC, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party that has given UBNC any oral notification of, or orally asserted to or against UBNC, any such claim, (iv) all Loans, (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) that are troubled debt restructurings under GAAP, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by UBNC as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.24 Fiduciary Accounts. UBNC Bank does not administer any accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, personal representative, guardian, conservator or investment advisor.

3.25 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. UBNC Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to UBNC and the UBNC Subsidiaries, taken as a whole, UBNC Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

3.26 No Other Representations or Warranties.

(a) Except for the representations and warranties made by UBNC in this Article 3, neither UBNC nor any other person makes any express or implied representation or warranty with respect to UBNC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and UBNC hereby disclaims any such other representations or warranties.

(b) UBNC acknowledges and agrees that neither FNB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

Except as (i) disclosed in the disclosure schedule delivered by FNB to UBNC prior to the execution of this Agreement (the “FNB Disclosure Schedule”) or (ii) as disclosed in any FNB Reports filed by FNB prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FNB hereby represents and warrants to UBNC as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified would not have a Material Adverse Effect upon FNB.

(b) True and complete copies of the articles of incorporation (the “FNB Charter”) and bylaws of FNB (the “FNB Bylaws”), each as amended, supplemented, restated and/or otherwise modified and in effect as of the date of this Agreement, have previously been made available to UBNC.

(c) FNB Bank is a national banking association organized under the National Bank Act and regulated by OCC. FNB Bank is duly organized, and validly existing and in good standing under the laws of the United States and has the requisite power and authority, corporate or otherwise, to own its property and carry on its business as presently conducted, but is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on FNB. Each FNB Subsidiary (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB. The charter documents and bylaws of each Subsidiary of FNB that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC, copies of which have been made available to UBNC, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of April 30, 2022, 351,470,171 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value (the “FNB Preferred Stock”), of which, as of the date of this Agreement, 110,877 shares were issued and outstanding. As of April 30, 2022, 13,705,273 shares of FNB Common Stock were held in FNB’s treasury. As of April 30, 2022, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for (i) 11,282,012 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”), and (ii) no shares of FNB Common Stock reserved for issuance pursuant to warrants issued to the Treasury Department (the “FNB Warrants”). All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock reserved for issuance as described in the foregoing clauses (i) – (ii), when issued in accordance with the terms of the stock plans, warrants and other instruments referred to in those clauses, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the FNB Stock Plans and the FNB Warrants, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the Requisite Regulatory Approvals. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB. Other than those set forth in Section 1.8, no corporate approvals on the part of FNB or FNB Bank are necessary to approve the Bank Merger Agreement or consummate the Bank Merger. This Agreement has been duly and validly executed and delivered by FNB and, assuming the due authorization, execution and delivery of this Agreement by UBNC, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of insured depository institutions or the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any Law applicable to FNB, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, with the NCCOB under the North Carolina Regulation of Banks and Other Financial Services and with the OCC under the National Bank Act and Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC and declaration of effectiveness of the Registration Statement including a prospectus relating to the issuance of shares of FNB common stock in connection with the transactions contemplated by this Agreement and the Proxy Statement and, (c) the filing of North Carolina Articles of Merger with, and its acceptance for record by, the Secretary of State of the State of North Carolina pursuant to the NCBCA, and the filing of the Pennsylvania Articles of Merger with, and its acceptance for record by, the Secretary of State of the Commonwealth of Pennsylvania pursuant to the ETL, and the filing of the Bank Merger Certificates, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock issuable in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or SRO are necessary in connection with (i) the execution and delivery by FNB of this Agreement and (ii) the consummation by FNB of the Merger and the other transactions this Agreement contemplates. No event has occurred, nor has any circumstance arisen, that, to the knowledge of FNB, would reasonably be likely, either individually or together with any other event or circumstance, to impair the ability to obtain or materially delay the receipt of the Requisite Regulatory Approvals on a timely basis or result in the imposition of a Materially Burdensome Regulatory Condition.

4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2020 with the applicable Regulatory Agencies (other than the NCCOB) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2020, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any local government, any foreign entity, or any Regulatory Agency (other than the NCCOB), and have paid all fees and assessments due and payable in connection therewith.

4.6 SEC Reports; Financial Statements.

(a) FNB has filed or furnished on a timely basis to the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it to the SEC under the Securities Act of 1933, as amended (the “Securities Act”), under the Exchange Act, or under the securities regulations of the SEC, since January 1, 2020 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “FNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any FNB Report has been amended by a subsequently filed FNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the FNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and (ii) none of the FNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of FNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the FNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except, in each case, as may be expressly indicated in such statements or in the notes thereto) and fairly present in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end normal and recurring audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or material unresolved issues raised by the SEC staff with respect to the FNB Reports.

(d) The books and records of FNB and its Subsidiaries have been since January 1, 2020, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have a material adverse effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the FNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to FNB’s outside auditors and the audit committee of the Board of Directors of FNB (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB’s internal control over financial reporting.

(e) Since January 1, 2020, (A) neither FNB nor any of its Subsidiaries nor, to the knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNB or any of its Subsidiaries, whether or not employed by FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to the Board of Directors of FNB or any committee thereof or, to the knowledge of FNB, to any of FNB’s directors or officers.

4.7 Broker’s Fees. Except for BofA Securities, Inc., neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

4.8 Absence of Certain Changes or Events. Since December 31, 2021, (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity relating to FNB, any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations that has had, or is reasonably likely to have, a Material Adverse Effect on FNB.

(b) There is no judgment or order of any Governmental Entity or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of the FNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on FNB.

4.10 Taxes and Tax Returns. Each of FNB and the FNB Subsidiaries has duly and timely filed, including all applicable extensions, all income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all material Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are not yet delinquent or are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of the FNB Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of the FNB Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where FNB or any of the FNB Subsidiaries has not filed Tax Returns such that FNB or any of the FNB Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of the FNB Subsidiaries. Neither FNB nor any of the FNB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and the FNB Subsidiaries. Neither FNB nor any of the FNB Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of the FNB Subsidiaries, under Treas. Reg. § 1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of the FNB Subsidiaries has been, during the two-year period ending on the date hereof, a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to be governed in whole or in part by Sections 355 of the Code. FNB is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of the FNB Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has made available to UBNC complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning on and after January 1, 2017, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of the FNB Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of the FNB Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods, or portions thereof, ending on or before the Closing Date. Neither FNB nor any of the FNB Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“FNB Benefit Plan” means any employee benefit or compensation plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer, director or other service provider of FNB or any of the FNB Subsidiaries or any beneficiary or dependent thereof, that is sponsored or maintained by FNB or any of the FNB ERISA Affiliates or to which FNB or any of the FNB ERISA Affiliates contribute, is obligated to contribute, or has any direct or indirect liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, employment, change of control or fringe benefit plan, program, policy agreement or arrangement, including FNB Employment Agreements.

“FNB Employment Agreement” means a contract or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all FNB Benefit Plans (other than offer letters for at-will employment that require no advance notice to terminate and immaterial fringe benefits).

(b) With respect to each FNB Benefit Plan, FNB made available to UBNC a true, correct and complete copy of, as applicable: (i) each writing constituting a part of such FNB Benefit Plan, including all current plan documents, trust agreements, and insurance contracts and other funding vehicles, and in the case of unwritten FNB Benefit Plans, written descriptions thereof, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications thereto, (iv) the most recent annual financial report and/or actuarial report, (v) the most recent determination or opinion letter from the IRS, if any, and (vi) the minimum coverage and discrimination testing results for the three most recent plan years.

(c) All contributions required to be made to any FNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNB Benefit Plan, for the period six (6) years prior to and through the date of this Agreement, have been timely made or paid in full. No FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is a “welfare benefit fund” within the meaning of Section 419 of the Code.

(d) Each FNB Benefit Plan has been established, funded and administered in all material respects, in compliance with its terms and all provisions of ERISA, the Code and all Laws and regulations applicable to such FNB Benefit Plans. There are not now, nor do any circumstances exist that would reasonably be likely to give rise to, any requirement for the posting of security with respect to a FNB Benefit Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each FNB Qualified Plan and the related trust which has not been revoked, or the FNB Benefit Plan is entitled to rely on a favorable advisory or opinion letter issued by the IRS with respect to the preapproved plan document adopted in accordance with the requirements for such reliance. To the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. None of FNB and its Subsidiaries nor, to FNB’s knowledge, any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be likely to subject FNB, any of its Subsidiaries or any Person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) Each FNB Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. Neither FNB nor any of its ERISA Affiliates has any obligation to gross up, indemnify, or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Sections 409A or 4999 of the Code or otherwise.

(f) No FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code has failed to satisfy the minimum funding standards contained in Section 302 of ERISA and Section 412 of the Code. With respect to such FNB Benefit Plans: (A) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (C) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be likely to be incurred by FNB or any of its Subsidiaries and (D) the PBGC has not instituted proceedings to terminate any such FNB Benefit Plan and, to FNB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Benefit Plan.

(g) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB nor any of its ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of FNB nor any of its ERISA Affiliates has incurred, during the last six (6) years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of FNB or any of its ERISA Affiliates following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(h) Other than as set forth in Section 4.11(h) of the FNB Disclosure Schedule, FNB and its ERISA Affiliates have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable Law.

(i) No labor union, labor organization, or works council has made a demand for recognition or certification for representation of employees of FNB or its Subsidiaries, and there are no representations, certification proceedings, or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened against FNB or its Subsidiaries. Each of FNB and its Subsidiaries is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices and terms and conditions of employment, including but not limited to wage and hour, worker classification, occupational safety and health, immigration, and the Worker Adjustment and Retraining Notification Act and any similar law.

4.12 Compliance with Applicable Law. FNB and each of the FNB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, all Laws applicable to FNB or any of the FNB Subsidiaries, including the Equal Credit Opportunity Act and Regulation B, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, any regulations promulgated by the Consumer Financial Protection Bureau or the OCC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and applicable limits on loans to one borrower, except where such failure to hold or such noncompliance is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB and each of the FNB Subsidiaries have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (a) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (c) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.14 FNB Regulatory Matters.

(a) FNB is duly registered with the Federal Reserve Board as a bank holding company under the BHC Act. FNB has effectively elected to become, and continues to meet the criteria of, a financial holding company under the BHC Act.

(b) The deposit accounts of FNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FNB’s knowledge, threatened. FNB Bank received a rating of “outstanding” in its most recent examination under the Community Reinvestment Act.

(c) Since January 1, 2020, neither FNB nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Regulatory Agency or other Governmental Entity. Neither FNB nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Agency or other Governmental Entity that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither FNB nor any of its Subsidiaries has reason to believe that any Regulatory Agency or other Governmental Entity is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

(d) Except for examinations of FNB and its Subsidiaries conducted by their respective primary functional regulators in the ordinary course of business, no Regulatory Agency or other Governmental Entity has initiated, threatened, or has pending any proceeding or, to the knowledge of FNB, any inquiry or investigation into the business or operations of FNB or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB or to prevent or materially delay receipt of the Requisite Regulatory Approvals.

(e) There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Agency or other Governmental Entity in any report of examination, report of inspection, supervisory letter or other communication with FNB or any of its Subsidiaries that (i) relates to anti-money laundering, economic sanctions, or consumer protection, (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB or (iii) would reasonably be likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals.

4.15 Undisclosed Liabilities. Neither FNB nor any of its Subsidiaries has, and since December 31, 2021, neither FNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except for (i) those liabilities properly accrued or reserved against in the unaudited consolidated balance sheet of FNB and its Subsidiaries as of March 31, 2022 included in the FNB Reports, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2022, (iii) liabilities and obligations that are not material to FNB and its Subsidiaries, taken as a whole, and (iv) any liabilities incurred with respect to the transactions contemplated by this Agreement.

4.16 Environmental Liability. To FNB’s knowledge, (i) FNB and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that would reasonably be likely to result in a material Environmental Liability for FNB or its Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for FNB or its Subsidiaries, (iv) neither FNB nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (v) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be likely to result in a material Environmental Liability of FNB or its Subsidiaries and (vi) FNB has made available to UBNC copies of all material environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned or leased property of FNB which were prepared in the last two (2) years.

4.17 Reorganization. As of the date of this Agreement, to the knowledge of FNB, no fact or circumstance exists that would reasonably be likely to prevent the Merger from qualifying for the Intended Tax Treatment.

4.18 Insurance. FNB and the FNB Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 4.18 of the FNB Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

4.19 Investment Securities. Except where failure to be true would not reasonably be likely to have a Material Adverse Effect on FNB, (a) each of FNB and the FNB Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FNB or the FNB Subsidiaries, and (b) such securities are valued on the books of FNB in accordance with GAAP in all material respects.

4.20 Intellectual Property.

(a) (i) FNB and the FNB Subsidiaries own or have a valid license to use all material FNB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf software at standard commercial rates), (ii) to the knowledge of FNB, FNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of FNB and the FNB Subsidiaries as currently conducted, (iii) FNB Intellectual Property that is registered and owned by FNB or any of the FNB Subsidiaries, and to the knowledge of FNB, all other registered FNB Intellectual Property, has not been cancelled, forfeited, expired or abandoned, (iv) FNB Intellectual Property that is registered is valid, and neither FNB nor any of the FNB Subsidiaries has received written notice challenging the validity or enforceability of FNB Intellectual Property, and (v) to the knowledge of FNB, the conduct of the business of FNB and the FNB Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any other Person, nor to the knowledge of FNB has FNB or any of the FNB Subsidiaries received any written communications alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To FNB’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has FNB or any of the FNB Subsidiaries sent any written communications alleging that any person has infringed, diluted, misappropriated or violated, any of the FNB Intellectual Property owned by FNB or a FNB Subsidiary.

(b) For the purposes of this Agreement, the term “FNB Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of FNB or any of its Subsidiaries

(c) At all times, (i) FNB and each of the FNB Subsidiaries have taken commercially reasonable actions to protect and maintain (A) all FNB Intellectual Property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) FNB’s and the FNB Subsidiaries’ IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by FNB in connection with its business, and have not materially malfunctioned or failed within the past two (2) years, (iii) to FNB’s knowledge, no Person has gained unauthorized access to the IT Assets and (iv) FNB has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

4.21 Loans; Nonperforming and Classified Assets.

(a) Each Loan on the books and records of FNB or any FNB Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws and, (iv) to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has made available to UBNC a listing as to FNB and each FNB Subsidiary as of the latest practicable date, which shall be a date no earlier than January 1, 2022: (i) any Loan with an outstanding balance of $10,000,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

(c) All reserves or other allowances for loan losses reflected in FNB’s financial statements included in the FNB Reports as of and for the year ended December 31, 2021 and as of and for the three (3) months ended March 31, 2022, comply in all material respects with the standards established by Governmental Entities and GAAP. Neither FNB nor FNB Bank has been notified in writing by any state or federal bank regulatory agency that FNB’s reserves are inadequate or that the practices and policies of FNB in establishing its reserves for the year ended December 31, 2021 and the three (3) months ended March 31, 2022, and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

(d) All Loans owned by FNB or any FNB Subsidiary, or in which FNB or any FNB Subsidiary has an interest, comply in all material respects with applicable Laws, including applicable usury statutes, underwriting and recordkeeping requirements, Regulation O and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

4.22 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable Laws. To FNB’s knowledge, neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.23 Ownership of UBNC Shares. As of the date hereof, neither FNB, nor, to the knowledge of FNB, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any shares of UBNC Common Stock, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of UBNC Common Stock. None of FNB or its Subsidiaries now holds, nor at any time within the last three (3) years held, “interested shares,” as such terms is defined in Section 55-9A-01 of the NCBCA.

4.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. FNB Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to FNB and its Subsidiaries, taken as a whole, FNB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

4.25 No Other Representations or Warranties.

(a) Except for the representations and warranties made by FNB in this Article 4, neither FNB nor any other person makes any express or implied representation or warranty with respect to FNB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FNB hereby disclaims any such other representations or warranties.

(b) FNB acknowledges and agrees that neither UBNC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the UBNC Disclosure Schedule or the FNB Disclosure Schedule), as otherwise required by Law or regulatory directive, or with the prior consent of the other party (which consent will not be unreasonably withheld, conditioned, or delayed), each of FNB and UBNC shall, and shall cause each of their respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts, subject to the requirements of this Agreement, to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be likely to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) Subject to applicable Law, including Laws with respect to the exchange of information, the disclosure of confidential supervisory information, the protection of personally identifiable information and the exercise of a controlling influence over the management or policies of another Person, UBNC agrees that between the date of this Agreement and the Effective Time:

(i) (1) the materials to be presented at the meetings of any UBNC Bank loan committee shall be provided to a designated representative of FNB at the same time such materials are provided to such loan committee; (2) UBNC shall provide the minutes of each such meeting to the designated FNB representative promptly after such meeting; (3) UBNC shall prepare and furnish to FNB at least quarterly an update of the reserves and other allowances for loan losses reflected in UBNC’s financial statements included in the UBNC Financial Statements as of and for the year ended December 31, 2021 and for the three months ended March 31, 2022; (4) UBNC shall promptly notify FNB if UBNC or any UBNC Subsidiary has been notified by any state or federal bank Regulatory Agency that its reserves are inadequate or that its practices for establishing its reserves or in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction over UBNC or any UBNC Subsidiary or UBNC’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of UBNC; and (5) UBNC shall prepare and furnish to FNB at least quarterly an updated list of all extensions of credit and OREO that have been classified by UBNC or any UBNC Subsidiary as other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import;

(ii) upon request of FNB, UBNC shall furnish to FNB such information to which UBNC has access or prepares in the ordinary course of business as FNB may reasonably request regarding any loans, loan relationships and commitments of UBNC Bank entered into between March 31, 2022, and the date hereof; and

(iii) upon request of FNB, UBNC shall furnish to FNB such information to which UBNC has access or prepares in the ordinary course of business as FNB may reasonably request regarding any loans, loan relationships and commitments of UBNC Bank entered into after the date hereof in which the amount involved is equal to or greater than (i) $3,000,000 on a secured basis and (ii) $500,000 on an unsecured or undersecured basis.

5.2 UBNC Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.2 of the UBNC Disclosure Schedule or as otherwise required by Law or regulatory directive, including Pandemic Measures, UBNC shall not, and shall not permit any of the UBNC Subsidiaries to, without the prior written consent of FNB, (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) other than UBNC’s regular semi-annual cash dividend of $0.11 per share of UBNC Common Stock and dividends and distributions by a direct or indirect Subsidiary of UBNC to UBNC or to service subordinated notes outstanding as of the date hereof, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of UBNC Stock Options in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of UBNC or any of the UBNC Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities, except for withholding of shares in satisfaction of tax obligations upon the vesting of any UBNC Restricted Stock Award or the exercise of any UBNC Stock Option;

(b) grant any stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards, or other equity or equity-based awards with respect to shares of UBNC Common Stock, except as required by an existing contract, plan, arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of shares of UBNC Common Stock upon the exercise of UBNC Stock Options;

(c) amend the UBNC Articles, UBNC Bylaws or other comparable organizational documents of any of the UBNC Subsidiaries;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except (v) with respect to securities (which shall be subject to Section 5.2(z)), (w) assets acquired upon foreclosure, (x) assets acquired in the ordinary course of business consistent with past practice that do not exceed $100,000 in the aggregate, (y) mortgages and other third party loans acquired on the ordinary course of business consistent with past practice, or (z) with respect to capital expenditures (which shall be subject to Section 5.2(k)), or (ii) except as set forth in Section 5.2(d)(ii) of the UBNC Disclosure Schedule, open, acquire, close or sell any branches;

(e) except as set forth in Section 5.2(e) of the UBNC Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (except with respect to securities, which shall be subject to Section 5.2(z)) to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business for an amount not in excess of $100,000 individually and $250,000 in aggregate;

(f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than to UBNC or any UBNC Subsidiary, except for (A) borrowings having a maturity of not more than 90 days under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of UBNC or any of the UBNC Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, or (C) ordinary advances and reimbursements to employees and endorsements of banking instruments, or (ii) make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(g) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in Tax law requirements, changes in GAAP or regulatory accounting principles or as required by UBNC’s independent auditors or its Regulatory Agencies;

(h) change in any material respect its underwriting, operating, investment or risk management or other similar policies, procedures or practices of UBNC or any of the UBNC Subsidiaries except as required by such policies, applicable Law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) terminate or waive any material provision of any agreement, contract, lease or obligation that is material to UBNC or any of its Subsidiaries or enter into or renew any such agreement, contract, lease or obligation, including any bank owned life insurance policies, that would obligate UBNC or any of its Subsidiaries to make aggregate payments in excess of $100,000 during the one (1) year period following the date hereof;

(k) incur any capital expenditures in excess of $100,000 individually and $250,000 in the aggregate, except for capital expenditures that are disclosed in Section 5.2(k) of the UBNC Disclosure Schedule for which UBNC or UBNC Bank has entered into agreements obligating UBNC or UBNC Bank or otherwise committed to as of the date of this Agreement;

(l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity that is not a UBNC Subsidiary and in which UBNC directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;

(m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Agency or Governmental Entity in respect of the operations of its or its Subsidiaries’ businesses, except as required by applicable Law based upon the advice of UBNC’s legal advisors;

(n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise (i) in excess of $50,000 individually or $100,000 in the aggregate, with respect to claims, actions, litigations, arbitrations, suits, investigations or proceedings made, filed or instituted prior to the date hereof, and (ii) in excess of $250,000 in the aggregate, with respect to claims, actions, litigation, arbitrations, suits, investigations or proceedings made, filed or instituted on or after the date hereof;

(o) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation or customers, except for communications in the ordinary course of business that do not directly relate to the Merger or other transactions contemplated by this Agreement;

(p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(q) take any action that would be reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates;

(r) except as contemplated by this Agreement, take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, except, in every case, as may be required by applicable Law;

(s) which consent shall be deemed received unless FNB shall object thereto in writing within two (2) business days after receipt of written notice from UBNC (which notice shall be deemed delivered if provided by email to FNB’s chief credit officer or his designee at the email address set forth in Section 5.2(s) of the FNB Disclosure Schedule) to (i) make, renew or otherwise modify any Loan (except for any Loan duly approved as of the date hereof) to any Person if the Loan is an existing credit on the books of UBNC and classified as “doubtful” or “loss,” or if the Loan is an existing credit on the books of UBNC and classified as “substandard,” in excess of $1,000,000, or if the Loan has been designated by the parties as “substandard” in Section 5.2(s) of the UBNC

Disclosure Schedule, or (ii) make, renew or otherwise modify any Loan (except for any Loan duly approved as of the date hereof) to any Person if the Loan is an existing credit on the books of UBNC and classified as “special mention” in excess of $1,000,000, or if the Loan has been designated by the parties hereto as “special mention” in Section 5.2(s) of the UBNC Disclosure Schedule, or (iii) make, renew or otherwise modify any Loan or Loans (except for any Loan or Loans duly approved as of the date hereof) to any individual if immediately after making an unsecured Loan or Loans, such individual would be indebted to UBNC Bank in an aggregate amount in excess of $500,000 (or in the case of any other type of Person, such Person would be indebted to UBNC Bank in an aggregate amount in excess of $500,000) on an unsecured basis or an under secured basis (i.e., the fair market value of the collateral securing such Loan and any replacements thereof is less than the principal value of such Loan and any replacements thereof), or (iv) make any fully secured Loan or Loans (except for any Loan or Loans duly approved as of the date hereof) to any Person, except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to UBNC Bank in an aggregate amount in excess of $4,000,000; provided, however, that the restrictions contained in this subparagraph (iv) shall not apply to Loans in an individual amount of $750,000 or less made under a homebuilder guidance line approved by UBNC Bank, or (v) make, renew or otherwise modify any Loan (except for any Loan duly approved as of the date hereof) for residential development or to a builder or for any land purchase or other land development with a principal balance in excess of $750,000; or (vi) originate, make, participate in or purchase (1) any hotel or golf course or (2) any restaurant Loan exceeding $500,000;

(t) make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (B) its hedging policies and practices, in each case except as may be required by such policies and practices or by any applicable Laws; or (ii) make, renew, amend or modify, including by entering into any forbearance agreement with respect to, any Loan, in each case, other than in the ordinary course of business and consistent with the effective policies and practices of UBNC and the UBNC Subsidiaries;

(u) other than in the ordinary course of business consistent with past practice, originate, participate or purchase any new Loan (except for any Loan that was duly approved for origination, participation or purchase prior to the date hereof) that is (i) serviced by a third party or (ii) outside of the States of North Carolina, South Carolina and Virginia;

(v) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of UBNC or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except (a) as required under the terms of any UBNC Benefit Plan existing as of the date hereof, (b) as contemplated by this Agreement or (c) for any of the following:

(i) merit or promotion based salary or wage increases for those employees (including named executive officers) of UBNC and its Subsidiaries who would normally be eligible for a merit or promotion based salary or wage increase during the period commencing on the date hereof through the Closing Date in the ordinary course of business consistent with past practice, and as set forth in Section 5.2(v)(i) of the UBNC Disclosure Schedule;

(ii) bonuses payable for 2022 performance in accordance with existing UBNC Benefit Plans that are accrued in accordance with UBNC’s customary and normal practices and based upon achievement of actual performance levels, as determined by UBNC’s Compensation Committee, and as are set forth in Section 5.2(v)(ii) of the UBNC Disclosure Schedule;

(iii) payment of discretionary bonuses in such amounts as are approved by FNB in consultation with UBNC and that are disclosed in Section 5.2(v)(iii) of the UBNC Disclosure Schedule;

(iv) retention bonuses to such persons and in such amounts as are approved by FNB in consultation with UBNC and that are disclosed in Section 5.2(v)(iv) of the UBNC Disclosure Schedule, provided that such bonuses are linked to the dates determined by FNB following establishment of the conversion schedule, and subject to modification by FNB with respect to the medium of payment;

(v) changes that are required by applicable Law or are advisable in order to (A) comply with Section 409A of the Code or (B) prevent or reduce the imposition of an excise tax under Section 4999 of the Code, provided, that such changes shall have been provided to FNB with a reasonable opportunity for FNB to provide comments and consent regarding such changes; and

(vi) the making of required contributions under the Union Bank 401(k) Plan and all other 401(k) plans of UBNC and its ERISA Affiliates (collectively, the “401(k) Plans”) as in existence on the date of this Agreement;

(w) hire any person as an employee of UBNC or any of the UBNC Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement, (ii) to fill any vacancies existing as of the date of this Agreement or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of UBNC or a UBNC Subsidiary of UBNC, as applicable; provided, however, that the total salary and target bonus opportunity for any such person hired or promoted may not exceed $125,000; provided, further that the total salary and wage expense for all such persons hired or promoted shall not cause UBNC to exceed, in the aggregate, the dollar amount for the budgeted salary and wage expense set forth in Section 5.2(v) of the UBNC Disclosure Schedule;

(x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by any provision of this Section 5.2; or

(y) engage in any new loan transaction with an officer or director or principal shareholder (as such terms are defined in 12 C.F.R. Part 215), it being acknowledged and agreed by UBNC that each such loan transaction that UBNC presents to FNB for approval pursuant to this Section 5.2(y) shall be required to comply with Regulation O (as interpreted and enforced by the OCC); or

(z) manage UBNC’s securities portfolio in a manner materially inconsistent with UBNC’s policies in effect as of the date hereof; provided that, at least five (5) business days before the first day of each calendar month during the period from the date of this Agreement to the Effective Time, UBNC will provide to FNB a written summary reasonably detailing its investment strategy (and any changes therein) for the following three (3) consecutive calendar month period with respect to its investment securities, derivatives portfolio or its interest rate exposure; and provided further, UBNC will not purchase any debt securities other than (i) debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investor Services, and (iii) having a duration not exceeding two (2) years.

5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, set forth in Section 5.3 of the FNB Disclosure Schedule or as otherwise required by Law or regulatory directive, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of UBNC (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to UBNC or its shareholders or those that would not impede FNB’s ability to consummate the transactions this Agreement contemplates;

(b) (i) other than (A) quarterly cash dividends by FNB or (B) dividends and distributions by a direct or indirect Subsidiary of FNB to FNB or any direct or indirect wholly owned Subsidiary of FNB, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of options to purchase shares of FNB Common Stock in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of FNB or any of the FNB Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities, except for withholding of shares in satisfaction of tax obligations upon the settlement of any restricted stock awards of FNB or the exercise of any options to purchase shares of FNB Common Stock;

(c) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(d) except as contemplated by this Agreement, take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, except, in every case, as may be required by applicable Law;

(e) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, merger, consolidation, share exchange or other business combination, in any case to the extent such action would be reasonably likely to prevent, or impede or delay, the consummation of the transactions this Agreement contemplates;

(f) take any action that would be reasonably likely to impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates, including, without limitation, taking any action to cause the closure of any branch office of FNB Bank in operation as of the date of this Agreement within the State of North Carolina; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare and file, as soon as practicable (but in any case, within forty-five (45) calendar days of the date of this Agreement), the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of UBNC and FNB constituting a part thereof and all related documents. UBNC shall prepare and furnish to FNB such information relating to it and its Subsidiaries, directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents. UBNC and its legal, financial and accounting advisors shall have the right to review in advance and approve, which approval shall not be unreasonably withheld, conditioned or delayed, such Registration Statement prior to its filing. UBNC agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Each of UBNC and FNB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates.

After the SEC has declared the Registration Statement effective under the Securities Act, UBNC shall promptly mail the Proxy Statement to its shareholders, and the expenses in connection therewith shall be borne in accordance with Section 9.3(a).

(b) Each of UBNC and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of UBNC and FNB agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall at the dates of mailing to the UBNC shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Each of UBNC and FNB further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Law, disseminated to the shareholders of UBNC.

(c) FNB agrees to advise UBNC, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly (but in any case, within forty-five (45) calendar days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger and the Bank Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. UBNC and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to UBNC or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. In furtherance and not in limitation of the foregoing, each of FNB and UBNC shall use their respective reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB or UBNC to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Agencies or Governmental Entities that would reasonably be likely to have a Material Adverse Effect on the Surviving Company after giving effect to the Merger, after the Effective Time (a

“Materially Burdensome Regulatory Condition”). In addition, UBNC agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of UBNC and FNB following consummation of the Merger.

(e) Each of FNB and UBNC shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, UBNC or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and UBNC shall promptly provide each other with any written communications received from any Regulatory Agency or Governmental Entity with respect to the transactions contemplated by this Agreement and will promptly advise the other upon receiving any oral communication with respect to the transactions contemplated by this Agreement from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates.

(g) UBNC and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of the SEC, the Federal Reserve Board, the FDIC, the OCC, the NCCOB or the NYSE. In addition, the Chief Executive Officers of UBNC and FNB shall be permitted to respond to appropriate questions about the Merger from the press. UBNC and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of UBNC and FNB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause their respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. UBNC shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable Law. Neither UBNC nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would be likely to jeopardize or prejudice the attorney-client privilege or attorney work-product protection of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including laws relating to confidential supervisory information. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement, dated March 29, 2022, between UBNC and FNB (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 Shareholder Approval.

UBNC shall call a meeting of its shareholders for the purpose of obtaining the Requisite UBNC Vote (the “UBNC Shareholders Meeting”), and shall use its reasonable best efforts to convene such meeting as soon as reasonably practicable following the Registration Statement being declared effective. Subject to Section 6.11(b), UBNC shall (i) through the Board of Directors of UBNC, recommend that the shareholders of UBNC approve and adopt this Agreement, and approve the Merger and the other transactions this Agreement contemplates, (ii) include such recommendation in the Proxy Statement (the “UBNC Recommendation”), and (iii) subject to the fiduciary duties of the Board of Directors of UBNC, use its reasonable best efforts to obtain from its shareholders a vote approving and adopting the Merger and this Agreement. Without limiting the generality of the foregoing, UBNC’s obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to UBNC of any Acquisition Proposal or by any change in the UBNC Recommendation.

6.4 Reasonable Best Efforts; Cooperation. Each of UBNC and FNB agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.

6.5 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of UBNC and the UBNC Subsidiaries shall be entitled to participate in each FNB Benefit Plan of general applicability with the exception of FNB’s defined benefit pension plan and any other plan frozen to new participants (collectively, the “FNB Eligible Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of UBNC and the UBNC Subsidiaries in the FNB Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding UBNC Benefit Plans until such employees are permitted to participate in the FNB Eligible Plans and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of UBNC under any discretionary equity compensation plan of FNB or to provide the same level of (or any) employer contributions or other benefit subsidies as UBNC or the UBNC Subsidiaries have provided. Notwithstanding the foregoing, during the period commencing at the Effective Time and ending on the first anniversary thereof, FNB or its Subsidiaries shall provide severance payments and benefits to each employee of UBNC and the UBNC Subsidiaries (as of immediately prior to the Effective Time) that are no less favorable than the severance payments and benefits provided by FNB and its Subsidiaries to their similarly situated employees, as of the date hereof and as further described in Section 6.6(a) of the FNB Disclosure Schedule.

(b) FNB shall cause each FNB Eligible Plan in which employees of UBNC and the UBNC Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the FNB Eligible Plans, the service of such employees with UBNC and the UBNC Subsidiaries to the same extent as such service was credited for such purpose by UBNC or the UBNC Subsidiaries, and, solely for purposes of FNB’s severance and vacation plans, policies and programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those UBNC Benefit Plans that correspond to FNB Eligible Plans until employees of UBNC and the UBNC Subsidiaries are included in such FNB Eligible Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of the UBNC Benefit Plans in accordance with and to the extent permitted by their terms.

(c) At and following the Effective Time, FNB and the Surviving Company shall honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of UBNC and the UBNC Subsidiaries and current and former directors of UBNC and the UBNC Subsidiaries existing as of the Closing Date under any UBNC Benefit Plan.

(d) At such time as employees of UBNC and the UBNC Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were satisfied or waived under the analogous UBNC Benefit Plan, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous UBNC Benefit Plan prior to the Effective Time and (iii) provide each such employee of UBNC and the UBNC Subsidiaries and his or her eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under an UBNC Benefit Plan (to the same extent that such credit was given under the analogous UBNC Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any medical, dental or health plan of FNB or its Subsidiaries.

(e) UBNC shall adopt such Board resolutions and take such other action as FNB may reasonably request at least thirty (30) days prior to the Effective Time to cause all 401(k) Plans to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the 401(k) Plans as of the Plan Termination Date to become fully vested as of the Plan Termination Date. As soon as practicable after the Effective Time, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the 401(k) Plans as of the Plan Termination Date will not adversely affect the plan’s qualified status. FNB shall use its reasonable best efforts to obtain such favorable determination letter; including adopting such amendments to the 401(k) Plans as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plans upon its termination, the account balances in the 401(k) Plans shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct (or, where no direction is received, to an individual retirement account as an automatic rollover). The Surviving Company shall take all other actions necessary to complete the termination of the 401(k) Plans, including filing a Final Form 5500, that arise after the Effective Time. FNB agrees, to the extent permitted by applicable Law, to permit the participants in the 401(k) Plans who become employees of FNB or its Subsidiaries to roll over their account balances in the 401(k) Plans and loans from the 401(k) Plans to the F.N.B. Corporation Progress Savings 401(k) Plan. Notwithstanding anything in Section 6.6(a) to the contrary, employees of UBNC or any UBNC Subsidiary who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the F.N.B. Corporation Progress Savings 401(k) Plans.

(f) Immediately prior to the Effective Time, UBNC shall, at the written request of FNB, (i) freeze or terminate each other UBNC Benefit Plan as requested by FNB, including without limitation, any non-qualified deferred compensation plans and make appropriate distributions therefrom; and (ii) freeze all post-retirement benefits available under the UBNC Benefit Plans, provided that FNB shall not request UBNC to freeze or terminate any UBNC Benefit Plan that is continued in accordance with FNB’s commitment, as set forth in Section 6.6(b).

(g) UBNC shall take such action, and provide any required notices, as may be necessary or appropriate to cause any Person presently serving as a trustee or administrator to any UBNC Benefit Plan to be removed effective as of the Effective Time and to appoint FNB, First National Trust Company, or such other FNB Subsidiary or committee as FNB shall specify, to serve as successor trustee or administrator to such removed individual trustees or administrators effective as of the Effective Time.

(h) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any UBNC Benefit Plan; (ii) prevent FNB, UBNC or any of their successors or Affiliates, after the Effective Time, from terminating the employment of any UBNC employee who remains employed with UBNC or any of the UBNC Subsidiaries; or (iii) create any third party beneficiary rights in any employee of UBNC or any of the UBNC Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any UBNC employee by FNB, UBNC or any of their successors or Affiliates or under any benefit plan which FNB, UBNC or any of their successors or Affiliates may maintain.

(i) As soon as practicable following the Effective Time, FNB shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to each of the UBNC Equity Plans assumed by FNB and the shares of FNB Common Stock subject to the assumed UBNC Stock Options that were originally granted under such UBNC Equity Plans. FNB shall use its commercially reasonable efforts to maintain the effectiveness of each such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such assumed UBNC Stock Options remain outstanding.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of UBNC or any of the UBNC Subsidiaries or who is or was serving at the request of UBNC or any of the UBNC Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of UBNC or any of the UBNC Subsidiaries or was serving at the request of the UBNC or any of the UBNC Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against such Claim and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, (A) indemnify and hold harmless, as and to the fullest extent currently provided under applicable Law, the UBNC Articles and the UBNC Bylaws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, and judgments, fines and amounts paid in settlement in connection with any such threatened or actual Claim and (B) advance expenses as incurred (including in advance of the final disposition of any Claim) by such Indemnified Party to the fullest extent permitted by applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) if required by applicable Law to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided under Section 6.7(a), shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the UBNC Articles or the UBNC Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Party and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7(b) shall impair any rights or obligations of any current or former director or officer of UBNC or its Subsidiaries, including pursuant to the respective organizational documents of UBNC, or its Subsidiaries, under applicable Law or otherwise.

(c) Prior to the Effective Time, FNB shall obtain and thereafter maintain for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies covering the Indemnified Parties who as of the Effective Time are covered by UBNC’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, provided that the policies must be of at least the same coverage amounts (as set forth on Section 3.20 of the UBNC Disclosure Schedule) and contain coverage terms and conditions and that are not less advantageous than such policy of UBNC. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid policy has been obtained prior to the Effective Time from an insurer or insurers selected by FNB in consultation with UBNC that has or have an insurer financial strength rating by A.M. Best Co. of at least “A”, which policy provides the Indemnified Parties with coverage, from the Effective Time to the sixth (6th) anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to the Indemnified Parties than UBNC’s directors’ and officers’ liability insurance policy existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then FNB shall maintain such policies in full force and effect and continue the obligations thereunder. However, in no event shall FNB be required to expend, on an annual basis, an amount in excess of 300% of the annual premium paid by UBNC for such insurance (the “Insurance Amount”) on the date of this Agreement, and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its reasonable best efforts to obtain policies containing coverage amounts, terms and conditions that are the most advantageous for the Indemnified Parties as is available for the maximum Insurance Amount.

(d) The provisions of this Section 6.7(d) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If the Surviving Company, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Company will cause proper provision to be made so that the successors and assigns of the Surviving Company will expressly assume the obligations of the Surviving Company set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of UBNC, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.9 Advice of Changes. Each of FNB and UBNC shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article 7 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 7 to be satisfied.

6.10 Dividends. Without the prior written consent of FNB, UBNC shall not declare or pay any dividend in respect of shares of UBNC Common Stock other than UBNC’s regular semi-annual cash dividend of $0.11 per share of UBNC Common Stock.

6.11 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, UBNC will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “UBNC Representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to UBNC or any of the UBNC Subsidiaries or afford access to the business, properties, assets, books or records of UBNC or any of the UBNC Subsidiaries, to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, UBNC and its Board of Directors shall be permitted: (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of UBNC shall not withdraw or modify in a manner adverse to FNB the UBNC Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, any Third Party in response to a bona fide Acquisition Proposal by any such Third Party, if (x) UBNC’s Board of Directors concludes in good faith, based on the information then available after consultation with outside counsel and, with respect to financial matters, its financial advisor that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law and that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, (y) prior to providing any information or data to any Third Party in connection with such Acquisition Proposal by any such Third Party, UBNC’s Board of Directors receives from such Third Party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to UBNC than those contained in the Confidentiality Agreement and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the UBNC Recommendation (the “Change in UBNC Recommendation”) if UBNC’s Board of Directors concludes in good faith, based on the information then available after consultation with outside counsel and, with respect to financial matters, its financial advisor, that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law. Notwithstanding any Change in UBNC Recommendation, this Agreement shall be submitted to the shareholders of UBNC at the UBNC Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve UBNC of such obligation; provided, however, that if the Board of Directors of UBNC shall have effected a Change in UBNC Recommendation, then the Board of Directors of UBNC may submit this Agreement to UBNC’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of UBNC may communicate the basis for its lack of a recommendation to UBNC’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, UBNC shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(c) UBNC will promptly, and in any event within twenty-four (24) hours, (i) notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall include the material terms and conditions of the Acquisition Proposal, and (ii) notify FNB in writing of any related developments, discussions and negotiations on a current basis; including any amendments to or revisions of the terms of such Acquisition Proposal.

(d) UBNC agrees that it will, and will use its reasonable best efforts to cause the UBNC Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing by or from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the total revenues, net income or total assets of UBNC and the UBNC Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of the shares of UBNC Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 20% or more of the shares of UBNC Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 20% or more of the shares of UBNC Common Stock after the date of this Agreement, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of UBNC or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UBNC other than the transactions this Agreement contemplates.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of UBNC Common Stock then outstanding or all or substantially all of UBNC’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of UBNC in good faith concludes, based on the information then available after consultation with its financial advisor and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of UBNC in its good faith judgment believes to be more favorable to UBNC than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of UBNC and (C) is reasonably capable of being completed.

(iii) For purposes of this Section 6.11, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

(f) If a Payment Event occurs, UBNC shall pay FNB by wire transfer of immediately available funds, within three (3) business days following such Payment Event, a fee of $4.0 million (the “Break-up Fee”), provided, however, that if a Payment Event occurs, UBNC shall have no obligation to pay FNB’s expenses under Section 9.3(b) and any amounts previously paid pursuant to Section 9.3(b) shall be credited against the Break-up Fee.

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f);

(ii) the termination of this Agreement by UBNC pursuant to Section 8.1(g);

(iii) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement by FNB pursuant to Section 8.1(b)(i) or 8.1(e) (in the case of Section 8.1(c), without the Requisite UBNC Vote having been obtained) or by either FNB or UBNC pursuant to Section 8.1(e), in each case, provided that an Acquisition Proposal shall have been made by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) UBNC enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the assets of UBNC and the UBNC Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of UBNC Common Stock.

(h) Each of UBNC and FNB acknowledges that the agreements contained in this Section 6.11 are an integral part of the transactions contemplated in this Agreement and that without these agreements UBNC and FNB, respectively, would not enter into this Agreement. Accordingly, in the event UBNC fails to pay the Break-up Fee promptly when due, UBNC shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred by FNB in collecting such Break-up Fee together with interest on the amount of the Break-up Fee, or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.12 Transition. Commencing on the date of this Agreement, FNB and UBNC shall, and shall cause their respective Subsidiaries to, reasonably assist each other to facilitate the integration, from and after the Closing, of UBNC and the UBNC Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB a controlling influence over the management or policies of UBNC or any of the UBNC Subsidiaries, or otherwise violate applicable Laws. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of UBNC and the UBNC Subsidiaries in the ordinary course of business and applicable Law, UBNC shall use reasonable efforts to cause the employees and officers of UBNC and the UBNC Subsidiaries, including UBNC Bank, to reasonably cooperate with FNB in performing tasks reasonably required in connection with such integration. Such tasks shall include making available the employees of UBNC and the UBNC Subsidiaries at mutually agreeable times for training with respect to FNB systems and products.

6.13 Tax Representation Letters.

(a) Officers of FNB and UBNC shall execute and deliver to Reed Smith LLP, tax counsel to FNB, and Fenimore Kay Harrison LLP, tax counsel to UBNC, tax representation letters or certificates of officers (“Tax Representation Letters”) substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(d) and Section 7.3(d) of this Agreement.

(b) FNB and UBNC shall each use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including (i) not taking any action that such party knows would reasonably be likely to prevent such qualification and (ii) considering and negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). For U.S. federal income tax purposes, FNB and UBNC shall each report the Merger in a manner consistent with such qualification.

(c) FNB and UBNC shall each use its reasonable best efforts to obtain the Tax opinions described in Sections 7.2(d) and 7.3(d), including by causing its officers to execute and deliver Tax Representation Letters to the law firms delivering such Tax opinions at such time or times as may reasonably be requested by such law firms. FNB and UBNC shall each use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.13.

6.14 Rule 16b-3. Prior to the Effective Time, FNB and UBNC shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 1 and any other dispositions of UBNC Equity

Awards (including derivative securities) or acquisitions of equity securities of FNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 [Reserved.]

6.16 Informational Systems Conversion. From and after the date hereof, FNB and UBNC each shall use their respective reasonable best efforts to facilitate the integration of the business of UBNC into FNB in connection with the consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems (the “Informational Systems Conversion”) to a single such system. It is the intent of the Parties that the systems of UBNC be converted to those used by FNB as soon as reasonably practicable after the Effective Time. Such planning shall include, but not be limited to: (a) discussion of the parties’ third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used in connection with the discontinued systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; (e) staff augmentation for critical business functions; (f) providing copies of all system conversion planning and testing documents and related materials to FNB in advance of the development of the final systems conversions plans and observational rights for an FNB representative to attend UBNC conversion planning meetings concerning the systems conversions along with the right to observe data system conversion testing protocols and access to data required to effectively map systems; and (g) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. In furtherance of such planning, UBNC shall take all such commercially reasonable actions as may be required so that its third-party processer will be able, from and after the Effective Time and prior to Informational Systems Conversion, to support ongoing deposit and loan transaction activity and related financial activity of UBNC Bank including, without limitation, providing a general ledger transaction file and secondary financial statements on a daily basis, reflecting the deposit and loan activity of UBNC Bank from the prior business day. FNB shall reimburse UBNC for all documented out-of-pocket costs and expenses incurred by UBNC as a result of actions taken at the direction of FNB pursuant to this Section 6.16.

6.17 Control of Operations. Nothing contained in this Agreement shall give either FNB or UBNC, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.18 UBNC Debentures Consents. Prior to the Effective Time, FNB and UBNC shall cooperate to take all steps as may be necessary or appropriate to provide all notices to and obtain all consents from the holders of the UBNC Debentures that may be required by the terms of the UBNC Debentures for FNB to validly assume UBNC’s obligations as of the Effective Time.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by Requisite UBNC Vote shall have been obtained.

(b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of UBNC Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and (ii) none of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable Law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of UBNC set forth in this Agreement (other than the representations and warranties in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.3(b)(i), 3.7 and 3.8(ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except in each case for inaccuracies of such representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on UBNC (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of UBNC set forth in Sections 3.1(a), 3.1(c), 3.3(a), 3.3(b)(i) and 3.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of UBNC set forth in Section 3.2(a) and Section 3.8(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except, in the case of Section 3.2(a), for inaccuracies that are de minimis.

(b) Performance of Obligations of UBNC. UBNC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate of UBNC. FNB shall have received a certificate signed on behalf of UBNC by the Chief Executive Officer or the Chief Financial Officer of UBNC certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) Federal Tax Opinion. FNB shall have received the written opinion of its tax counsel, Reed Smith LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in Tax Representation Letters executed by officers of UBNC and FNB.

(e) Dissenters’ Rights. Following compliance with the modification provisions of Section 55-13-20 of the NCBCA and the expiration of the time period for asserting dissenters’ rights thereunder, the number of Dissenting Shares shall not exceed five percent (5%) of the number of outstanding shares of UBNC Common Stock.

7.3 Conditions to Obligation of UBNC to Effect the Merger. The obligation of UBNC to effect the Merger is also subject to the satisfaction or waiver by UBNC, where permitted by applicable Law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of FNB set forth in this Agreement (other than the representations and warranties in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.3(b)(i), 4.7 and 4.8(ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any representation and warranty is expressly made as of an earlier date, in which case that representation and warranty only shall be true and correct as of that earlier date), except for inaccuracies of such representations or warranties which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on FNB (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in those representations and warranties shall be disregarded);

(ii) Each of the representations and warranties of FNB set forth in Sections 4.1(a), 4.1(c), 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of FNB set forth in Section 4.2(a) and Section 4.8(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except, in the case of Section 4.2(a), for inaccuracies that are de minimis.

(b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate of FNB. UBNC shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d) Federal Tax Opinion. UBNC shall have received the written opinion of its tax counsel, Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to UBNC, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon Tax Representation Letters executed by officers of UBNC and FNB.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after the obtainment of the Requisite UBNC Vote and the Merger may be abandoned:

(a) Mutual Consent. by the mutual consent in writing of FNB and UBNC if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b) Breach.

(i) by FNB, if (A) any of the representations and warranties of UBNC contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) UBNC shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of thirty (30) days after UBNC has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond the Outside Date; provided, however, that FNB shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if it is then in material breach of this Agreement so as to cause the conditions set forth in Section 7.1, Section 7.3(a) and Section 7.3(b) not to be capable of being satisfied;

(ii) by UBNC, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of thirty (30) days after FNB has received written notice from UBNC of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond the Outside Date; provided, however, that UBNC shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if it is then in material breach of this Agreement so as to cause the conditions set forth in Section 7.1, Section 7.2(a) and Section 7.2(b) not to be capable of being satisfied.

(c) Delay. by FNB or UBNC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Time, on March 31, 2023 (the “Outside Date”), unless the failure of the Merger to be consummated by the Outside Date shall have been due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) No Regulatory Approval. By FNB or UBNC, if its respective Board of Directors so determines, in the event the approval of any Governmental Entity required for consummation of the Merger or the Bank Merger shall have been denied by final nonappealable action of such Governmental Entity, an application therefor shall have been permanently withdrawn at the request of any Governmental Entity or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement;

(e) No UBNC Shareholder Approval. by FNB, or by UBNC provided that UBNC shall not be in material breach of any of its obligations under Section 6.3, if the Requisite UBNC Vote shall not have been obtained by reason of the failure to obtain the Requisite UBNC Vote at the UBNC Shareholders Meeting or at any adjournment or postponement thereof;

(f) UBNC Failure to Recommend. at any time prior to such time as the Requisite UBNC Vote is obtained, by FNB if (i) UBNC shall have breached Section 6.11(a) – (d) in any respect materially adverse to FNB, (ii) the UBNC Board of Directors shall have failed to make the UBNC Recommendation or shall have effected a Change in UBNC Recommendation, (iii) the UBNC Board of Directors shall have approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection of within the ten (10) business day period specified in Rule 14e-2 under the Exchange Act), or proposed or resolved to recommend or endorse an Acquisition Proposal, or (iv) UBNC shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the UBNC Shareholders Meeting; or

(g) Superior Proposal. at any time prior to the such time as the Requisite UBNC Vote has been obtained, by UBNC in order to enter concurrently into an Acquisition Proposal that has been received by UBNC and the UBNC Board of Directors in compliance with Sections 6.11(a) and (b) and that UBNC’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by UBNC pursuant to this Section 8.1(g) only after the third (3rd) business day following UBNC’s provision of written notice to FNB advising FNB that the UBNC Board of Directors is prepared to accept a Superior Proposal (it being understood, for the avoidance of doubt, that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g)) and only if (i) during such three (3) business day period, UBNC has negotiated, and has used its reasonable best efforts to cause its financial and legal advisors to negotiate, with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) UBNC’s Board of Directors has considered any such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB, and further provided that such termination shall not be effective until UBNC has paid the Break-up Fee provided by Section 6.11(f) to FNB.

(h) FNB Market Value. by UBNC, if the UBNC Board of Directors so determines by a majority vote of its members at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions (clauses (i) and (ii) immediately below) are satisfied:

(i) the FNB Market Value is less than 80% of the Initial FNB Market Value; and

(ii) the number obtained by dividing the FNB Market Value by the Initial FNB Market Value (“FNB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

(iii) For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

(A) “FNB Market Value” shall be the average of the daily closing sales prices of a share of FNB Common Stock as reported on NYSE for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the date on which the last Requisite Regulatory Approval is obtained with respect to the transactions contemplated by this Agreement, without regard to a requisite waiting period.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the KBW Nasdaq Regional Banking Index; provided, however, that if the KBW Nasdaq Regional Banking Index is not available for any reason, “Index” shall mean the KBW Nasdaq Bank Index.

(E) “Initial FNB Market Value” means the average of the daily closing sales prices of a share of FNB Common Stock, as reported on NYSE, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(iv) For purposes of this Section 8.1(h), if FNB or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

If the UBNC Board of Directors determines to terminate this Agreement pursuant to this Section 8.1(h), UBNC shall give prompt written notice thereof to FNB (the “Notice of Termination”). This Agreement shall terminate at the end of the fifth (5th) day following the date the Notice of Termination was provided by UBNC to FNB (the “Termination Effective Time”); provided, however, that UBNC’s Notice of Termination may be withdrawn by UBNC at any time prior to the Termination Effective Time; and provided, further, that during the five-day period commencing with its receipt of the Notice of Termination, FNB shall have the option to increase the Exchange Ratio (calculated to the nearest one one-thousandth) so that the value of the Merger Consideration (calculated based on the FNB Market Value) equals the lesser of:

(x) the product of the Initial FNB Market Value, 0.80 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(h)); and

(y) an amount equal to (1) the product of the Index Ratio, 0.80, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(h)), and the FNB Market Value, divided by (2) the FNB Ratio.

If FNB so elects within such five-day period, it shall give prompt (and in any event, prior to the Termination Effective Time) written notice to UBNC of such election and the revised Exchange Ratio, in which event no termination shall occur pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 8.1(h).

8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or UBNC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.2(b), 6.11(f)-(h), 8.2, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its fraud or willful breach of any of the provisions of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after the receipt of the Requisite UBNC Vote; provided, however, that after the receipt of the Requisite UBNC Vote, there may not be, without further approval of the UBNC shareholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after the receipt of the Requisite UBNC Vote, there may not be, without further approval of the UBNC shareholders, any extension or waiver that requires further approval under applicable Law or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of UBNC Common Stock under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M., Pittsburgh time, at the offices of Reed Smith LLP, on a date which shall be no later than fifteen (15) calendar days after the satisfaction or waiver, subject to applicable Law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof; provided, however, in no event will the Closing take place earlier than September 30, 2022, unless the parties, by mutual written agreement, agree that the Closing shall occur on another date or place or at another time (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed, in whole or in part, after the Effective Time.

9.3 Expenses.

(a) Each party to this Agreement will bear all fees and expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except (i) that expenses of printing the Proxy Statement, mailing the Proxy Statement to UBNC’s shareholders in connection with the shareholders meetings contemplated by Section 6.3, and all filing and other fees to be paid to the SEC in connection with the Merger shall be shared equally between UBNC and FNB and (ii) as provided by Section 6.16, and provided further that, in accordance with Section 8.2, nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i); or

(ii) UBNC pursuant to Section 8.1(b)(ii);

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within three (3) business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $600,000, including professional fees of legal counsel, financial advisors and accountants. and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed duly given if delivered personally, sent via email, with confirmation, so long as such email states it is a notice delivered pursuant to this Section 9.4, delivered by an express courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) if to UBNC, to:

1011A Red Banks Road

Greenville, North Carolina 27858

Attention: Rob Jones

Email: rjones@unionbanknc.com

with a copy (which shall not constitute notice) to:

Fenimore Kay Harrison LLP

191 Peachtree Street NE

Suite 849

Atlanta, Georgia 30303

Attention: Jonathan S. Hightower

Email: jhightower@fkhpartners.com

(b) if to FNB, to:

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Attention: Chief Legal Officer

Email: fnbcorporatesecretaryoffice@fnb-corp.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Attention: Gary R. Walker, Esq.

Email: gwalker@reedsmith.com

9.5 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The UBNC Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article 3 or Article 4, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law. As used in this Agreement, “knowledge” means the actual knowledge as of the date referenced of executive officers of the applicable party following reasonable inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter. As used herein, (i) ”business day” means any day other than a Saturday, a Sunday or a day on which banks in Raleigh, North Carolina or Pittsburgh, Pennsylvania are authorized by law or executive order to be closed, (ii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (iii) references to “the date hereof” shall mean the date of this Agreement, (iv) the word “or” is not exclusive and (v) terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

9.6 Counterparts. This Agreement, any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed in two or more counterparts, including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.8 Governing Law; Jurisdiction; Specific Performance.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable conflicts of law.

(b) Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions that are contemplated by this Agreement exclusively in any federal or state court sitting in Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.4.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, to the fullest extent permitted by applicable law, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

(d) Each party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(d), this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and UB Bancorp have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Name:	Vincent J. Delie, Jr.
Title:	President and Chief Executive Officer

UB BANCORP

By:	/s/ V. Robert Jones
Name:	V. Robert Jones
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B to

Merger Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Bank Merger Agreement”), dated as of May 31, 2022, is by and between First National Bank of Pennsylvania (“FNB Bank”) and Union Bank (“Union Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement “) dated as of May 31, 2022, between F.N.B. Corporation (“FNB”) and Union Bancorp (“UBNC”).

WlTNESSETH:

WHEREAS, Union Bank is a North Carolina state-chartered bank and a wholly owned subsidiary of UBNC; and

WHEREAS, FNB Bank is a national banking association and a wholly owned subsidiary of FNB; and

WHEREAS, FNB and UBNC have entered into the Parent Merger Agreement, pursuant to which UBNC will merge with and into FNB (the “Parent Merger”); and

WHEREAS, FNB Bank and Union Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2 below), Union Bank shall merge with and into FNB Bank (the “Bank Merger” ) under the laws of the United States and of the State of North Carolina. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date and at the time (the “Effective Time”) specified in the Bank Merger certification to be issued by the Office of the Comptroller of the Currency (the “OCC”), which date and time shall not be earlier than the consummation of the Parent Merger.

3. Articles of Association: Bylaws. From and after the Effective Time, the Articles of Association and Bylaws of FNB Bank each as in effect immediately prior to the Effective Time shall be the Articles of Association and Bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

4. Business of Surviving Bank; Name; Offices. The business of the Surviving Bank after the Bank Merger shall be that of a national banking association with trust powers and shall be conducted at its main office and at all legally established branches. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank immediately prior to the Effective Time shall be the main office of FNB Bank upon the consummation of the Bank Merger. All branch offices of Union Bank that are in lawful operation immediately prior to the Effective Time shall become branch offices of the Surviving Bank upon consummation of the Bank Merger.

5. Directors and Executive Officers. As of the Effective Time, (a) the directors of FNB Bank immediately prior to the Effective Time shall serve as the directors of the Surviving Bank, and (b) the executive officers of

FNB Bank immediately prior to the Effective Time shall serve as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the Articles of Association and Bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. As of the Effective Time, and in addition to the effects set forth at 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law, (a) all assets of FNB Bank and Union Bank as they exist immediately prior to the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (b) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (c) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of FNB Bank and Union Bank existing immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of Union Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Union Bank capital stock held in the treasury of Union Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FNB as the sole shareholder of FNB Bank and UBNC as the sole shareholder of Union Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. During the period from the date of this Bank Merger Agreement and continuing until the Effective Time, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to procure all consents and approvals under applicable laws and regulations or otherwise necessary to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (a) the approval of this Bank Merger Agreement by FNB as the sole shareholder of FNB Bank and UBNC as the sole shareholder of Union Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required and all applicable waiting periods in respect thereof shall have expired; (c) receipt of any necessary regulatory approval to operate the main office and the branch offices of Union Bank as offices of the Surviving Bank; (d) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and no action shall be taken, nor any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Bank Merger, which makes the consummation of the Bank Merger illegal, and (e) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Union Bank acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Union Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to

(i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Union Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of FNB Bank and Union Bank at any time prior to the Effective Time.

12. Assignment. This Bank Merger Agreement may not be assigned by either FNB Bank or Union Bank without the prior written consent of the other.

13. Termination. This Bank Merger Agreement may be terminated by written agreement of FNB Bank and Union Bank at any time prior to the Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

14. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

15. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of FNB Bank and Union Bank have caused this Bank Merger Agreement to be executed on its behalf by their duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:
President and Chief Executive Officer

UNION BANK

By:
Chief Executive Officer and President

[Signature Page to Bank Merger Agreement]

APPENDIX B

VOTING AGREEMENT

May 31, 2022

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, PA 15212

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Pennsylvania corporation (“FNB”), and UB Bancorp, a North Carolina corporation (“UBNC”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby UBNC will merge with and into FNB (the “Merger”) and shareholders of UBNC will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to FNB’s interest in entering into the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, except as noted on Appendix A, I have, and at all times during the term of this Voting Agreement will have (subject to paragraphs (d) and (g) hereof), beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of shares of common stock, no par value, of UBNC (the “UBNC Common Stock”), that is set forth on Appendix A hereto. Except as noted on Appendix A, all of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including, any restriction on the right to dispose of such securities). Except as noted on Appendix A, none of the securities listed on Appendix A is subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except as set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of UBNC, (ii) securities of UBNC convertible into or exchangeable for shares of capital stock or voting securities of UBNC or (iii) options or other rights to acquire from UBNC any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of UBNC. The UBNC Common Stock listed on Appendix A, together with all UBNC Common Stock that I subsequently acquire during the term of this Voting Agreement, including through the issuance of shares of UBNC Common Stock as part of UBNC’s director compensation program or the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) During the term of this Voting Agreement, at the UBNC Shareholders Meeting and at any other meeting of UBNC shareholders, however called, and on every action or approval by written consent of shareholders of UBNC, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use my commercially reasonable efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

May 31, 2022

(d) During the term of this Voting Agreement, on or prior to the record date for the UBNC Shareholders Meeting (as defined in the Merger Agreement), I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my commercially reasonable efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that UBNC shall not be bound by any attempted sale of any UBNC Common Stock over which I have sole voting and dispositive power, and UBNC’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to my spouse, ancestors or descendants or other transfers solely for estate planning purposes; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of UBNC and not in any other capacity, such as a director or officer of UBNC or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of UBNC Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on UBNC’s Board of Directors or as an officer of UBNC, in acting in my capacity as a director, officer or fiduciary of UBNC.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earliest to occur of (a) the favorable vote of the UBNC shareholders with respect to the approval of the Merger Agreement, (b) a Change in UBNC Recommendation (as defined in the Merger Agreement), (c) the Effective Time, (d) FNB and I enter into a written agreement to terminate this Voting Agreement, or (e) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

May 31, 2022

I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

Very truly yours,

[ ]

Address: 1011 Red Banks Road
Greenville, North Carolina 27858

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Vincent J. Delie, Jr.,
Chairman, President and Chief Executive Officer

Address:	One North Shore Center
12 Federal Street
Pittsburgh, PA 15212
Facsimile: (724) 983-3515

Dated: May 31, 2022

May 31, 2022

Appendix A to Voting Agreement2

Total common shares beneficially owned as of the date of this Agreement –

Number of shares included in the total above subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities –

Number of shares included in the total above subject to stock options –

Number of shares not included in the total subject to stock options –

[2]

Shares listed may include shares owned by funds, other entities, trusts, IRAs, or family members or through or subject to other existing arrangements or relationships, which shares are subject to any existing agreements, arrangements, restrictions, limitations, liens, encumbrances, claims, rights and interests with respect thereto. Shares listed may include shares with respect to which the shareholder disclaims beneficial ownership.

APPENDIX C

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Member SIPC and NYSE.

May 31, 2022

Board of Directors

UB Bancorp

1011A Red Banks Road

Greenville, NC 27858

Ladies and Gentlemen:

UB Bancorp (“UBNC”) and F.N.B. Corporation (“FNB”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which UBNC will, on the terms and subject to the conditions set forth in the Agreement, merge with and into FNB with FNB as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of UBNC Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of UBNC Common Stock as specified in the Agreement, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and exchanged for the right to receive 1.61 shares (the “Exchange Ratio”) of FNB Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of UBNC Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 27, 2022; (ii) certain publicly available financial statements and other historical financial information of UBNC and its banking subsidiary, Union Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FNB that we deemed relevant; (iv) certain internal financial projections for UBNC for the years ending December 31, 2022 through December 31, 2024 with a long-term annual balance sheet and earnings growth rate for the year ending December 31, 2025, as provided by the senior management of UBNC; (v) publicly available analyst GAAP estimates for FNB for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual earnings per share and balance sheet growth rate and estimated dividend payout ratio for FNB for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of FNB; (vi) the pro forma financial impact of the Merger on FNB based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for current expected credit losses (CECL) accounting standards, as well as estimated net income for UBNC for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of FNB; (vii) the publicly reported historical price and trading activity for UBNC Common Stock and FNB Common Stock, including a comparison of certain stock trading information for UBNC Common Stock, FNB Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for UBNC and FNB with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of UBNC and its representatives the business, financial condition, results of operations and prospects of UBNC and held similar discussions with certain members of the senior management of FNB and its representatives regarding the business, financial condition, results of operations and prospects of FNB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by UBNC, FNB or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of UBNC and FNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of UBNC or FNB, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of UBNC or FNB. We did not make an independent evaluation of the adequacy of the allowance for loan losses of UBNC or FNB, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to UBNC or FNB. We have assumed, with your consent, that the respective allowances for loan losses for both UBNC and FNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for UBNC for the years ending December 31, 2022 through December 31, 2024 with a long-term annual balance sheet and earnings growth rate for the year ending December 31, 2025, as provided by the senior management of UBNC. In addition, Piper Sandler used publicly available analyst GAAP estimates for FNB for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual earnings per share and balance sheet growth rate and estimated dividend payout ratio for FNB for the years ending December 31, 2024 and December 31, 2025, as provided by the senior management of FNB. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for CECL accounting standards, as well as estimated net income for UBNC for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of FNB. With respect to the foregoing information, the respective senior managements of UBNC and FNB confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of UBNC and FNB, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in UBNC’s or FNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that UBNC and FNB will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on UBNC, FNB, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that UBNC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of UBNC Common Stock or FNB Common Stock at any time or what the value of FNB Common Stock will be once it is actually received by the holders of UBNC Common Stock.

We have acted as UBNC’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. UBNC has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to UBNC in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to FNB in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to UBNC and FNB. We may also actively trade the equity and debt securities of UBNC and FNB for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of UBNC in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of UBNC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of UBNC Common Stock and does not address the underlying business decision of UBNC to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for UBNC or the effect of any other transaction in which UBNC might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any UBNC officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of UBNC Common Stock from a financial point of view.

Very truly yours,

APPENDIX D

GENERAL STATUTES OF NORTH CAROLINA (2021)

Excerpt from Chapter 55, North Carolina Business Corporation Act

ARTICLE 13. Appraisal Rights

Part 1. Right to Appraisal and Payment for Shares.

§ 55-13-01. Definitions.

In this Article, the following definitions apply:

(1)

Affiliate. – A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)	Beneficial shareholder. – A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)	Corporation. – The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4)	Expenses. – Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5)

Fair value. – The value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)	Interest. – Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7)

Interested transaction. – A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04 or G.S. 55-11-12, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.

Interested person. – A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1.	Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2.

Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.

Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II.

Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.

In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.

Beneficial owner. – Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a “beneficial owner” of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c.

Excluded shares. – Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)	Preferred shares. – A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9)

Record shareholder. – The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)	Senior executive. – The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11)	Shareholder. – Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a) In addition to any rights granted under Article 9 of this Chapter, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)

Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 or would be required but for the provisions of G.S. 55-11-03(j), except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04 or G.S. 55-11-12.

(2)

Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02.

(4)

An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5)

Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)

Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b.

Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000) (exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.

Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)

The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or, in the case of an offer made pursuant to G.S. 55-11-03(j), the date of the offer, or (ii) the day before the effective date of the corporate action if there is no meeting of shareholders and no offer made pursuant to G.S. 55-11-03(j).

(3)

Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)

Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares with respect to any corporate action, except that (i) no limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the corporate action or if the corporate action is an amendment to the articles of incorporation that changes the corporation into a nonprofit corporation or a cooperative organization, and (ii) any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

(1)	Submits to the corporation the record shareholder’s written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2)	Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part 2. Procedure for Exercise of Appraisal Rights.

§ 55-13-20. Notice of appraisal rights.

(a) If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders’ meeting, or where no approval of the action is required pursuant to G.S. 55-11-03(j), the meeting notice or, if applicable, the offer made pursuant to G.S. 55-11-03(j), shall state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article shall accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to G.S. 55-11-04 or G.S. 55-11-12, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Notice required under this subsection shall be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c) If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following shall occur:

(1)

Written notice that appraisal rights are, are not, or may be available shall be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this Article.

(2)

Written notice that appraisal rights are, are not, or may be available shall be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this Article.

(d) If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 or G.S. 55-11-12 is effected, then the notice or offer referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and the notice referred to in subsection (b) of this section, shall be accompanied by both of the following:

(1)

Annual financial statements as described in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice. If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information and in any case shall provide a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the notice, an income statement for that year, and a cash flow statement for that year.

(2)	The latest interim financial statements of the corporation, if any.

(e) The right to receive the information described in subsection (d) of this section may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a) If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(2)	Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b) If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must satisfy both of the following requirements:

(1)

The shareholder must deliver to the corporation, before the proposed action becomes effective, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, except that the written notice is not required if the notice required by G.S. 55-13-20(c) is given less than 25 days prior to the date the proposed action is effectuated.

(2)	The shareholder must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(b1) If a corporate action specified in G.S. 55-13-02(a) does not require shareholder approval pursuant to G.S. 55-11-03(j), a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must satisfy both of the following requirements:

(1)

The shareholder must deliver to the corporation, before the shares are purchased pursuant to the offer made consistent with subdivision (2) of subsection (j) of G.S. 55-11-03, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(2)	The shareholder must not tender, or cause or permit to be tendered, any shares of the class or series in response to the offer.

(c) A shareholder who fails to satisfy the requirements of subsection (a), (b), or (b1) of this section is not entitled to payment under this Article.

§ 55-13-22. Appraisal notice and form.

(a) If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04 or G.S. 55-11-12, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1)

A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)	Disclosure of the following:

a.

Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.

A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.	The corporation’s estimate of the fair value of the shares.

d.

That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.	The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3)	Be accompanied by a copy of this Article.

§ 55-13-23. Perfection of rights; right to withdraw.

(a) A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-24: Repealed.

§ 55-13-25. Payment.

(a) Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by the following:

(1)	The following financial information:

a.

Annual financial statements as described in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment. If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information and in any case shall provide a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, and a cash flow statement for that year.

b.	The latest interim financial statements, if any.

(2)	A statement of the corporation’s estimate of the fair value of the shares. The estimate shall equal or exceed the corporation’s estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3)

A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified in G.S. 55-13-28, then the shareholder shall be deemed to have accepted payment in full satisfaction of the corporation’s obligations under this Article.

§ 55-13-26: Repealed.

§ 55-13-27. After-acquired shares.

(a) A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1)	The information required by G.S. 55-13-25(b)(1).

(2)	The corporation’s estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3)	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer.

(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a) A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation’s payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a) If a shareholder makes a demand for payment under G.S. 55-13-28 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine whether the shareholder complied with the requirements of this Article and is entitled to appraisal rights, and, if so, to determine the fair value of the shares and accrued interest. The shareholder has the burden of proving that the shareholder complied with the requirements of this Article regarding entitlement to appraisal rights. If the superior court determines that a shareholder has not complied with the requirements of this Article, the shareholder is not entitled to appraisal rights, and the court shall dismiss the proceeding as to the shareholder. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a trial by jury.

(e) Each shareholder made a party to the proceeding that is determined by the superior court to have complied with the requirements of this Article and is entitled to appraisal rights is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder’s shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b) The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1)

Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)

Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

(a) The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b) Subsection (a) of this section does not apply to a corporate action that:

(1)	Was not authorized and approved in accordance with the applicable provisions of any of the following:

a. Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b. The articles of incorporation or bylaws.

c. The resolution of the board of directors authorizing the corporate action.

(2)

Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)

Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director’s conflict of interest transaction.

(4)	Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a.

The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law permits corporations to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to proceedings by or in the right of the corporation, the Pennsylvania Business Corporation Law permits a corporation to indemnify the same persons listed above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not available for any claim, issue or matter as to which the person is adjudged to be liable, unless a court of common pleas where the registered office of the corporation is located or the court in which the action was brought determines that he or she is fairly and reasonably entitled to indemnity.

F.N.B.’s articles of incorporation and bylaws provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of F.N.B. or otherwise) arising out of their service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of May 31, 2022 between F.N.B. Corporation and UB Bancorp (included as Appendix A to this proxy statement/prospectus)

3.1	Articles of Incorporation of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on August 30, 2016)

3.2	By-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.2 of F.N.B. Corporation’s Current Report on Form 8-K filed on August 30, 2016)

5.1	Opinion of Reed Smith LLP*

Exhibit No.	Description of Exhibit

8.1	Tax Opinion of Reed Smith LLP*

8.2	Tax Opinion of Fenimore Kay Harrison LLP*

23.1	Consent of Ernst & Young LLP as to F.N.B. Corporation

23.2	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1 )*

23.3	Consent of Fenimore Kay Harrison LLP (included in Exhibit 8.2)*

24.1	Powers of Attorney*

99.1	Consent of Piper Sandler & Co.*

99.2	Form of Proxy Card for Special Meeting of Shareholders of UB Bancorp

107	Filing Fee Table

*	Previously filed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 9, 2022.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	Chairman, President and Chief Executive Officer (principal executive officer)	August 9, 2022

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	August 9, 2022

/s/ James L. Dutey James L. Dutey	Corporate Controller and Senior Vice President (principal accounting officer)	August 9, 2022

* Pamela Bena	Director	August 9, 2022

* William B. Campbell	Director	August 9, 2022

* James D. Chiafullo	Director	August 9, 2022

* Mary Jo Dively	Director	August 9, 2022

* David J. Malone	Director	August 9, 2022

* Frank C. Mencini	Director	August 9, 2022

* David L. Motley	Director	August 9, 2022

* Heidi A. Nicholas	Director	August 9, 2022

* John S. Stanik	Director	August 9, 2022

* William J. Strimbu	Director	August 9, 2022

*	James G Orie, by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ James G. Orie
James G. Orie
Attorney-in-fact Dated: August 9, 2022